UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bedford Property Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.02 per share, of Bedford Property Investors, Inc. (“Company Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:

16,105,045 shares of Company Common Stock, including issued and outstanding unvested shares of restricted Company Common Stock, and 53,000 shares of Company Common Stock issuable upon the exercise of options with an exercise price of less than $27.00 per share.(1)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction: $434,892,395(1)

	(5)	Total fee paid: $46,534(1)

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

(1)          Pursuant to the Agreement and Plan of Merger dated as of February 10, 2006, LBA Realty Fund II—WBP I LLC, a wholly-owned subsidiary of LBA Realty Fund II—WBP LLC (“LBA”), will merge with and into the Registrant and each outstanding share of Company Common Stock will be converted into the right to receive $27.00, except for shares that are owned directly or indirectly by LBA or our wholly-owned subsidiaries, which shares will be cancelled without any payment therefor. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $27.00 per share over the exercise price per share of Company Common Stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. Each holder of issued and outstanding unvested shares of restricted Company Common Stock will be entitled to receive $27.00 per share. As of February 10, 2006, there were 16,105,045 shares of Company Common Stock issued and outstanding, including issued and outstanding unvested shares of restricted Company Common Stock, and there were 53,000 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $25.94 per share (excluding stock options with an exercise price equal to or greater than $27.00 per share). The filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the transaction and (ii) the transaction consideration of $27.00 per share of Company Common Stock, plus (y) the product of (1) the total number of shares of Company Common Stock subject to outstanding stock options having an exercise price less than $27.00 per share multiplied by (2) the excess of $27.00 over the weighted average exercise price for such stock options ((x) and (y) together, the “Merger Consideration”). The filing fee was calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying the Merger Consideration by 0.000107.

   [•]   , 2006

Dear Fellow Stockholders:

We invite you to attend a special meeting of stockholders of Bedford Property Investors, Inc. to be held at   [•], on    [•],       [•], 2006, at    [•], local time.

In November 2005, our board of directors began an evaluation of the strategic alternatives available to our company. We explored alternative methods of increasing stockholder value, such as selling selected assets to multiple buyers and adopting a plan of liquidation, selling the entire company to a single buyer or continuing to operate as a free-standing company. In order to evaluate the option of selling our entire company to a single buyer, we contacted a number of potential buyers or merger candidates and solicited bids. Our board of directors has concluded that continuing our current business plan is not likely to maximize stockholder value. We reached this conclusion after an extensive review of our current business and our alternatives. The proposed merger with LBA described below represents the culmination of that process.

On February 10, 2006, we entered into a merger agreement with LBA Realty Fund II—WBP LLC, which we refer to as LBA, pursuant to which LBA Realty Fund II—WBP I LLC, a wholly owned subsidiary of LBA and which we refer to as the merger sub, will merge with and into us and we will be the surviving entity, with all of our common stock owned by LBA. If the merger is completed, our common stockholders will receive cash consideration of $27.00 per share of common stock. The $27.00 per share price represents (i) a premium of approximately 16.4% over the average closing price of our common stock for the 30 days ending February 10, 2006, (ii) a premium of approximately 10.1% to the closing price of our common stock on February 10, 2006 and (iii) a premium of approximately 39.8% to the dividend-adjusted 52-week low for our common stock. On    [•], 2006, the last trading day prior to the printing of the proxy statement that accompanies this letter, the closing price of our common stock on the New York Stock Exchange was $   [•]   per share. At the special meeting of stockholders, we will ask you to consider and vote on the approval of the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You will also be asked to approve a proposal allowing us to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and merger.

OUR BOARD OF DIRECTORS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS WELL AS OTHER ALTERNATIVES AVAILABLE TO US. BASED ON ITS REVIEW, OUR BOARD UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF OUR COMPANY AND OUR STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

In arriving at its recommendation, our board of directors gave careful consideration to a number of factors described in the accompanying proxy statement.

Some of our directors and executive officers have interests in the proposed merger that are different from, and/or in addition to, the interests of our common stockholders generally. These interests are summarized in the section of the enclosed proxy statement entitled “Proposal 1—Approval of the Merger and Merger and Merger Agreement—Interests of Our Directors and Executive Officers in the Merger” on page 16.

We cannot complete the merger unless it is approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote to approve the merger agreement and the merger.

The attached notice of special meeting and proxy statement explain the proposed merger agreement and merger and a related proposal to adjourn the special meeting, if needed, to solicit additional votes for approval of the merger agreement and merger, and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

If you have any questions regarding the proposal described in the proxy statement, please call Georgeson Shareholder Communications Inc., our proxy solicitors, toll-free at 1-800-509-1312; banks and brokers may call 212-440-9800.

Very truly yours,

PETER B. BEDFORD Chairman of the Board and Chief Executive Officer

This proxy statement is dated    [•], 2006 and is first being mailed to our stockholders on or about   [•], 2006.

BEDFORD PROPERTY INVESTORS, INC.
270 Lafayette Circle
Lafayette, California 94549
(925) 283-8910

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [•], 2006

TO THE STOCKHOLDERS:

A special meeting of the stockholders of Bedford Property Investors, Inc., a Maryland corporation, will be held at [•], on [•], [•], 2006 at [•], local time, for the following purposes:

1.                To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Bedford Property Investors, Inc., LBA Realty Fund II—WBP LLC and LBA Realty Fund II—WBP I LLC (the “merger agreement”), and to approve the merger of LBA Realty Fund II—WBP I LLC with and into Bedford Property Investors, Inc. pursuant to the merger agreement (the “merger”);

2.                To consider and vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the merger agreement; and

3.                To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors has fixed the close of business on    [•]   , 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The board of directors does not know of or expect any other business to be transacted at the special meeting.

Stockholders are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. A proxy card accompanies this proxy statement. If you cannot attend the meeting, please (1) complete, date, sign and return the proxy card in the enclosed envelope, (2) call the 800 toll-free number listed on the proxy card to authorize your proxy or (3) authorize your proxy via the Internet as indicated on the proxy card.

By Order of the Board of Directors

DENNIS KLIMMEK Secretary

   [•]   , 2006
Lafayette, California

BEDFORD PROPERTY INVESTORS, INC.
270 Lafayette Circle
Lafayette, California 94549
(925) 283-8910

PROXY STATEMENT

   [•]   , 2006

i

MERGER CONSIDERATION	40
STOCK OPTIONS	40
EXCHANGE AND PAYMENT PROCEDURES	40
CHARTER AND BYLAWS	41
DIRECTORS AND OFFICERS	41
REPRESENTATIONS AND WARRANTIES	41
CONDUCT OF OUR BUSINESS PENDING THE MERGER	43
PROHIBITION ON SOLICITING OTHER PROPOSALS	44
SUPERIOR PROPOSALS	45
OUR STOCKHOLDER MEETING	46
EMPLOYEE BENEFIT ARRANGEMENTS	47
INDEMNIFICATION AND INSURANCE	47
CONDITIONS TO COMPLETION OF THE MERGER	48
TERMINATION OF THE MERGER AGREEMENT	49
TERMINATION FEES AND EXPENSES	50
AMENDMENT AND WAIVER OF THE MERGER AGREEMENT	51
PROPOSAL 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	52
OTHER MATTERS	53
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	54
OTHER INFORMATION	56
STOCKHOLDER PROPOSALS	56
WHERE YOU CAN FIND MORE INFORMATION	56
ANNEX A: The Merger Agreement	A 1
ANNEX B: Opinion of Banc of America Securities LLC	B 1
ANNEX C: Guaranty	C 1
ANNEX D: Form of Change in Control Agreement	D 1

THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this proxy statement, including the annexes for a more complete understanding of the proposals described in this summary. A copy of the merger agreement is attached to this proxy statement as Annex A. We have included page references to pages in this proxy statement to direct you to a more complete description of the topics presented in this summary. You may obtain more information about our company without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 56 of this proxy statement.

THE COMPANIES

Bedford Property Investors, Inc.

We are the successor to ICM Property Investors, Incorporated (ICM), a real estate investment trust (REIT) incorporated in Delaware in 1984. In July 1993, ICM was reincorporated as a Maryland corporation under the name of Bedford Property Investors, Inc. Equipped with a new board of directors and a new management team, we became a self-administered and self-managed equity REIT, engaged in the business of owning, managing, acquiring and developing industrial and suburban office properties proximate to metropolitan areas in the western United States. As of December 31, 2005, we owned 74 operating properties which included 72 fully operating properties and two properties in the lease-up phase. These properties totaled approximately 6.6 million rentable square feet. In addition, we owned 10 parcels of land totaling approximately 37 acres and one industrial development property. Of the 74 operating properties, 47 are industrial buildings and 27 are suburban offices. Our properties are located in California, Arizona, Washington, Colorado, Oregon, and Nevada. Our corporate office is located at 270 Lafayette Circle, Lafayette, California, 94549. Our telephone number is (925) 283-8910.

LBA Realty Fund II—WBP LLC

LBA Realty Fund II—WBP LLC, which we refer to in this proxy statement as LBA, is an affiliate of LBA Realty LLC which is a full service real estate investment and management company that was formed in Delaware. LBA Realty, with its headquarters in Irvine, California and offices in Los Angeles, San Diego and San Jose, California, operates in California as well as other western markets, including the Pacific Northwest, Colorado and Arizona. LBA Realty owns a portfolio of office and industrial properties totaling over 12 million square feet and invests on behalf of LBA Realty’s institutional investment funds. LBA’s corporate office is located at 17901 Von Karman Avenue, Suite 950, Irvine, California 92614. Its telephone number is (949) 833-0400.

LBA Realty Fund II—WBP I LLC

LBA Realty Fund II—WBP I LLC, which we refer to in this proxy statement as merger sub, is a wholly owned subsidiary of LBA and was formed in February 2006 for the sole purpose of completing the merger.

THE SPECIAL MEETING

Date, Time, Place and Proposals to be Considered (page 14)

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the special meeting of stockholders to be held, on [•], 2006, at [•] at [•], local time, or any postponement or adjournment of the special meeting. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Bedford Property Investors, Inc., LBA and merger sub, which we refer to as the merger agreement, and to approve the merger of merger sub with and into us pursuant to the merger agreement, which we collectively refer to as the merger, and to approve the adjournment proposal.

Record Date for Voting (page 14)

All record holders of shares of our common stock at the close of business on [•], 2006 are entitled to notice of, and to vote at, the special meeting. At the close of business on [•], 2006, there were [•] shares of our common stock outstanding and [•] holders of record of our common stock.

Vote Required for Approval (page 14)

Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of all shares that actually vote on the adjournment proposal.

Voting and Revocation of Proxies (page 14)

If you cannot attend the meeting, please (1) complete, date, sign and return the proxy card in the enclosed envelope, (2) call the 800 toll-free number listed on the proxy card to authorize your proxy or (3) authorize your proxy via the Internet as indicated on the proxy card. All properly given proxies that are received by our corporate Secretary prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you give a proxy and do not specify otherwise, the shares represented by your proxy will be voted FOR approval of the merger agreement and the merger and FOR the adjournment proposal, in accordance with the recommendation of our board.

If you are a record holder and have given a proxy in response to this solicitation, you may nonetheless revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our corporate Secretary a written statement revoking it, by delivering a duly executed proxy bearing a later date or by using the toll-free telephone number or the Internet, as indicated on the proxy card. If you are not a record holder and you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change those instructions. If you have given a proxy, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger agreement and the merger and will have no effect on the adjournment proposal.

THE MERGER

Merger Consideration (page 40)

The merger agreement provides that at the effective time of the merger each issued and outstanding share of our common stock including any restricted shares of our common stock, other than shares of our common stock held directly or indirectly by LBA or our subsidiaries, shall be converted into the right to receive $27.00 in cash. Issued and outstanding shares of our Series A and B preferred stock will remain issued and outstanding after the completion of the merger.

Treatment of Other Securities (page 40)

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not exercisable, will be cancelled and the option holder will receive a cash per share payment equal to the merger consideration less the per share exercise price of the option. All stock option plans will be terminated as of the completion of the merger.

Our Reasons for the Merger (page 21)

The principal purpose of the merger is to enable our common stockholders to receive cash for their shares at a significant premium over the market price of our common stock. The $27.00 per share price represents (i) a premium of approximately 16.4% over the average closing price of our common stock for the 30 days ending February 10, 2006, (ii) a premium of approximately 10.1% to the closing price of our common stock on February 10, 2006 and (iii) a premium of approximately 39.8% to the dividend-adjusted 52-week low for our common stock. The payment of cash as the form of merger consideration will provide our common stockholders with immediate liquidity that is not subject to market fluctuations. Based on our discussions with and analysis of LBA, and after consultation with our financial and legal advisors, our board of directors determined that LBA will have the necessary financing at the closing to complete the merger.

The board also considered and reviewed with management potentially negative factors concerning the merger, including, among other things, the closing conditions contained in the merger agreement, the inability of our common stockholders to participate in the future performance of our assets, the taxable nature of the merger and the significant costs associated with the merger. Our board of directors concluded, however, that the negative or potentially negative factors that were associated with the merger were outweighed by the benefits of the merger.

Recommendation of our Board of Directors (page 24)

Our board of directors, at a special meeting held on February 10, 2006, after due consideration, unanimously:

•       determined that it was advisable, fair to and in the best interests of our company and our stockholders for us to enter into the merger agreement and to consummate the merger; and

•       approved the merger agreement and the merger, directed that they be submitted for approval by our common stockholders at a special meeting of stockholders and recommended approval of the merger agreement and the merger.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THAT YOU VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT AND MERGER.

Opinion of Banc of America Securities LLC (page 24)

On February 10, 2006, Banc of America Securities LLC, or Banc of America Securities, our financial advisor, delivered to our board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be received by holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion, dated February 10, 2006, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities’ opinion was provided to our board of directors in its evaluation of the merger consideration to be received by holders of our common stock. It does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meeting.

Interests of our Directors and Officers in the Merger (page 30)

In considering the recommendations of our board of directors, our common stockholders should be aware that some of our directors and executive officers have interests in the proposed merger that are different from, and/or in addition to, the interests of our common stockholders generally. Among other things, these interests include:

•       change of control severance agreements with our executive officers that were entered into in connection with the execution of the merger agreement which provide for the payment of specified benefits upon terminations of employment in connection with the merger;

•       a one time cash payment of $27,000 to each member of our board of directors which is in lieu of the annual restricted stock grant to which each member of our board of directors is entitled pursuant to our directors’ stock plan;

•       a consulting agreement with Peter Bedford, our chief executive officer and chairman of our board of directors, which will be assumed by LBA upon completion of the merger, which provides that Mr. Bedford will receive an aggregate of $250,000 for consulting services to be provided to the surviving company in the third and fourth quarters of 2006;

•       the accelerated vesting of restricted stock granted under our directors’ and employees’ stock plans; and

•       indemnification of our directors and officers against specified liabilities and related insurance for our directors and officers that must be maintained by LBA pursuant to the merger agreement.

Shares Owned by Our Directors and Executive Officers (page 54)

As of February 10, 2006, our directors and executive officers beneficially owned 1,556,080 shares of our common stock (including options to purchase 21,250 shares of our common stock that are exercisable within 60 days of February 10, 2006), representing approximately 9.7% of the total voting power of our outstanding common stock on that date assuming the exercise of all options exercisable within 60 days of February 10, 2006.

Voting Agreements (page 34)

The members of our board of directors have entered into voting agreements with LBA in which each individual has agreed to vote all of the shares of our common stock owned by such individual in favor of approving the merger and against any other competing transaction with a third party and any amendment to our organizational documents that would delay or impede the mergers, unless the merger agreement has been terminated. In the aggregate, the number of shares of common stock subject to these agreements represents approximately 6.4% of the total number of shares of our common stock entitled to vote at the meeting. Each member of our board of directors has also agreed not to transfer any of their shares of our common stock except under certain circumstances permitted in the voting agreements.

Dividends (page 37)

For the quarter ending March 31, 2006, we expect to pay a regular quarterly dividend on our common stock not in excess of $0.21 per share. We will not be permitted to pay any additional dividends on our common stock thereafter. In addition, we will continue to pay regular quarterly dividends on our Series A preferred stock not in excess of $1.09375 per share and our Series B preferred stock not in excess of $0.47656 until the closing of the merger. After the completion of the merger, the dividend obligations on the preferred stock will be obligations of the surviving company.

Material U.S. Federal Income Tax Consequences (page 35)

A U.S. Holder’s receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the shares of our common stock exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of the merger.

Conditions to the Merger (page 48)

The obligations of both parties to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•       The approval of the merger agreement and the merger by our common stockholders; and

•       no governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which makes the merger illegal or otherwise prohibits the completion of the merger.

The obligations of LBA to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•       the truth and correctness of our representations and warranties, generally subject in each case or in the aggregate to any exceptions that would not reasonably be expected to have a “company material adverse effect” (except as to certain specified representations and warranties), and the receipt of a certificate from one of our executive officers certifying the same;

•       our performance and compliance in all material respects with all material agreements and covenants required by the merger agreement and the receipt of a certificate from one of our executive officers certifying the same;

•       receipt from our tax counsel of a written opinion regarding our status as a REIT in the form attached to the merger agreement; and

•       the absence of an event, change or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a “company material adverse effect”.

Our obligations to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•       the truth and correctness of the representations and warranties of each of LBA and merger sub, subject in each case to any exceptions that would not reasonably be expected to have a “acquiror material adverse effect”, and the receipt of a certificate from an executive officer of LBA and an executive officer of merger sub certifying the same; and

•       the performance and compliance by each of LBA and merger sub in all material respects with all material agreements and covenants required by the merger agreement and the receipt of a certificate from an executive officer of LBA and an executive officer of merger sub certifying the same.

Prohibition on Solicitation (page 44)

The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. These “no solicitation” provisions prohibit us from taking any action to solicit, initiate or knowingly encourage or facilitate an acquisition proposal from a third party. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving and recommending an unsolicited superior proposal from a third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

Termination Rights Under the Merger Agreement (page 49)

The merger agreement may be terminated at any time prior to the completion of the merger as follows:

•       by mutual written consent of the parties;

•       by either party if the merger is not completed by September 30, 2006 (provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of or resulted in the failure of the merger to be completed by September 30, 2006);

•       by either party upon a breach, or failure to perform, by the other party of a representation, warranty, covenant or agreement, or if any representation or warranty of the other party has become untrue, which results in that party being incapable of satisfying its closing conditions by July 31, 2006 or, in the case of any breach or failure to perform that occurs after July 31, 2006, by the earlier of thirty days after the breach or failure to perform or September 30, 2006;

•       by either party if a governmental authority issues a final and nonappealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•       by either party if our common stockholders fail to approve the merger and merger agreement, provided that we cannot terminate for this reason if we are in breach in any material respect of our obligations with respect to the proxy statement and the stockholders’ meeting in a manner that could reasonably be expected to adversely affect the vote of our common stockholders;

•       by LBA at any time prior to the approval of the merger agreement and merger by our common stockholders if,

•        we fail to recommend the approval of the merger agreement and the merger to our common stockholders, effect a change in the recommendation of our board of directors, or approve or recommend any other acquisition proposal,

•       we enter into a contract with respect to an acquisition proposal, or

•        a tender offer or exchange offer for any outstanding shares of our capital stock is commenced prior to the approval of the merger agreement and the merger by our common stockholders and our board of directors fails to recommend against acceptance of the tender offer or exchange offer within ten business days of commencement; or

•       by us at any time prior to the approval of the merger agreement and merger by our common stockholders if,

•        our board of directors has changed its recommendation with respect to the merger in accordance with the provisions of the merger agreement related to considering, approving and recommending an unsolicited superior proposal,

•        we intend to enter into a definitive agreement relating to a superior proposal;

•        we have complied in all material respects with our obligations with respect to acquisition proposals, and

•        we pay the termination fee described below simultaneously with such termination.

Payment of Termination Fee and Expenses (page 50)

Termination Fee

If the merger agreement is terminated because we enter into a contract with respect to an acquisition proposal, or our board of directors changes its recommendation to our stockholders in anticipation of entering into such a contract, then a termination fee of $16 million plus reasonable documented expenses up to a maximum of $3.5 million will be payable to LBA by us, within two business days of the termination if the merger agreement is terminated by LBA and simultaneously with the termination if the merger agreement is terminated by us.

Additionally, if the merger agreement is terminated as a result of the failure of:

•       the parties to complete the merger by September 30, 2006;

•       our common stockholders to approve the merger agreement and the merger;

•       our board of directors to recommend the approval of the merger agreement and the merger by our common stockholders; or

•       our board of directors to recommend against a proposed tender offer or exchange offer for any outstanding shares of our capital stock within ten business days of commencement;

and it is the case that both:

•       prior to the termination of the merger agreement, an acquisition proposal has been publicly announced; and

•       within twelve months following the termination of the merger agreement, we consummate a transaction or enter into a definitive agreement related to a proposal to acquire us,

then a termination fee of $16 million plus reasonable documented expenses up to a maximum of $3.5 million will be payable to LBA by us within two business days after consummation of the transaction or entry into the definitive agreement.

Expenses

Each party will generally pay its own expenses incurred in connection with the merger. However, if the merger agreement is terminated due to a breach of, or failure to perform, any representation, warranty, covenant or agreement by the other party or such representation or warranty becomes untrue, the non-breaching party’s reasonable out-of-pocket expenses will be paid by the breaching party, up to an aggregate maximum amount of $3.5 million.

Appraisal Rights (page 37)

Under Maryland law, because shares of our common stock were listed on the New York Stock Exchange on the record date for the special meeting, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the merger agreement and the merger.

Regulatory Approvals (page 34)

No material federal or state regulatory approvals are required to be obtained by us or LBA in connection with the merger.

Financing for the Merger and Guaranty (page 34)

LBA has agreed that at the effective time of the merger it will have immediately available funds that are sufficient to pay the merger consideration to be received by our common stockholders and optionholders. LBA has delivered to us a copy of a fully executed equity commitment letter from LBA Realty Fund II, L.P. pursuant to which LBA Realty Fund II, L.P., an affiliate of LBA, has agreed to provide equity financing to LBA in an amount up to $226.8 million and a copy of a fully executed debt commitment letter from AIG Global Investment Group pursuant to which AIG has agreed, upon the terms and conditions set forth therein, to provide debt financing to LBA in an amount up to 70% of the total acquisition cost. We believe that this debt commitment, when taken together with the equity commitment from LBA Realty Fund II, L.P., will enable LBA to satisfy its obligations under the merger agreement. Additionally, LBA Realty Fund II, L.P., has guaranteed the obligations of LBA and merger sub under the merger agreement, including but not limited to their payment obligations, pursuant to a written guaranty of up to $200 million, dated February 10, 2006 executed in favor of us. The written guaranty is attached to this proxy statement as Annex C. The foregoing description is qualified in its entirety by reference to the full text of Annex C.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposals. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and in the annexes to this proxy statement.

Q:            WHAT AM I BEING ASKED TO VOTE UPON?

A:             At the special meeting, we will ask you to approve the merger agreement and the merger. We will also ask you to approve a proposal to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and merger.

Q:            WHEN AND WHERE IS THE SPECIAL MEETING?

A:             The special meeting of our stockholders will be held at [•], on [•], 2006 at [•], local time.

Q:            WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING?

A:             All holders of record of our common stock as of the close of business on [•], 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. Holders of our Series A and Series B preferred stock are not entitled to notice of or to vote at the special meeting.

Q:            WHAT WILL COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A:             If you are a common stockholder, you will be entitled to receive $27.00 in cash, without interest, for each outstanding share of common stock that you own as of the effective time of the merger less any required withholding for taxes. Issued and outstanding shares of our Series A and Series B preferred stock will remain outstanding and our preferred stockholders will not receive any of the cash merger consideration.

Q:            DO YOU EXPECT TO CONTINUE TO PAY REGULAR QUARTERLY DIVIDENDS?

A:             For the quarter ending March 31, 2006, we expect to pay a regular quarterly dividend on our common stock not in excess of $0.21 per share. We will not be permitted to pay any additional dividends on our common stock thereafter. In addition, we will continue to pay regular quarterly dividends on our Series A preferred stock not in excess of $1.09375 per share and our Series B preferred stock not in excess of $0.47656 until the closing of the merger. After the completion of the merger, the dividend obligations on our preferred stock will be obligations of the surviving company.

Q.             DOES THE BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER?

A:             Yes. Our board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, as well as other alternatives available to us. Based on its review, our board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of our company and our stockholders and has unanimously approved the merger agreement and the merger. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger.

Q:    WHAT IS THE PREMIUM TO THE MARKET PRICE OF OUR COMMON STOCK?

A:             The $27.00 per share price represents (i) a premium of approximately 16.4% over the average closing price of our common stock for the 30 days ending February 10, 2006, (ii) a premium of approximately

10.1% to the closing price of our common stock on February 10, 2006 and (iii) a premium of approximately 39.8% to the dividend-adjusted 52-week low for our common stock.

Q:            WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:             We are working to complete the merger as quickly as possible. We currently expect to complete the merger by the end of the second quarter of 2006. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions.

Q:            WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

A:             The record date for the special meeting, the close of business on    [•]   , 2006, is earlier than the date of the special meeting. If you hold your shares of our common stock on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for your shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q:            IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE CONSIDERATION FOR MY SHARES OF COMMON STOCK?

A:             Promptly after completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. At that time, you must send your stock certificates with your completed letter of transmittal to the paying agent. You should not send your stock certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after we receive from you a properly completed letter of transmittal together with your stock certificates and such other documents as required pursuant to the letter of transmittal. If you hold your shares of common stock in “street name.” your broker or nominee will surrender your shares in exchange for your portion of the merger consideration following completion of the merger.

Q:            WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:             The receipt of the merger consideration in cash for each of our shares of common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:            WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:             In addition to asking you to vote on the merger agreement and merger, we are asking you to consider and vote on a proposal to permit the company to adjourn the special meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement and merger. We refer to this as the adjournment proposal. The vote for the merger agreement and merger are separate from the vote for the adjournment proposal.

Other than the two proposals described above, we do not expect to ask you to vote on any other matters at the special meeting. However, if matters other than the merger agreement and merger and the adjournment proposal are properly brought before the special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Q:            DID YOU OBTAIN ANY OPINIONS ABOUT THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY OUR COMMON STOCKHOLDERS?

A:             Yes. Banc of America Securities LLC delivered to our board a written opinion, dated February 10, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be received by our common stockholders in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is more fully described below under the caption “THE MERGER—Fairness Opinion of Banc of America Securities.” Banc of America Securities’ opinion is addressed to our board of directors and does not constitute a recommendation as to how you should vote at the special meeting.

Q:            WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

A:             Approval of the merger agreement and merger will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of all shares that actually vote on the adjournment proposal.

Q:            WHAT DO I NEED TO DO NOW?

A:             You should (1) complete, date, sign and return the proxy card in the enclosed envelope, (2) call the 800 toll-free number listed on the proxy card to authorize your proxy or (3) authorize your proxy via the internet as indicated on the proxy card.

Q:            MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:             Yes. You can change your vote by sending in a later dated, signed proxy card or revoke your proxy by using the toll-free telephone number or Internet or by sending a written notice of revocation to the company’s secretary before the special meeting, or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:            IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:             Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding how you can give them instructions on the voting of your shares.

Q:            WHAT HAPPENS IF I DO NOT GIVE MY PROXY OR IF I ABSTAIN FROM VOTING?

A:             If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote AGAINST the merger agreement and merger. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have no effect on the adjournment proposal.

Q:            DO I HAVE APPRAISAL RIGHTS?

A:             No. Our common stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the merger agreement and merger because the outstanding shares of our common stock were, on the record date for the special meeting, listed on the New York Stock

Exchange, a national securities exchange. In addition, our preferred stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the merger agreement and merger because they are not entitled to vote on the proposal.

Q:            WHAT IF I HOLD MY SHARES OF COMMON STOCK THROUGH THE COMPANY’S 401(K) PLAN?

A:             If you are a participant in our company’s 401(k) plan and your plan account holds shares of our common stock, you will have received with this proxy statement a voting instruction form that reflects all shares of our common stock you may vote under the plan. Under the terms of the plan, the trustee will vote all shares of our common stock held in the 401(k) plan for which the plan trustee receives timely voting instructions. The plan trustee will not vote any shares of our common stock held in the 401(k) plan for which it does not receive timely voting instructions, which will then have the same effect as a vote against the merger.

Q:            WHO WILL PAY THE COSTS OF SOLICITING PROXIES?

A:             We will bear the cost of soliciting proxies. We will pay approximately $8,500 (plus reimbursement of out-of-pocket expenses) to Georgeson Shareholder Communications Inc., our proxy solicitor. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record.

Q:            WHO CAN HELP ANSWER MY QUESTIONS?

A:             If you have additional questions about the merger agreement or the merger, or would like additional copies of the proxy statement, you should call Georgeson Shareholder Communications Inc., our proxy solicitors, toll-free at 1-800-509-1312; banks and brokers may call 212-440-9800.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the materials incorporated by reference in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our business plans, objectives, expectations and intentions. Statements about the expected timing, completion and effects of the proposed merger also constitute forward-looking statements. We may not be able to complete the proposed merger on the terms described in this proxy statement or other acceptable terms or at all because of a number of factors. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the satisfaction of the conditions to closing the merger, including the approval of our common stockholders;

•       potential or actual litigation challenging the proposed merger;

•       changes in local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors;

•       the occurrence of a material adverse change to our business, assets, properties, results of operations or financial conditions of our company;

•       uncertainties relating to domestic and international political conditions;

•       uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

•       other risks detailed from time to time in our reports filed with the SEC.

All forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to you in order to provide you with important information regarding the matters to be considered at the special meeting of our stockholders and at any adjournment or postponement of the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the special meeting of stockholders to be held on [•], 2006, at [•] at [•], local time, or any postponement or adjournment of the special meeting. This proxy statement, the Notice of Special Meeting and the accompanying proxy card are first being mailed to stockholders on or about [•], 2006.

PURPOSE OF THE SPECIAL MEETING

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and merger (the merger proposal) and the adjournment proposal.

RECORD DATE; QUORUM; OUTSTANDING STOCK ENTITLED TO VOTE

All record holders of shares of our common stock at the close of business on [•], 2006 are entitled to notice of, to attend and to vote at the special meeting. The presence at the special meeting, in person or by proxy, of common stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum for purposes of taking action on the merger proposal. Except for voting on the adjournment proposal, a quorum is necessary for the transaction of business at the special meeting. At the close of business on [•], 2006, there were [•] shares of our common stock outstanding and [•] holders of record of our common stock. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention will have the same effect as a vote against the merger proposal. An abstention will have no effect on the outcome of the adjournment proposal. If a broker indicates on the enclosed proxy or its substitute that the broker does not have discretionary voting authority as to certain shares to vote on a particular matter, which indication is called a broker non-vote, those shares will be treated as being present at the meeting and will have the same effect as an abstention with respect to that matter.

VOTING RIGHTS; VOTE REQUIRED

You are entitled to one vote for each share of common stock that you held as of the close of business on the record date. Approval of the merger agreement and merger will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of all shares of common stock that actually vote on the adjournment proposal.

A vote for one proposal does not constitute a vote for any other proposal. You must vote separately on each proposal. Approval of the adjournment proposal is not a condition to the approval of the merger agreement and the merger. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

VOTING AND REVOCATION OF PROXIES

A proxy card for your use at the special meeting is enclosed with this proxy statement. This proxy is solicited on behalf of our board of directors. If you cannot attend the meeting, please (1) complete, date, sign and return the proxy card in the enclosed envelope, (2) call the 800 toll-free number listed on the proxy card or (3) authorize your proxy via the Internet as indicated on the proxy card. All properly given proxies that are received by our corporate Secretary prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you give a proxy and do not specify otherwise, the shares represented by your proxy will be voted FOR approval of the merger agreement and merger and FOR the adjournment proposal, in accordance with the recommendations of our board. Proxies will be voted in the discretion of the persons named as proxies on any other business that may properly come before the special meeting.

If you are a record holder and you have given a proxy in response to this solicitation, you may nonetheless revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our corporate Secretary a written statement revoking it, by delivering a duly executed proxy bearing a later date or by using the toll-free number or the Internet, as indicated on the proxy card. If you are not a record holder and you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change those instructions. If you have given a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger agreement and the merger. Votes cast at the special meeting will be tabulated by representatives of Computershare Investor Services, the inspector of election we have appointed for the special meeting.

SOLICITATION OF PROXIES

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Solicitation may also be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained Georgeson Shareholder Communications Inc. to coordinate the solicitation of proxies for a fee of $8,500 plus reasonable out-of-pocket expenses.

OTHER MATTERS

We do not know of any matters other than those described in this proxy statement which may come before the special meeting. Under Maryland law, no business other than the proposal to approve the merger agreement and the merger and the adjournment proposal may be brought before the special meeting. If any other matters are properly presented to the special meeting for action, including matters incidental to the conduct of the special meeting, the persons named in the enclosed form of proxy card will vote in accordance with their discretion.

These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies for approval of the merger agreement and the merger during the adjournment period.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

You should not send any certificates representing common stock with your proxy card.

*****

PROPOSAL 1—APPROVAL OF THE MERGER AND MERGER AGREEMENT

The following section of the proxy statement describes the principal aspects of the merger and merger agreement. While we believe that this description covers the material terms of this transaction, this summary may not contain all of the information that is important to stockholders. You can obtain a more complete understanding of the merger agreement by reading the entire merger agreement, a copy of which is attached to proxy statement as an annex. You are encouraged to read this document and the other annexes to this proxy statement carefully and in their entirety.

BACKGROUND OF THE MERGER AGREEMENT AND THE MERGER

Overview

Over the past few years we have witnessed an unprecedented combination of conditions affecting our real estate markets. As an example, Silicon Valley experienced significant rental reductions, with rents of $3.00 per square foot dropping to as low as $0.50 per square foot from 2000 to 2005. Vacancy rates were also relatively high, which, as expected, contributed to several years of declining rents. As our leases expired and were renewed during this declining rent market, same store net operating income was decreasing. In addition, two of our largest assets, which represented almost 10% of our portfolio of properties, became vacant in a 12 month period. This also contributed to our net operating income decline. For a period of time we were able to successfully offset the same store decline in net operating income by purchasing well-leased properties, thus increasing net operating income. We were aided greatly in these efforts to purchase such properties by the availability of financing at interest rates that were at the lowest levels in approximately forty years. Using only moderate leverage, we were still able to profitably acquire some assets.

Historically, the combination of higher vacancy rates and lower rents would have led to lower valuations of real estate. However, the robust economy was creating greater competition for the acquisition of real properties, driving real estate prices upward and implied capitalization rates on income producing properties downward. By 2004, it had become increasingly challenging to find properties that met our target capitalization rate of 9%. We could only achieve our target overall return rate by acquiring partially leased properties and assuming leasing risk. This limited the number of assets available for purchase and made it extremely difficult to acquire assets. In 2004, we concluded that we should take advantage of these favorable market conditions by selling assets, as the risk-reward premium of investing in real estate was too low.

These factors affected the entire REIT industry and led to some weakness in the public trading prices of REIT stocks relative to their net asset values. Many market analysts and investors came to believe that some REITs were trading at market capitalizations that were appreciably less than their break-up values if they were to sell their properties separately. As a result of these factors, we understand that most REITs have been unable or unwilling to access the public equity markets to raise capital for the acquisition of additional properties at prices that would be accretive to funds from operations per share, thereby limiting growth.

In 2005, capitalization rates continued to trend lower as the result of the large amount of capital available in the marketplace and the low cost of debt. During this period, it became increasingly difficult to find acceptable properties that met our target capitalization rate of 9%. In addition, the “buying” market remained eager for real estate assets at uncommonly low capitalization rates. The public trading price of our stock languished at levels reflecting a market capitalization that we believe materially undervalued the aggregate net market value of our assets. This situation has been a concern of our management and directors and we have no reason to believe that these problems will not persist for the foreseeable future or potentially become worse.

Before approving the merger, our board of directors and management, in consultation with our financial and legal advisors, considered various strategic alternatives in order to seek to maximize stockholder value, including continuing operations as an independent publicly traded company, selling our entire company to a single buyer and selling assets to multiple buyers under a complete or partial plan of liquidation. Our board of directors and management, after careful analysis, has come to the conclusion that continuing our operations as they have been conducted will not solve the problems described above. In fact, we believe that our circumstances could worsen significantly in the event of an economic downturn.

In view of the foregoing, we believe that the proposal submitted for your approval in this proxy statement presents the best opportunity to maximize value for our stockholders. By merging our company with LBA for per-share cash consideration that represents (i) a premium of approximately 16.4% over the average closing price of our common stock for the 30 days ending February 10, 2006, (ii) a premium of approximately 10.1% to the closing price of our common stock on February 10, 2006 and (iii) a premium of approximately 39.8% to the dividend-adjusted 52-week low for our common stock, our common stockholders will receive consideration that represents a net asset value per share that our board of directors believes reflects the worth of our company.

For these reasons, our board of directors recommends that you vote for the proposals submitted to you in this proxy statement.

CHRONOLOGY OF EVENTS

In April 2004, Peter Bedford, our chief executive officer and chairman of our board of directors, announced that he planned to retire from his position as chief executive officer upon the selection of a successor. Following such announcement, we received numerous expressions of interest from parties interested in acquiring all or a substantial part of our assets. On June 15, 2004, by unanimous written consent, our board of directors approved retaining Fredrick Caven, an experienced and well-connected former investment banker, to act as an advisor in connection with the evaluation of a potential strategic transaction involving the sale of all or a substantial portion of our assets.

Mr.  Caven was retained by the company and contacted all of the parties who had expressed an interest and several other parties who he believed might have an interest in acquiring our assets. As part of the process of soliciting offers, 24 parties who had signed confidentiality agreements, including LBA, which had returned a signed Confidentiality Agreement on July 14, 2004, received an offering package of information. However, LBA did not provide any meaningful expressions of interest in acquiring all or a portion of the company at that time.

As a result of the adverse conditions in the market for REITs and the expressions of interest that we had received from potential purchasers for all or a substantial portion of our assets, in September 2004 we publicly announced that our board of directors would undertake a review of a broad range of strategic alternatives for the company. These alternatives included the potential sale or merger of the company. They also included selling certain of the company’s properties and either reinvesting these proceeds in other properties or distributing the proceeds as dividends to the company’s stockholders. Our board of directors carefully considered our options to determine the course of action that it believed to be in the best interest of the company and our stockholders. At such time we also suspended our search for a successor to Peter Bedford as chief executive officer, who expressed a willingness to remain with the company during this evaluation.

During the period from September 2004 until February 2, 2005, our board of directors explored and evaluated a number of strategic options for the company (including maintaining the status quo, the sale of the entire company to a single buyer and selling the company’s assets under a complete or partial plan of liquidation). As part of this process, a number of proposals to acquire all or a part of the company were received and reviewed by our board of directors, including at special meetings of the board of directors held on October 11, 2004 and November 9, 2004 and its regular meeting on December 9, 2004.

In connection with our review of strategic alternatives, on November 9, 2004, our board of directors authorized management to sell a select portfolio of assets occupied by single tenants or otherwise presenting attractive sales opportunities which, in conjunction with prior 2004 sales, would constitute not more than seven sales transactions to close by the end of 2004.  As a result, in 2004 we concluded seven transactions for the sale of a total of 11 properties, for an aggregate sales price of $175 million, which generated an aggregate gain on sale of $70.2 million. Our board of directors decided to use these gains to pay a special dividend to our common stockholders of $3.28 per share, which was declared in December 2004.

The board of directors’ review of our strategic alternatives continued until February 2, 2005. At that time, our board of directors determined that it had not received any viable offers to acquire all or a part of the company that would have realized a net asset value per share that our board of directors believed reflected the worth of the company. As a result of its review of the potential strategic alternatives available to us, it determined that it was in the best interests of our stockholders to continue as an independent publicly-traded company, with a shift in focus to properties with multi-tenant configurations. On February 7, 2005, we announced the conclusion of our strategic alternatives review and the discontinuation of our search for a successor to Peter Bedford as chief executive officer, who agreed to extend his term of employment as chief executive officer through December 31, 2007.

During the remainder of 2005, selling prices for property in markets where the company owned real estate were being driven even further upward and implied capitalization rates for leased properties were declining even further. Beginning in August 2005, our management and board of directors began once again to actively consider whether the best way to maximize stockholder value would be through a sale of the entire company to a single buyer or through the sale of assets to multiple buyers in a liquidation. At a special meeting on October 19, 2005, our board of directors approved the engagement of financial advisors to assist it in assessing the strategic options available to the company. These options included continuing operations as a going concern, selling the entire company to a single buyer or selling our assets to multiple buyers, beginning with the sale of our portfolio of assets located in Phoenix, Arizona, and liquidating the company.

The company engaged Banc of America Securities as financial advisor in connection with a review of strategic alternatives for the company, including a potential sale of the company. Houlihan Lokey Howard & Zukin Financial Advisers, Inc., or Houlihan Lokey, was also engaged to evaluate the fairness to our stockholders of the consideration to be received by our stockholders pursuant to a plan of liquidation, should it be determined that the adoption of such a course of action was in the best interests of the company’s stockholders, and to provide related advisory services.

At the October 19, 2005 meeting, our board of directors also approved the sale of certain real estate assets to close prior to December 31, 2005. As a result, during 2005 we concluded seven transactions for the sale of a total of 21 properties, for an aggregate sales price of $138 million, which generated an aggregate gain on sale of approximately $39 million. Our board of directors decided to use these gains to pay a special dividend to our common stockholders of $1.64 per share, which was declared in December 2005.

On November 21, 2005, on behalf of and at the direction of the company, Banc of America Securities began contacting potential buyers to explore their interest in a potential acquisition of the company. Eighty-eight potential buyers were eventually contacted during this process. Between November 21, 2005 and December 15, 2005, we explored these potential buyers’ interest in the company and we and our financial advisors had numerous calls and contacts with these buyers. Based on these conversations, confidentiality agreements were sent to 57 potential buyers, followed by preliminary offering materials (in the case of those who signed such confidentiality agreements) to 50 potential buyers, including LBA.

During the period between October 19, 2005 and December 20, 2005, we also engaged several real estate brokers to market our entire portfolio of assets located in Phoenix, Arizona and several other assets. This process was conducted in parallel with our review of strategic alternatives available to the company and was designed to facilitate an evaluation of whether we could maximize stockholder value through a multi-step liquidation of our assets as opposed to a sale of our entire company to a single buyer.

On December 15, 2005, we received preliminary indications of interest in an acquisition of the entire company from 11 parties. At a meeting on December 20, 2005, the board of directors, with the assistance of the company’s advisors, Banc of America Securities, Houlihan Lokey and Simpson Thacher & Bartlett LLP, or Simpson Thacher, our legal advisor, discussed these preliminary indications of interest. The board of directors reviewed the relative merits of each of these preliminary indications of interest, as well as the relative merits of a sale of the company as compared to a plan of liquidation of the company’s assets. Houlihan Lokey reviewed with the board the preliminary results of their financial analysis of a potential liquidation of our assets. The board reviewed and considered the benefits and risks associated with ongoing operations, the sale of the company to a single buyer and a sale of the company’s assets to multiple buyers under a plan of liquidation. As part of its review of a potential plan of liquidation, the board reviewed offers that it had received with respect to its portfolio of assets located in Phoenix, Arizona and certain other assets. In light of the values set forth in the preliminary indications of interest received for a sale of the entire company, the board directed management, with the assistance of the company’s financial and legal advisors, to proceed with negotiations with the four most attractive bidders, which group did not include LBA, with a goal of negotiating by February 15, 2006 an agreement to acquire all of the common stock of the company on terms otherwise reasonable and acceptable in a company sale transaction. Pending the board’s decision on a sale of the company, all efforts toward exploring a potential liquidation, including the marketing of the portfolio of assets located in Phoenix or any other assets, were suspended.

During the period between December 20 and December 29, 2005, each of the four bidders was instructed to complete all due diligence and submit a non-contingent offer to acquire the company not later than February 1, 2006. Each of the four bidders also received an initial draft of a merger agreement in connection with the potential transaction prepared by Simpson Thacher. Each of the other seven bidders was informed that it was not selected to continue in the process. During this time, one of the bidders informed us that it was no longer interested in pursuing an acquisition of the company.

After learning that LBA was not selected as one of the four potential purchasers, in late December 2005, Phil Belling, managing principal and co-founder of LBA, contacted us and requested that LBA be permitted to continue in the bidding process and provided additional information concerning LBA’s qualifications as a potential purchaser. In addition, during this period, another bidder who had not been selected to continue contacted us to discuss an increased proposed price range. After considering these developments, we decided that each of LBA and the additional bidder could offer a competitive bid. Therefore, we continued negotiations with them and gave them instructions for the completion of their bids, consistent with the instructions given to the other bidders.

From late December 2005 through January 2006, each of the bidders and their respective advisors conducted site tours as well as property, corporate, legal, tax and accounting due diligence of the company. The company also disseminated due diligence materials to potential purchasers through an electronic data room and made available at our offices. Banc of America Securities and Simpson Thacher also received and responded to questions from each of the bidders and their advisors. In mid-January, another bidder informed us that it was no longer interested in pursuing an acquisition of the company.

On January 17 and January 18, 2006, each of the remaining bidders delivered initial comments to the draft merger agreement to Simpson Thacher, with the exception of one bidder that provided a memorandum summarizing its comments (followed by its comments to the merger agreement on

January 27, 2006). On January 25, 2006, Simpson Thacher responded to each of the bidders that provided comments to the draft merger agreement prior to such date, including LBA, by delivering a memorandum summarizing our general responses to those comments and requesting that each bidder provide revised comments along with its final offer. Between January 26, 2006 and February 1, 2006, Simpson Thacher also participated in telephone conferences with each of the bidders’ legal advisors to discuss the draft merger agreement and legal issues relating to the acquisition.

On January 25 and January 26, 2006, our management, together with Banc of America Securities, met with each of the bidders separately, including LBA, for management presentations to, and to respond to questions from, the bidders.

On February 1, 2006, we received proposals to acquire the company from four bidders, including a bid from LBA of $26.50 per share in cash, pursuant to which the company would also be permitted to pay a first quarter dividend of up to $0.21 per share. We further negotiated with the two highest bidders, including LBA, and obtained higher bids from each. These negotiations resulted in a bid from LBA on February 2, 2006 to acquire all of the stock of the company for a price of $27.00 per share in cash, pursuant to which the company would also be permitted to pay a first quarter dividend of up to $0.21 per share. These negotiations also resulted in the receipt of a debt commitment letter on February 2, 2006 from AIG Global Investment Group, or AIG, in support of LBA’s bid, the terms of which letter were more favorable to us than the terms of a similar letter from AIG received on February 1, 2006.

On February 3, 2006, our board of directors met telephonically, along with representatives of Banc of America Securities and Simpson Thacher, to consider these bids and other options available to the company. At this meeting, management, with the assistance of the company’s advisors, reviewed with the board each of the four bids received. Management reviewed the results of business models of status quo operations and a business model based on a postulated 18-month liquidation of assets using management’s estimates of potential sales prices (assuming no deterioration in the real estate markets during this time period). Representatives of Banc of America Securities discussed certain financial aspects of each of these bids with the board. A representative of Simpson Thacher also presented an overview of certain contract issues raised by the four bidders in their comments to the proposed merger agreement, as supplied to each. The board evaluated and discussed these matters with each other and with the advisors. The board again reviewed alternatives available to the company and considered the benefits and risks associated with ongoing operations, a plan of liquidation or a sale of the company to a single buyer. In light of the values set forth in the expressions of interest received for the whole company and the fact that LBA offered the highest price, the most favorable contract and a stronger financing commitment than any other bidder, our board instructed management, Simpson Thacher and Banc of America Securities to proceed with exclusive negotiations with LBA, subject to such negotiations reaching an impasse, with a goal of having a merger agreement ready for potential board approval and execution by February 10, 2006.

On February 4, 2006, Simpson Thacher delivered a revised draft of the proposed merger agreement to LBA and its legal advisor, Goodwin Procter LLP, for its review. Between February 6, 2006 and February 10, 2006, Simpson Thacher and Goodwin Procter LLP participated in teleconferences with each other and exchanged several drafts of the merger agreement.

On February 10, 2006, the board met telephonically to consider the negotiated merger agreement. A representative of our Maryland counsel, Venable LLP, provided a detailed review of the applicable duties of our directors under Maryland law. A representative of Simpson Thacher provided a comprehensive review of the terms of the Merger Agreement and the ancillary agreements. Also at this meeting, Banc of America Securities reviewed with the board of directors its financial analysis of the merger consideration and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated February 10, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. After discussion and review, the board approved the merger and the merger agreement.

On February 10, 2006, we entered into the merger agreement with LBA Realty Fund II—WBP LLC and LBA Realty Fund II—WBP I LLC, and issued a press release announcing the agreement.

REASONS FOR THE MERGER

In reaching its determination that the merger agreement and the merger are both fair to, and in the best interests of, our stockholders and approving the merger agreement and the merger and recommending to our common stockholders that they vote to approve the merger agreement and the merger, our board consulted with our senior management and our financial and legal advisors and considered the following factors:

•       Value and Form of Consideration. Each share of our common stock that is outstanding at the effective time of the merger will be converted into the right to receive $27.00 in cash, without interest. In addition, under the terms of the merger agreement we are permitted to pay a regular quarterly dividend to our common stockholders for the quarter ended March 31, 2006, not in excess of $0.21 per share. The merger consideration is fixed and will not be adjusted for changes in the price of our common stock prior to the closing date of the merger. The $27.00 per share price represents (i) a premium of approximately 16.4% over the average closing price of our common stock for the 30 days ending February 10, 2006, (ii) a premium of approximately 10.1% to the closing price of our common stock on February 10, 2006 and (iii) a premium of approximately 39.8% to the dividend-adjusted 52-week low for our common stock. The payment of cash as the form of merger consideration will provide our common stockholders with immediate liquidity that is not subject to market fluctuations. Our board of directors also considered the significant financial resources of LBA to finance the merger consideration when viewed in conjunction with the guaranty from LBA Realty Fund II, L.P. and the debt commitment from AIG Global Investment Group.

•       Favorable Market Conditions. Our board of directors determined that capitalization rates continued to compress and valuations continued to increase, as our common stock continued to trade at a substantial discount to what we believe is the value of our assets. This was a key consideration for our board of directors in determining that the merger was more likely to provide our stockholders with greater value on a current basis than continuing to operate as an independent public company with more potential risk.

•       Our Business and Prospects. Our board of directors believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company under our current strategic business plan or pursuing a plan of liquidation. In the view of our board of directors, realizing a cash premium in the merger provides more value for our stockholders on a risk adjusted basis than executing our strategic business plan or liquidating the company.

•       Banc of America Analysis and Opinion. Our board of directors considered as favorable the financial presentation of Banc of America Securities, including its opinion, dated February 10, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, as more fully described below under the caption “THE MERGER—Fairness Opinion of Banc of America Securities.”

•       Thorough Process. Our board of directors conducted a thorough consideration and evaluation of various strategic alternatives, and took into account the results of our discussions with other potential bidders.

•       The High Probability of Transaction Completion. Our board of directors considered as favorable that, in its judgment, there is a high probability of completing the merger relative to a potential transaction with another party. Based on our discussions with and analysis of LBA, and after consultation with our financial and legal advisors, our board of directors determined that LBA will have the necessary financing at the closing to complete the merger. The transaction is not subject to any financing conditions.

•       We Have a Termination Right in the Event of a Superior Proposal. Our board of directors is not prohibited from receiving unsolicited proposals and inquiries for competing business combination transactions. If, prior to receiving stockholder approval for the merger, we received an unsolicited bona fide written acquisition proposal, we may provide information and participate in discussions and negotiations with respect to any such proposal if (i) our board of directors determines in good faith, after consultation with outside legal counsel, that our directors are required to do so in order to comply with their duties to our company and our stockholders under applicable law, (ii) the proposing person has entered into a confidentiality agreement containing terms and conditions regarding the non-disclosure and non-use of confidential information that are substantially the same as those contained in the confidentiality agreement between LBA and us and (iii) we concurrently disclose to LBA any non-public information shared with such person but not previously disclosed to LBA. Upon our directors making a good faith determination that the proposal is more favorable to our stockholders from a financial point of view than the merger (after receiving the advice of our financial advisor and taking into account all the terms and conditions of this proposal) and subject to satisfaction of specified conditions and payment of a termination fee, we may terminate the merger agreement with LBA and enter into an agreement with respect to a superior proposal with a third party.

The board or directors believed that each of the above factors generally supported its determination and recommendation. The board also considered and reviewed with management potentially negative factors concerning the merger, including those listed below:

•       Conditions to Closing. While the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger might not be completed even if approved by our stockholders.

•       Holders of Our Common Stock Will Be Unable to Share in Our Future Growth. Our board of directors acknowledged that the merger would preclude our common stockholders from having the opportunity to participate in the future performance of our assets and future appreciation in the value of our common stock or receive any future quarterly dividends.

•       Tax Consequences to Our Shareholders. Our board of directors acknowledged that the merger is a taxable transaction and, as a result, stockholders will generally be required to pay taxes on any gains that result from their receipt of the cash merger consideration.

•       Significant Costs Involved. Our board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and related disruption to our operations. If the merger is not completed, then our company may be required to bear these expenses and the costs of these disruptions without any offsetting gain to our stockholders.

•       Prohibition Against Soliciting Other Offers. Even though the merger agreement permits our board of directors to receive unsolicited bona fide written acquisition proposals, it prohibits us from (i) initiating, soliciting, knowingly encouraging or knowingly facilitating any inquiries or the implementation or submission of any acquisition proposal or (ii) participating in discussions or negotiations regarding, or furnishing non-public information in connection with an acquisition proposal, except as described above in connection with a superior proposal and prior to receiving stockholder approval. In addition, under the merger agreement we would have to pay LBA a termination fee if the merger agreement was terminated under specified circumstances, which might deter others from proposing an alternative transaction that might be more advantageous to our stockholders.

•       Delisting of Our Preferred Stock. Our board of directors was advised by LBA that following the completion of the merger it intends to deregister our Series A and Series B preferred stock under the Securities Exchange Act of 1934, as amended, and delist the Series B preferred stock from the New York Stock Exchange, although the terms of these securities will remain the same.

•       Benefits to Certain Directors and Executive Officers. Our board of directors also considered the fact that some of our directors and executive officers have interests in the merger that differ from, or are in addition to, and may conflict with, your interests as a stockholder, including:

•        change of control severance agreements with our executive officers that were entered into in connection with the execution of the merger agreement and which provide for the payment of specified benefits upon terminations of employment in connection with the merger;

•        a one time cash payment of $27,000 to each member of our board of directors which is in lieu of the annual restricted stock grant to which each member of our board of directors is entitled pursuant to our directors’ stock plan;

•        a consulting agreement with Peter Bedford, our chief executive officer and chairman of our board of directors, which will be assumed by LBA upon completion of the merger, which provides that Mr. Bedford will receive an aggregate of $250,000 for consulting services to be provided to the surviving company in the third and fourth quarters of 2006;

•        the accelerated vesting of restricted stock granted under our directors’ and employees’ stock plans; and

•        indemnification of our directors and officers against specified liabilities and related insurance for our directors and officers that must be maintained by LBA pursuant to the merger agreement.

Our board of directors concluded, however, that the negative or potentially negative factors associated with the merger were outweighed by the benefits of the merger.

The above discussion concerning the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered. In addition, individual members of the board may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors, at a special meeting held on February 10, 2006, after due consideration, unanimously:

•       determined that it was advisable, fair to and in the best interests of our company and our stockholders for us to enter into the merger agreement and to consummate the merger; and

•       approved the merger agreement and the merger and directed that they be submitted for approval by our common stockholders at a special meeting of stockholders and recommended approval of the merger agreement and the merger.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

FAIRNESS OPINION OF BANC OF AMERICA SECURITIES

We retained Banc of America Securities as our financial advisor in connection with a review of strategic alternatives available to the company, including the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the real estate industry and investment community and its familiarity with our company and its business.

On February 10, 2006, at a meeting of our board of directors held to evaluate the merger, Banc of America Securities delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated February 10, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion.

Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration to be received by holders of our common stock. It does not constitute a recommendation to you on how to vote at the special meeting with respect to the merger.

For purposes of its opinion, Banc of America Securities:

•       reviewed certain publicly available financial statements and other business and financial information of the company;

•       reviewed certain internal financial statements and other financial and operating data concerning the company;

•       reviewed certain financial forecasts relating to the company prepared by the management of the company, known as the Bedford forecasts, and a plan of liquidation with respect to the company’s properties prepared by the management of the company, known as the Bedford management liquidation plan;

•       discussed the past and current operations, financial condition and prospects of the company with senior executives of the company;

•       reviewed the reported prices and trading activity for our common stock;

•       compared the financial performance and equity market capitalization of the company and the prices and trading activity of our common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•       compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•       participated in discussions and negotiations among representatives of the company, LBA and their respective advisors;

•       reviewed the merger agreement;

•       considered Banc of America Securities’ efforts to solicit, at the direction of the our board of directors, indications of interest, proposals and offers from third parties with respect to a possible acquisition of the company; and

•       performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the Bedford forecasts and the Bedford management liquidation plan, Banc of America Securities assumed, at the direction of the company, that they had been reasonably prepared on bases reflecting the best then available estimates and good faith judgments of the management of the company as to, with respect to the Bedford forecasts, the future financial performance of the company and, with respect to the Bedford management liquidation plan, the timing and prices of property sales and other matters covered thereby. Banc of America Securities did not make any independent appraisals or valuations of the assets or liabilities of the company, nor was Banc of America Securities furnished with any such appraisals or valuations (other than the Bedford management liquidation plan). Banc of America Securities assumed, with the company’s consent, that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the transactions contemplated by the merger agreement other than the merger consideration to the extent expressly specified in its opinion (including, without limitation, the form or structure of the merger or the consideration payable to any security holders of the company other than the merger consideration payable to the holders of our common stock). In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to the company or in which the company might engage or as to whether any transaction (including, without limitation, a liquidation of our properties) might be more favorable to the company as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the merger. Except as described above, we imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Net Asset Valuation Analysis

Banc of America Securities performed a net asset valuation of the company based on a valuation of our real estate assets by asset type on a portfolio basis by applying capitalization rates to projected property-level net operating income for 2006, as provided to Banc of America Securities by management of the company, noting that the application of such capitalization rates resulted in weighted average capitalization rates ranging from 6.08% to 8.09%. For the purpose of this analysis, assets and portfolios listed with commercial real estate brokers as of December 31, 2005, were valued based on any offers received prior to our decision to pursue the merger, which constituted approximately 41% to 43% percent of the portfolio by value. Land held for development was valued based on company management’s estimates of value per square foot and unstabilized operating real estate assets were valued based on estimates prepared by the company management and estimated capitalization rates applied to stabilized net operating income, less an adjustment for tenant improvements and leasing commissions related to lease-up of the assets to a stabilized level. All other company assets and liabilities were valued based on estimates prepared by company management. The analysis did not take into account tax implications or selling costs, if any, associated with a bulk sale of assets, which could negatively impact net proceeds.

The analysis indicated the following implied per share equity reference range for the company, as compared to the per share value of the merger consideration:

Implied Per Share Equity Reference Range for Bedford	Per Share Value of Merger Consideration
$25.20-$27.94	$27.00

Selected Publicly Traded Company Analysis

Banc of America Securities reviewed certain publicly available financial and stock market information relating to the selected publicly traded companies and compared such information to the corresponding information for the company. The companies included in this analysis were:

•       Brandywine Realty Trust

•       Mack-Cali Realty Corp.

•       CarrAmerica Realty Corp.

•       Duke Realty Corporation

•       HRPT Properties Trust

•       Kilroy Realty Corp.

•       Liberty Property Trust

•       Mission West Properties, Inc.

•       Parkway Properties, Inc.

•       PS Business Parks, Inc.

Using publicly available information and market data as of February 8, 2006, Banc of America Securities reviewed, among other things, the price per share of each of the comparable companies listed above as a multiple of its respective estimated 2006 Funds From Operations, or FFO, per share. For each of the selected companies, estimated 2006 FFO was based on First Call consensus estimates, and estimated 2006 FFO for the company was based on estimates prepared by company management. Banc of America Securities then applied a range of selected 2006 FFO multiples to the company’s estimated 2006 FFO per share. This analysis indicated the following implied per share equity reference range for the company, as compared to the per share value of the merger consideration:

Implied Per Share Equity Reference Range for Bedford	Per Share Value of Merger Consideration
$17.96-$19.95	$27.00

No company used in this analysis is identical to the company or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the company was compared.

Selected Precedent Transactions Analysis

Banc of America Securities reviewed financial information relating to the following eight selected transactions in the REIT sector, announced in 2004 and 2005:

Date Announced	Acquiror	Target
December 22, 2005	GE Real Estate	Arden Realty, Inc.
December 7, 2005	CalEast Industrial Investors, LLC	Centerpoint Properties Trust
October 3, 2005	Brandywine Realty Trust	Prentiss Properties Trust
June 17, 2005	DRA Advisors, Inc.	CRT Properties, Inc.
June 6, 2005	ProLogis	Catellus Development Corporation
February 17, 2005	The Lightstone Group LLC	Prime Group Realty Trust
May 3, 2004	ProLogis	Keystone Property Trust
January 22, 2004	Aslan Realty Partners II, L.P.	Great Lakes REIT

Using publicly available information, Banc of America Securities calculated equity values per share as a multiple of next 12 months FFO per share, where FFO was estimated as of the respective dates of announcement of each transaction and based on First Call consensus estimates. Banc of America Securities then applied the range of selected next 12 months FFO multiples derived from the selected transactions to corresponding data for the company. Estimated financial data for the selected transactions were based on public filings and other publicly available information. Estimated financial data for the company were based on internal estimates prepared by the company’s management. This analysis indicated the following implied per share equity reference range for the company, as compared to the per share value of the merger consideration:

Implied Per Share Equity Reference Range for Bedford	Per Share Value of Merger Consideration
$19.29-$23.94	$27.00

No company used in this analysis is identical to the company or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the company was compared.

Selected Premiums Paid Analysis

Banc of America Securities also reviewed the premiums paid in 52 selected REIT transactions announced since January 1, 1998, including 28 all-cash transactions, 14 all-stock transactions and ten transactions utilizing mixed consideration. Banc of America Securities reviewed the purchase prices paid in the selected transactions relative to the target companies’ closing stock prices one day, one week, one month, and the average of the target companies’ closing stock prices for the three months, prior to public announcement of the transaction. Banc of America Securities then compared the average premiums implied over these periods for each type of selected transaction with the premiums implied in the merger by the per share value of the merger consideration relative to the closing price of our common stock one day, one week, one month, and the average of the closing prices of our common stock for the three months, prior to February 8, 2006. Our closing stock prices prior to the ex-dividend date of December 28, 2005 were adjusted for a special dividend of $1.64 per share. This analysis yielded the following average premiums paid in the selected transactions, as compared to the implied premium paid in the merger:

Specified Period:	Average Premium Paid in Selected Transactions			Premium Implied in Merger Based on Per Share Value of Merger Consideration
	All Cash	All Stock	Mixed Consideration
One day prior	14.5%	7.7%	11.7%	13.0%
One week prior	16.4	8.5	13.7	16.6
One month prior	15.7	8.9	14.3	20.1
Three month average	18.1	10.0	15.4	21.5

No company used in this analysis is identical to the company or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the company was compared.

Other Factors

In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

•       historical trading prices and trading volumes of our common stock during the 12-month period ended February 8, 2006; and

•       a range of implied per share prices reflecting the hypothetical present value of future regular and special cash dividends for holders of our common stock based on the Bedford management liquidation plan and other company management estimates.

Miscellaneous

As noted above, the discussion set forth above is merely a summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the company. The estimates of the future performance of the company provided by the management of the company in or underlying Banc of America Securities’ analyses, including, but not limited to, the Bedford forecasts and the Bedford management liquidation plan, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be received by the holders of our common stock in the merger and were provided to our board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of the company.

The type and amount of consideration to be received by holders of our common stock in the merger were determined through negotiations between us and LBA, rather than by any financial advisor, and were approved by our board of directors. Our decision to enter into the merger agreement was solely that of our board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by our board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

Banc of America Securities has acted as financial advisor to our board of directors in connection with the merger, for which services Banc of America Services has received or will receive fees in the aggregate of approximately $7 million, a portion of which was payable upon the rendering of the opinion and a significant portion of which is contingent upon the completion of the merger. Our board of directors was aware of this fee structure, including the fact that a significant portion of the aggregate fee payable to Banc of America Securities is contingent upon consummation of the merger. We also have agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates have provided, and in the future may provide, financial advisory and financing services to the company, LBA and certain affiliates of LBA, and Banc of America Securities or its affiliates have received, or in the future may receive, fees for the rendering of these services, including acting as co-manager for our preferred stock offering, lead arranger, book manager, agent bank and lender for our senior secured credit facility and lead arranger, book manager, agent bank and/or lender for certain credit facilities and other lines of credit for LBA and certain affiliates of LBA, including an equity line of credit which is secured by unfunded subscriptions of certain of LBA’s investors that LBA is permitted, but does not currently intend, to utilize on an interim basis to finance a portion of the merger consideration payable in the Merger.  In addition, in the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold the securities of the company or loans of the company, LBA and certain affiliates of LBA for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Like all of our other common stockholders, our directors and executive officers will be entitled under the merger agreement to receive $27.00 per share in cash for each of their shares of our common stock exchanged in the merger. In addition, like all of our other optionholders, our executive officers will be entitled to receive cash in respect of all of their outstanding options for our common stock, either by allowing their outstanding options to be cashed out (as further described below in the section entitled “Stock Options”) or by exercising their vested options immediately prior to the completion of the merger and receiving in the merger the $27.00 per share merger consideration for the shares of common stock received upon such exercise.

However, in considering the recommendations of the board of directors, our common stockholders should be aware that some of our directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of our common stockholders generally. Our board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our common stockholders that the merger agreement be adopted.

Change in Control Agreements

In connection with entering into the merger agreement and in contemplation of the merger, we have entered into substantially identical change in control severance agreements with each of Peter Bedford, our chief executive officer and chairman of our board of directors, Hanh Kihara, our senior vice president and chief financial officer, Dennis Klimmek, our executive vice president, secretary and general counsel, and Stephen Silla, our executive vice president and chief operating officer, each of whom is referred to as an executive officer. Each severance agreement provides for the payment of specified benefits to the executive officer upon terminations of employment in connection with a change of control (which is defined in the severance agreement and would include this merger), including the voluntary resignation by the executive officer upon or following a change in control. The benefits include a lump sum payment consisting of (i) an amount equal to the executive officer’s base salary and bonus multiplied by a factor equal to 3 for Mr. Bedford and 1.5 for Ms. Kihara and Messrs. Klimmek and Silla (ii) a pro-rata bonus based upon the number of days worked in the year in which the termination occurs. The benefits also include free medical, dental and vision insurance for a two year period, as described in the severance agreement. To receive benefits under the severance agreement, the executive officer must execute a release of claims in our favor. The total expected value of the four severance agreements is $3,368,128 ($1,583,333, $556,322, $577,917, and $650,556 to Mr. Bedford, Ms. Kihara, Mr. Klimmek and Mr. Silla, respectively). It should be noted, however, that the amount payable to an executive officer under the severance agreement may be reduced if such reduction would result in the executive officer realizing a greater amount on an after-tax basis. The form of severance agreement is attached to this proxy statement as Annex D. The foregoing description is qualified in its entirety by reference to the full text of the annex.

Modification of Director Compensation

Our board of directors approved a one time cash payment of $27,000 to each director, payable immediately prior to the consummation of the merger. This cash payment is in lieu of the 1,000 shares of our common stock that would be automatically granted to each of our directors at our next regularly scheduled annual meeting of our stockholders under the terms of our Amended and Restated 2002 Directors’ Stock Plan.

Positions with the Surviving Corporation

The service of all of our directors will end on the completion of the merger. We expect that the service of most of our executive officers, other than Peter Bedford, will end on the completion of the merger. Mr. Bedford is expected to serve as a consultant to the surviving REIT pursuant to the terms of a consulting agreement entered into between Mr. Bedford and us, which agreement will be assumed by LBA (as further described below in the section entitled, “New Service Agreements”).

New Service Agreements

We expect to enter into a consulting agreement with Peter Bedford, our chief executive officer and chairman of the board of directors that will govern the terms of his service with us and with the surviving corporation after the closing of the merger through the end of our fourth (4th) quarter in fiscal year 2006. This agreement will be assumed by the surviving corporation, and will provide Mr. Bedford with a $125,000 per quarter consulting fee in the 3rd and 4th quarters of 2006.

Awards under our Amended and Restated 2002 Directors’ Stock Plan

Under the terms of our Amended and Restated 2002 Directors’ Stock Plan, in the event of a change in control (as defined in the plan, which definition would include this merger), any unvested awards of restricted stock outstanding at the consummation of the transaction that are not yet vested shall become fully vested and all benefits under the plan that were previously deferred by a director will be paid to the director on or prior to the effective date of the transaction. Then, at the effective time, under the terms of the merger agreement, all holders of shares of restricted stock, including our directors, will receive $27.00 per share in cash for each of their shares of our common stock exchanged in the merger.

The table below sets forth, as of February 10, 2006, for each of our directors, (a) the number of shares of restricted stock granted under the Amended and Restated 2002 Directors’ Stock Plan that will vest upon the effectiveness of the merger and (b) the value of such accelerated shares, calculated by multiplying

(i) the merger consideration of $27.00 by (ii) the number of restricted shares, without regard to deductions for income taxes and other withholding.

Directors	Shares that will vest as a result of the merger
Name	Shares	Value
Peter B. Bedford	13,457	$363,339
Peter D. Linneman	3,400	91,800
Bowen H. McCoy	3,400	91,800
Thomas H. Nolan, Jr.	7,235	195,345
Martin I. Zankel	4,045	109,215

Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding option for our common stock (including those held by our executive officers) automatically will be cancelled and will be converted into a right to receive an amount in cash (without interest) less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to such option (including any then-unvested shares) as of the effective time of the merger, multiplied by the excess, if any, of $27.00 over the exercise price per share of our common stock subject to such option. None of our directors, other than Mr. Bedford in his capacity as our employee, currently hold outstanding stock options to purchase our common stock.

The table below sets forth, as of February 10, 2006, for each of our executive officers, (a) the number of shares subject to vested options for our common stock, (b) the value of such vested options, calculated with respect to each such option by multiplying (i) the excess of $27.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of shares subject to unvested options that will be cashed out upon effectiveness of the merger, (d) the value of such unvested options, calculated by multiplying (i) the excess of $27.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to all options that will be cashed out as a result of the merger for such person and (f) the aggregate value of all such options that will be cashed out as a result of the merger, calculated with respect to each such option by multiplying (i) the excess of $27.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

Executive Officers	Vested Options		Options that will vest as a result of the merger		Totals
Name	Shares	Value	Shares	Value	Total Shares	Total Value
Peter B. Bedford	5,000	$2,100	5,000	$2,100	10,000	$4,200
Hanh T. Kihara	3,750	1,575	3,750	1,575	7,500	3,150
Dennis M. Klimmek	3,750	1,575	3,750	1,575	7,500	3,150
Stephen M. Silla	3,750	1,575	3,750	1,575	7,500	3,150
James R. Moore, Jr.(1)	3,750	1,575	3,750	1,575	7,500	3,150

(1)          Mr. Moore retired from his employment with us in June 2005, although he continues to provide services to us as an independent consultant.

All executive officers will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes.

Restricted Stock

The merger agreement provides that any unvested awards of restricted stock outstanding at the consummation of the merger that are not yet fully vested (including any such awards held by our executive officers) shall become fully vested as of the effective time of the merger. Then, at the effective time, under the terms of the merger agreement, all holders of shares of restricted stock, including our executive officers, will receive $27.00 per share in cash for each of their shares of our common stock exchanged in the merger.

The table below sets forth, as of February 10, 2006, for each of our executive officers, (a) the number of shares of restricted stock held by these officers (other than shares held pursuant to awards made to our officers under our directors’ plan, the treatment of which is described above in the section entitled “Awards under our Amended and Restated 2002 Directors’ Stock Plan”) that will vest upon the effectiveness of the merger and (b) the value of such accelerated shares, calculated by multiplying (i) the merger consideration of $27.00 by (ii) the number of restricted shares, without regard to deductions for income taxes and other withholding,

Officers	Shares that will vest as a result of the merger
Name	Shares	Value
Peter B. Bedford	125,652	$3,392,604
Hanh T. Kihara	33,880	914,760
Dennis M. Klimmek	35,117	948,159
Stephen M. Silla	39,784	1,074,168
James R. Moore, Jr.(1)	39,712	1,072,224

(1)          Mr. Moore retired from his employment with us in June 2005, although he continues to provide services to us as an independent consultant.

The awards of restricted stock set forth in this table with respect to Mr. Bedford are only those shares awarded to Mr. Bedford in his capacity as our employee.

INDEMNIFICATION AND INSURANCE

We will, to the fullest extent permitted under applicable law, indemnify and hold harmless, and, after the effective time of the merger, LBA will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of ours and each person who served at our request as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including reasonable attorneys’ fees but subject to specified limitations on the choice of counsel and advancement of expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer, in each case occurring on or before the effective time of the merger (including the transactions contemplated by the merger agreement).

Prior to the effective time of the merger, we will acquire an insurance policy with a claim period of six years after the effective date of the merger with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time of the merger, in amount and scope at least as favorable as our existing policies, provided that the aggregate premium payable for such insurance policy shall not exceed 300% of the last annual premium paid by us for directors’ and officers’ liability insurance.

VOTING AGREEMENTS

The members of our board of directors have entered into voting agreements with LBA in which each individual has agreed to vote all of the shares of our common stock owned by such individual in favor of approving the merger and against any other competing transaction with a third party and any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the merger, unless the merger agreement has been terminated. In the aggregate, the number of shares of common stock subject to these agreements represents approximately 6.4% of the total number of shares of our common stock entitled to vote at the meeting. Each member of our board of directors has also agreed not to transfer any of their shares of our common stock except under certain circumstances permitted in the voting agreements.

PRIOR TRANSACTIONS BETWEEN LBA AND US

During the past two years we have engaged in two prior transactions with LBA, which we believe were arms-length transactions. First, in January of 2005, we sold a research and development property located in San Diego, California to an affiliate of LBA for a sale price of $15.8 million, resulting in a gain of approximately $6.7 million under generally accepted accounting principles. Second, in June of 2005, we sold five properties (three research and development properties and two office properties) to an affiliate of LBA for a combined sale price of approximately $27.75 million, resulting in a gain of approximately $9.0 million under generally accepted accounting principles.

REGULATORY APPROVALS

No material federal or state regulatory approvals are required to be obtained by us or LBA in connection with the merger.

FINANCING FOR THE MERGER AND GUARANTY

LBA has agreed that at the effective time of the merger it will have immediately available funds that are sufficient to pay the merger consideration to be received by our common stockholders and optionholders. LBA has delivered to us a copy of a fully executed equity commitment letter from LBA Realty Fund II, L.P. pursuant to which LBA Realty Fund II, L.P., an affiliate of LBA, has agreed to provide equity financing to LBA in an amount up to $226.8 million. The equity commitment will terminate upon the earlier of termination of the merger agreement or us commencing a lawsuit asserting any claim under the guaranty of LBA Realty Fund II, L.P. described below. LBA has also delivered to us a copy of a fully executed debt commitment letter from AIG Global Investment Group pursuant to which AIG has agreed, upon the terms and conditions set forth therein, to provide debt financing to LBA in an amount up to 70% of the total acquisition cost. AIG’s obligations to provide debt financing to LBA under the debt commitment letter are conditional upon (i) the absence of a company material adverse effect (as defined in the merger agreement) as of the closing date of the merger and (ii) the satisfaction or waiver of all of the conditions to LBA’s obligations to close set forth in the merger agreement. We believe that this debt commitment, when taken together with the equity commitment from LBA Realty Fund II, L.P., will enable LBA to satisfy its obligations under the merger agreement. Additionally, LBA Realty Fund II, L.P., has guaranteed the obligations of LBA and merger sub under the merger agreement, including but not limited to their payment obligations, pursuant to a written guaranty of up to $200 million, dated February 10, 2006 executed in favor of us. The guaranty will terminate upon the earlier of (a) the effective time of the merger; (b) termination of the merger agreement by mutual consent of the parties and (c) termination of the merger agreement on or after September 30, 2006 if the merger is not completed by such date. Except in limited cases, we will not be entitled to enforce specifically the terms of the merger agreement and our sole and exclusive remedy for any breach of the merger agreement shall be to seek damages up to the amount of the guaranty. The guaranty is attached to this proxy statement as Annex C. The foregoing description is qualified in its entirety by reference to the full text of Annex C.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of shares of common stock who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion does not address any state, local or foreign tax consequences of the merger. This summary assumes that the shares of our common stock are held as capital assets. Further, this summary does not address all of the United States tax consequences that may be relevant to holders of shares of our common stock in light of their personal circumstances, or to particular types of holders, including, without limitation:

•       financial institutions;

•       a dealer in securities or currencies;

•       a trader in securities that elects the mark-to-market method of accounting for its securities;

•       a regulated investment company;

•       a REIT;

•       a tax-exempt organization

•       an insurance company;

•       persons who are subject to alternative minimum tax;

•       persons who hold their shares of our common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction;

•       a partnership or other pass-through entity for United States federal income tax purposes;

•       United States persons that have a functional currency other than the United States dollar; or

•       persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

For purposes of this discussion, a “U.S. Holder” means a holder of shares of our common stock that is:

•       a citizen or resident of the United States;

•       a corporation created or organized under the laws of the United States or any of its political subdivisions;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or

(b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a holder of shares of our common stock other than a U.S. Holder.

If a partnership holds our shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership holding shares of our common stock should consult its tax advisors.

Holders should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

A U.S. Holder’s receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the shares of our common stock exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of the merger. However, if a U.S. Holder recognizes loss upon the receipt of cash in the merger in exchange for shares of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. The deductibility of capital losses may be subject to limitations.

Non-U.S. Holders

Gain realized by Non-U.S. Holders on the exchange of shares of our common stock for cash in the merger generally will not be subject to United States federal income or withholding tax unless:

(i)            the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met;

(ii)        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; or

(iii)    such shares constitute a “United States real property interest” within the meaning of Foreign Investment in Real Property Tax Act, or “FIRPTA”.

A Non-U.S. Holder who is an individual described in clause (i) above will be subject to a flat 30% United States federal income tax on the gain derived from the merger, which may be offset by United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. A Non-U.S. Holder whose gain is described in clause (ii) above generally will be required to pay United States federal income tax on the net gain derived from the merger. If the Non-U.S. Holder is a corporation, then it may also be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

Shares of our common stock will not constitute a “United States real property interest” if we are a “domestically controlled qualified investment entity” at the time of the merger. A “qualified investment entity” includes a REIT. We will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-United States persons held directly or indirectly less than 50% in value of our shares at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time of the merger, gain realized by a Non-U.S. Holder from the exchange of shares of our common stock in the merger would not be subject to tax under FIRPTA as a sale of a “United States real property interest” if:

(i)            our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange; and

(ii)        such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period preceding the merger or the holder’s holding period for such shares.

If gain on the exchange of shares of our common stock in the merger were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to pay United States income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Corporate Non-U.S. Holders may also be required to pay a 30% branch profits tax. In addition, under FIRPTA, the consideration received in the merger by a Non-U.S. Holder will be subject to income tax withholding at a rate of 10%. Such a Non-U.S. Holder may be entitled to a refund or credit against its United States tax liability, if any, with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a Non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

DIVIDENDS

For the quarter ending March 31, 2006, we expect to pay a regular quarterly dividend on our common stock not in excess of $0.21 per share. We will not be permitted to pay any additional dividends on our common stock thereafter. In addition, we will continue to pay regular quarterly dividends on our Series A preferred stock not in excess of $1.09375 per share and our Series B preferred stock not in excess of $0.47656 until the closing of the merger. After the completion of the merger, the dividend obligations on the preferred stock will be obligations of the surviving company.

APPRAISAL RIGHTS OF STOCKHOLDERS

Our common stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the merger agreement and merger because the outstanding shares of our common stock are, and were on the record date for the special meeting, listed on the New York Stock Exchange, a national securities exchange. In addition, our preferred stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the merger agreement and merger since they are not entitled to vote on the proposal.

DELISTING AND DEREGISTRATION OF OUR STOCK

Upon consummation of the merger, our common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended. In addition, our board of directors has been advised by LBA that following the completion of the merger it intends to deregister our Series A and Series B preferred stock under the Exchange Act, and delist the Series B preferred stock from the New York Stock Exchange.

ACCOUNTING TREATMENT

The merger is intended to be accounted for as a purchase under generally accepted accounting principles. Accordingly, it is expected that our basis in our assets and liabilities will be adjusted to fair market value on completion of the merger, including the establishment of goodwill.

FEES AND EXPENSES OF THE MERGER

The estimated fees and expenses to be incurred in connection with the consummation of the merger are as follows:

Description	Amount
Financial advisory fees and expenses	$8,600,000	(1)
Legal, accounting, tax and consulting fees and expenses	2,500,000
SEC filing fees	46,534
Printing, proxy solicitation and mailing costs	77,000
Miscellaneous	2,500
Total	$11,226,034

(1)          Comprises approximately $7,245,000 estimated to be payable to Banc of America Securities, $255,000 payable to Houlihan Lokey and $1,100,000 payable to other brokers.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that the parties thereto have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that have been exchanged between the parties in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what is viewed as material by stockholders. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information, since they were made as of the date of the merger agreement, do not purport to be accurate as of the date of this proxy statement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

As a stockholder you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions. You should also be aware that none of the representations or warranties contained in the merger agreement has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the merger unless all such inaccuracies as a whole would have or would reasonably be likely to have a material adverse effect on the party that made the representations and warranties.

THE MERGER

The merger agreement provides that, upon the closing, LBA Realty Fund II—WBP I LLC, a wholly owned subsidiary of LBA, will merge with and into us with our company surviving as a wholly owned subsidiary of LBA. We refer to these transactions as the “merger.”

COMPLETION AND EFFECTIVENESS OF THE MERGER

The parties will close the merger within two business days after all of the conditions to completion of the merger agreement are satisfied or waived, including approval of the merger agreement and merger by our common stockholders, unless another date is agreed to by the parties. The merger shall become effective upon the acceptance for record of articles of merger filed with the State Department of Assessments and Taxation of Maryland and a certificate of merger filed with the secretary of state of the state of Delaware (unless a later date is specified in such filings). The parties plan to complete the merger soon after the special meeting occurs. The parties currently anticipate that they will be in a position to complete the merger by the end of the second quarter of 2006.

MERGER CONSIDERATION

The merger agreement provides that each issued and outstanding share of our common stock including any restricted shares of our common stock, other than shares of our common stock held by directly or indirectly by LBA, merger sub or any of our subsidiaries, shall be converted into the right to receive $27.00 in cash. Issued and outstanding shares of our Series A and B preferred stock will remain issued and outstanding after the completion of the merger.

STOCK OPTIONS

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not exercisable, will be cancelled and the option holder will receive a cash per share payment equal to the merger consideration less the per share exercise price of the option. All stock options plans will be terminated as of the effective time.

EXCHANGE AND PAYMENT PROCEDURES

At or prior to the effective time of the merger, LBA will cause to deposited with the paying agent cash in the amount of the aggregate merger consideration payable to our common stockholders. A letter of transmittal will be sent to each of common stockholders following the closing of the merger that will include instructions of how our common stockholders may exchange their shares of common stock for the cash consideration they will receive in the merger. Those of our common stockholders who properly submit a letter of transmittal, such other documents as required by such instructions and their stock certificates will be paid the merger consideration to which they are entitled net of any applicable withholding tax. No interest will accrue on any cash deposited with the paying agent.

The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent, accompanied by documents evidencing such transfer of ownership and the payment of transfer taxes.

The paying agent, merger sub and the surviving corporation will be entitled to deduct and withhold any amounts from the merger consideration and any payment made in connection with the cancellation of options that they are required to deduct and withhold pursuant to applicable tax laws and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, the company, merger sub or the surviving corporation will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If a common stockholder has lost a certificate, or if it has been stolen or destroyed, then such common stockholder will be required to make an affidavit of that fact before they will be entitled to receive the merger consideration and may be required to post a bond as indemnity.

CHARTER AND BYLAWS

The charter and bylaws of the company in effect at the effective time of the merger will be the charter and bylaws of the surviving corporation until amended in accordance with applicable law.

DIRECTORS AND OFFICERS

The directors and officers of merger sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

REPRESENTATIONS AND WARRANTIES

Bedford Property Investors

We have made a number of customary representations and warranties to LBA that expire upon the completion of the merger and that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•       corporate existence, organization and good standing;

•       existence, organization and good standing of our subsidiaries;

•       corporate power and authority to carry on current business;

•       capital structure;

•       corporate authorization to enter into and carry out our obligations under the merger agreement, and the enforceability of the merger agreement against us;

•       the absence of any conflict with or violation of corporate charter documents or applicable law and absence of breach of or default under any of our or our subsidiaries’ contracts as a result of entering into and carrying out the obligations under the merger agreement;

•       the need to obtain governmental and regulatory consents or authorizations in order to complete the merger;

•       filings and reports with the SEC and the accuracy of our financial statements contained therein;

•       the absence of liabilities other than as set forth in our consolidated balance sheet at December 31, 2005;

•       accuracy of information included in this proxy statement;

•       the absence of a material adverse effect and other changes since December 31, 2005, the date of our last quarterly balance sheet;

•       the absence of litigation or court orders;

•       compliance with applicable law and possession of necessary governmental permits and licenses;

•       fee title to each of our properties free and clear of all encumbrances, other than certain permitted encumbrances;

•       proper preparation and timely filing of tax returns, timely payment of taxes and other tax matters affecting us;

•       compliance with environmental laws and other environmental matters affecting us;

•       insurance policies and claims;

•       disclosure of, and the absence of a breach of or default under, material contracts;

•       compliance with applicable laws and contracts relating to employee benefit plans and labor relations;

•       stockholder approval and the inapplicability of state anti-takeover statutes and regulations to the merger agreement and merger;

•       receipt of a fairness opinion from Banc of America Securities, our financial advisor;

•       disclosure of broker, investment banker or financial advisor fees;

•       absence of any outstanding employee loans;

•       absence of a stockholder rights plan; and

•       disclosure of all related party transactions.

LBA Realty Fund—WBP LLC

LBA and merger sub have made a number of customary representations and warranties to us in the merger agreement that expire upon the completion of the merger and that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•       corporate existence, organization and good standing;

•       corporate power and authority to carry on current business;

•       corporate authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement against LBA and merger sub;

•       the absence of any conflict with or violation of corporate charter documents or applicable law and absence of breach of or default under any contracts as a result of entering into and carrying out the obligations under the merger agreement;

•       the need to obtain governmental and regulatory consents or authorizations in order to complete the merger;

•       the accuracy of information provided to us;

•       the absence of litigation or court orders;

•       the availability and commitment of the financing necessary to complete the merger and the related guarantee;

•       the ownership of merger sub and its lack of prior activities;

•       absence of a need for ownership approval;

•       disclosure of broker, investment banker or financial advisor fees; and

•       guarantee of LBA Realty Fund II, L.P.

CONDUCT OF OUR BUSINESS PENDING THE MERGER

Under the merger agreement, we have agreed that, until the completion of the merger, or unless LBA consents in writing, we and our subsidiaries will:

•       carry on our operations in the usual, regular and ordinary course of business in substantially the same manner as previously conducted and comply in all material respects with applicable laws; and

•       use reasonable best efforts to preserve intact our present business organizations, keep available the services of our present officers and employees and preserve customer, supplier and other business relationships.

In addition to the above agreements regarding the conduct of our business generally, we have agreed with respect to ourselves and our subsidiaries to various additional specific restrictions related to the conduct of our business, including to not do any of the following without LBA’s consent (which cannot be unreasonably withheld during the same time period):

•       declare or pay any dividends, other than as described in this proxy statement under “Dividends”;

•       split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in substitution for our capital stock, or repurchase, redeem or otherwise acquire any of our or our subsidiaries’ capital stock other than pursuant to existing benefit plans to satisfy tax withholding payments;

•       issue, deliver or sell any shares of our capital stock, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, except for the issuances of securities issuable upon the exercise of options outstanding as of the date of the merger agreement;

•       amend or otherwise change our charter, bylaws or equivalent organizational documents;

•       acquire, or agree to acquire, any business or any corporation, partnership, association or other business organization or division or any property or assets, other than non-real property assets acquired in the ordinary course of business consistent with past practice;

•       sell, dispose of or encumber any of our assets, other than non-real property assets in the ordinary course of business consistent with past practice;

•       lease any real property or amend, modify, terminate or renew any lease or waive, release or assign any rights or claims under any lease, other than amendments, modifications, terminations or renewals of existing leases for premises not exceeding 5,000 square feet in the ordinary course of business consistent with past practice, leasing properties for premises not exceeding 5,000 square feet in the ordinary course of business consistent with past practice and amendments, modifications, terminations or renewals of existing leases that are required by the terms of such leases;

•       authorize or make any capital expenditures, other than specified capital expenditures and those made in the ordinary course of business that in the aggregate do not exceed $50,000.

•       incur, repurchase, repay, guarantee, assume, endorse or otherwise become responsible for, any indebtedness for borrowed money or issue or sell any debt securities, or warrants or rights to acquire debt securities or guarantee any debt securities other than money borrowed under existing credit facilities in the ordinary course of business consistent with past practice (but not in excess of $115 million at any time), the refinancing of specified mortgage loans and debt payments in the ordinary course of business;

•       make or rescind any tax election, unless required to preserve our status as a REIT or the status of any of our subsidiaries as a partnership, file an amendment to any material tax return, settle or compromise any material liability for taxes, take, or fail to take, any action that might cause us to no longer qualify as a REIT or prevent the surviving company from continuing to qualify as a REIT or enter into, amend, modify or take any action that might violate or create liability under any material tax protection agreements;

•       make any change in accounting policies or practices, other than as required by a change in law or generally accepted accounting principles;

•       enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims under any material contract;

•       increase the compensation or benefits of any our directors, officers or employees, other than in the ordinary course of business consistent with past practice;

•       become obligated under any new benefit plans or amend or terminate any existing benefit, other than as may be required by law or as previously promised to employees or directors;

•       grant or alter any rights to severance, change or control or termination pay or benefits to any director, officer or other employee or enter into or amend any new employment, loan retention, consulting, indemnification, termination, change of control, severance or similar agreement with any director, officer or employee other than as previously promised to employees and directors and compensation and benefits to employees hired after the date of the merger agreement;

•       waive, release, assign, settle or compromise any pending or threatened action claim in excess of $100,000 individually or $250,000 in the aggregate, provided that no claim related to the merger agreement or the merger can be waived, settled or compromised without the prior written consent of LBA;

•       merge or consolidate with any other person, form a corporation, joint venture, partnership or other business association or organization with any other person, or adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•       enter into or otherwise make a commitment to do any of the foregoing.

PROHIBITION ON SOLICITING OTHER PROPOSALS

We have agreed that we will not, nor will we authorize or permit our officers, directors or employees, investment bankers, attorneys or other advisors or representatives to, solicit, initiate or knowingly encourage or otherwise knowingly facilitate any inquiries or the implementation or submission of any “acquisition proposal” or participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any “acquisition proposal.”  The merger agreement defines an “acquisition proposal” as any proposal or offer from any person other than LBA or merger sub relating to any:

•       merger, consolidation, share exchange, business combination or similar transaction involving us or our subsidiaries;

•       sale, lease (other than in the ordinary course of business consistent with past practice) or other disposition of assets of ours or our subsidiaries representing 15% or more of our and our subsidiaries’ consolidated assets;

•       issuance, sale or other disposition of securities representing 15% or more of the voting power of our capital;

•       tender offer or exchange offer in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the voting power of our capital stock; or

•       recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to us.

If, prior to the date on which our common stockholders approve the merger agreement and merger, we receive an unsolicited bona fide written acquisition proposal, we may furnish information to, and engage in discussions with, the party making the acquisition proposal if our board of directors determines in good faith, after consulting with our outside counsel, that it is required to do so in order to comply with its duties to us and our stockholders, we have entered into a confidentiality agreement with the interested party on substantially the same terms regarding non-disclosure and non-use of confidential information as the confidentiality agreement we have entered into with LBA and have provided LBA with copies of any information that is provided to the interested party.

We have agreed that, within two days after receipt of any acquisition proposal, an indication by any person that it intends to make an acquisition proposal, any request for nonpublic information that would reasonably be expected to lead to an acquisition proposal or any related inquiries, we will provide LBA with the identity of the person making the acquisition proposal or inquiry and a copy of the acquisition proposal or inquiry. We have agreed to keep LBA reasonably informed on the status of any acquisition proposal and any related communications and will not enter into any agreement prohibiting us from doing so. Likewise, we have agreed not to terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement and we shall enforce the provisions of any such agreement.

The merger agreement permits us and our board of directors to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to an alternative transaction proposal that we may receive and to make other disclosures to our stockholders if our board of directors determines in good faith, after consulting with our outside counsel, that such disclosure is required by law, provided that we will not recommend that our stockholders tender their securities in connection with a tender offer or withdraw our recommendation of the merger except as otherwise permitted by the merger agreement.

SUPERIOR PROPOSALS

Except as set forth below, pursuant to the merger agreement, neither our board of directors, nor any committee of the board of directors, will:

•       withdraw or modify, in a manner adverse to LBA, its approval or recommendation of the merger agreement;

•       approve or recommend any acquisition proposal; or

•       approve or enter into any letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

However, if, prior to the approval of the merger and merger agreement by our common stockholders and provided that we have abided by the restrictions described above regarding acquisition proposals, we receive an unsolicited acquisition proposal, our board of directors may withdraw or modify its approval or recommendation of the merger agreement and the merger if:

•       our board of directors has determined in good faith, after consulting with its financial advisor, that the acquisition proposal constitutes a “superior proposal” and has determined in good faith, after consultation with its outside legal counsel, that such actions are necessary to comply with its duties to us and to our stockholders;

•       we have notified LBA in writing that our board of directors intends to change its recommendation, attaching to such notice the terms and conditions of the unsolicited acquisition proposal, the identity of the person or group making it and copies of any agreements and certain documents relating to the acquisition proposal including any definitive agreement if available; and

•       during the three business day period following LBA’s receipt of the notice,

•        we have offered to negotiate with (and, if accepted, negotiated in good faith with), and have caused our financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with) LBA in making adjustments to the terms and conditions of the merger agreement as would enable us to proceed with the merger,

•        LBA is entitled to deliver to us a counterproposal to the acquisition proposal, and

•        if LBA delivers a counterproposal pursuant to the preceding clause, then our board of directors must have determined in good faith, after the end of such three business day period and consultation with our financial advisors, that the acquisition proposal is more favorable to our stockholders than the counterproposal (taking into account all financial and strategic conditions, including the conditions, prospects and timing for completion of the proposals).

Any amendment to the financial terms or any material amendment to any material term of an acquisition proposal shall constitute a new acquisition proposal and we will deliver a new notice that is subject to the process described above.

The merger agreement defines a “superior proposal” as any bona fide written acquisition proposal not solicited or initiated in violation of the no solicitation provisions described above that:

•       relates to more than 50% of the outstanding shares of our common stock or more than 50% of our consolidated assets; and

•       is on terms that our board of directors determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to our stockholders from a financial point of view than those contemplated by the merger agreement (including any alterations to the merger agreement agreed to in writing by us).

OUR STOCKHOLDER MEETING

We have agreed to call, give notice of and hold a special meeting our common stockholders as promptly as practicable for the purpose of approving the merger agreement and the merger. Our board of directors has agreed to recommend the approval of the merger agreement and the merger and we have agreed to use our reasonable best efforts to obtain the approval of the merger agreement and the merger by our common stockholders. Our obligation to call, give notice of and hold the special meeting of our stockholders will not be limited or otherwise affected in the event of the withdrawal or modification of the recommendation of the merger agreement and the merger by our board of directors provided that the merger agreement has not been terminated by its terms.

EMPLOYEE BENEFIT ARRANGEMENTS

LBA has agreed that:

•       prior to the closing, we will terminate the employment of each of the employees previously identified by LBA;

•       at the effective time of the merger, LBA shall offer employment to all of our remaining employees, on an at-will basis provided that any offer of employment will be subject to LBA’s policies and procedures on background checks and confirmation of the immigration status of each employee;

•       LBA will assume all liabilities under our benefit plans and under specified severance policies, employment agreements, and retention agreements; and

•       for a period of two years after the closing, LBA shall provide, at LBA’s sole expense, our remaining employees who do not accept offers of employment with LBA, and their eligible beneficiaries, with medical, dental and vision benefits that are no less favorable in any respect to those benefits provided to our current and former employees as those benefits are in effect as of the closing. Employees who become employed by LBA will instead be eligible to participate in the medical, dental and vision care programs of LBA under the terms of such programs.

Continuing employees will receive credit for their service with us under LBA’s employee benefit plans for all purposes, including eligibility, vesting, benefit accruals (excluding defined benefit plan accruals) and level of benefits for purposes of any employee benefit plan provided by LBA or its affiliates. In addition, LBA will waive certain eligibility waiting periods and pre-existing condition exclusions under its welfare benefits plans (to the same extent they would not have applied under our benefit plans), and give credit for amounts previously paid by our employees prior to the effective time of the merger in determining any deductibles, offset, coinsurance and maximum out-of-pocket limitations after the effective time of the merger for the current plan year.

Pursuant to the terms of specified agreements, we, or the surviving company, will also make payments to our employees on or before the effective time of the merger. For a more complete discussion of these agreements, please see “Proposal 1—Approval of the Merger and Merger Agreement—Interests of our Directors and Executive Officers in the Merger” on page 30.

INDEMNIFICATION AND INSURANCE

The merger agreement provides that the indemnification provisions and limitations of liability set forth in our articles of incorporation and bylaws will not amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were our directors, officers, employees or agents.

In addition, we will, to the fullest extent permitted under applicable law, indemnify and hold harmless, and, after the effective time of the merger, LBA will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of ours and each person who served at our request as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including reasonable attorneys’ fees but subject to specified limitations on the choice of counsel and advancement of expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer, in each case occurring on or before the effective time of the merger (including the transactions contemplated by the merger agreement).

Prior to the effective time of the merger, we will acquire an insurance policy with a claim period of six years after the effective date of the merger with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time of the merger, in amount and scope at least as favorable as our existing policies, provided that the aggregate premium payable for such insurance policy shall not exceed 300% of the last annual premium paid by us for directors’ and officers’ liability insurance.

CONDITIONS TO COMPLETION OF THE MERGER

The obligations of both parties to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•       The approval of the merger agreement and the merger by our common stockholders; and

•       no governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which makes the merger illegal or otherwise prohibits the completion of the merger.

The obligations of LBA to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•       the truth and correctness of our representations and warranties, subject to any exceptions that would not reasonably be expected to have a “company material adverse effect” (except in the case of certain representations relating to our capitalization which shall be true and correct in all material respects and our representation as to ownership of our properties which shall be true and correct without qualification), and the receipt of certificate from one of our executive officers certifying the same;

•       our performance and compliance in all material respects with all material agreements and covenants required by the merger agreement and the receipt of certificate from one of our executive officers certifying the same;

•       receipt from our tax counsel of a written opinion regarding our status as a REIT in the form attached to the merger agreement; and

•       the absence of an event, change or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a “company material adverse effect”.

For purposes of the merger agreement, the term “company material adverse effect” means any change in, or effect on, us that is (individually or in the aggregate with any other changes therein or effects thereof) materially adverse to us, other than any such changes or effects resulting from the following to the extent they occur after February 10, 2006:

•       changes in general (national, regional or local) economic, regulatory, financial or securities market or political conditions or changes that generally affect the business or industry in which we operate (including owners or managers of office or industrial properties in general) and do not disproportionately impact us relative to the other participants in such business or industry;

•       any change in law or generally accepted accounting principles or interpretation thereof;

•       any outbreak or escalation of war or any acts of terrorism;

•       earthquakes or other natural disasters; or

•       the merger agreement or the transactions contemplated by it or the announcement or performance of the merger agreement.

Our obligations to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•       the truth and correctness of the representations and warranties of each of LBA and merger sub, subject in each case to any exceptions that would not reasonably be expected to have a “acquiror material adverse effect”, and the receipt of a certificate from an executive officer of LBA and an executive officer of merger sub certifying the same; and

•       the performance and compliance by each of LBA and merger sub in all material respects with all material agreements and covenants required by the merger agreement and the receipt of a certificate from an executive officer of LBA and an executive officer of merger sub certifying the same.

For purposes of the merger agreement, the term “acquiror material adverse effect” means any change in, or effect on, LBA or merger sub that (individually or in the aggregate with any other changes therein or effects thereof) could reasonably be expected to materially impair the ability of LBA and merger sub to consummate the merger and the other transactions contemplated by the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated at any time prior to the completion of the merger as follows:

•       by mutual written consent of the parties;

•       by either party if the merger is not completed by September 30, 2006 (provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of or resulted in the failure of the merger to be completed by September 30, 2006);

•       by either party upon a breach, or failure to perform, by the other party of a representation, warranty, covenant or agreement, or if any representation or warranty of the other party has become untrue, which results in that party being incapable of satisfying its closing conditions by July 31, 2006 or, in the case of any breach or failure to perform that occurs after July 31, 2006, by the earlier of thirty days after the breach or failure to perform or September 30, 2006;

•       by either party if a governmental authority issues a final and nonappealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•       by either party if our common stockholders fail to approve the merger and merger agreement, provided that we cannot terminate for this reason if we are in breach in any material respect of our obligations with respect to the proxy statement and the stockholders’ meeting in a manner that could reasonably be expected to adversely affect the vote of our common stockholders;

•       by LBA at any time prior to the approval of the merger agreement and merger by our common stockholders if,

•        we fail to recommend the approval of the merger agreement and the merger to our common stockholders, effect a change in the recommendation of our board of directors, or approve or recommend any acquisition proposal,

•       we enter into a contract with respect to an acquisition proposal, or

•       a tender offer or exchange offer for any outstanding shares of our capital stock is commenced prior to the approval of the merger agreement and the merger by our common stockholders and our board of directors fails to recommend against acceptance of the tender offer or exchange offer within ten business days of commencement; or

•       by us at any time prior to the approval of the merger agreement and merger by our common stockholders if,

•        our board of directors has changed its recommendation with respect to the merger in accordance with the provisions of the merger agreement related to superior proposals,

•        we intend to enter into a definitive agreement relating to a superior proposal;

•        we have complied in all material respects with our obligations with respect to acquisition proposals, and

•        we pay the termination fee described below simultaneously with such termination.

TERMINATION FEES AND EXPENSES

If the merger agreement is terminated because we enter into a contract with respect to an acquisition proposal, or our board of directors changes its recommendation to our stockholders in anticipation of entering into such a contract, then a termination fee of $16 million plus reasonable documented expenses up to a maximum of $3.5 million will be payable to LBA by us, within two business days of the termination if the merger agreement is terminated by LBA and simultaneously with the termination if the merger agreement is terminated by us.

Additionally, if the merger agreement is terminated as a result of the failure of:

•       the parties to complete the merger by September 30, 2006;

•       our common stockholders to approve the merger agreement and the merger;

•       our board of directors to recommend the approval of the merger agreement and the merger by our common stockholders; or

•       our board of directors to recommend against a proposed tender offer or exchange offer for any outstanding shares of our capital stock within ten business days of commencement;

and it is the case that both:

•       prior to the termination of the merger agreement, an acquisition proposal has been publicly announced; and

•       within twelve months following the termination of the merger agreement, we consummate a transaction or enter into a definitive agreement related to an acquisition of us,

then a termination fee of $16 million plus reasonable documented expenses up to a maximum of $3.5 million will be payable to LBA by us within two business days after consummation of the transaction or entry into the definitive agreement.

All fees, costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses. However, we have agreed to pay the reasonable documented expenses of LBA up to a maximum of $3.5 million in the event the merger agreement is terminated as a result of our breach of, or failure to perform, any of our representations, warranties, covenants or agreements, or if any of our representations or warranties has become untrue, which results in us being incapable of satisfying our closing conditions by July 31, 2006 or, in the case of breaches or failures to perform that occur after July 31, 2006, by the earlier of thirty days after the breach or failure to perform or September 30, 2006. Likewise, LBA has agreed to pay our reasonable documented expenses up to a maximum of $3.5 million in the event the merger agreement is terminated as a result of LBA’s breach of, or failure to perform, any of its representations, warranties, covenants or agreements, or if any of its representations or warranties has become untrue, which results in it being incapable of satisfying its closing conditions by July 31, 2006 or, in the case of breaches that occur after July 31, 2006, by the earlier of thirty days after the breach or failure to perform or September 30, 2006.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

The merger agreement may be amended by a written instrument signed on behalf of each of the parties at any time before or after the approval of the merger agreement and the merger by our common stockholders, except that there cannot be any amendment to the merger agreement after the approval of the merger agreement that by law would require further approval of our common stockholders, without the further approval of our common stockholders.

At any time prior to the effective time of the merger, the parties can:

•       extend the time for the performance of any of the obligations or other acts of the other party;

•       waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the agreement; or

•       waive compliance with any of the agreements or conditions contained in the merger agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

PROPOSAL 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to approve the merger agreement and merger, we may propose to adjourn the special meeting, to a date not later than 120 days after the record date for the special meeting, for the purpose of soliciting additional proxies to approve the merger agreement and merger. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement and merger. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares that actually vote on the adjournment proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MERGER AGREEMENT AND MERGER.

OTHER MATTERS

Our board knows of no matter to be presented at the special meeting other than those set forth in the notice of meeting and described in this proxy statement. Under Maryland law, no business other than the proposal to approve the merger agreement and the merger and the adjournment proposal may be brought before the special meeting. If any other matters are properly presented to the special meeting for action, including matters incidental to the conduct of the special meeting, the persons named in the enclosed form of proxy card will vote in accordance with their best judgment.

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, California 94549, or an oral request by calling our Investor Relations group at (925) 283-8910. Additionally, stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the annual report, and who would rather receive a single copy of such materials, may instruct us accordingly by directing their request in the manner provided above.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of February 10, 2006, with respect to each of the directors, each of our named executive officers and each person who is known by us to own beneficially more than 5% of our outstanding common stock, and with respect to shares of our common stock owned beneficially by all of our directors and officers as a group.

Name and Address†	Number of Shares Beneficially Owned+		Percent of Class (%)
Peter B. Bedford	945,328	(1)	5.9
T. Rowe Price Associates, Inc.	1,557,250	(2)	9.7
T. Rowe Price Small-Cap Value Fund, Inc.	1,000,000	(3)	6.2
Neuberger Berman, LLC	898,000	(4)	5.6
Farallon Partners, L.L.C.	875,000	(5)	5.4
Peter Linneman	13,848	(6)	*
Bowen H. McCoy	12,237	(7)	*
Thomas H. Nolan, Jr.	8,796	(8)	*
Martin I. Zankel	43,807	(9)	*
Stephen M. Silla	76,182	(10)	*
Dennis Klimmek	84,155	(11)	*
Hanh Kihara	119,995	(12)	*
All directors and officers as a group (16 persons)	1,556,080	(13)	9.7

†                    The address of each individual listed on the table is 270 Lafayette Circle, Lafayette, California 94549. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Neuberger Berman, LLC is 650 Third Avenue, New York, New York 10158. The address of Farallon Partners, L.L.C. is 1 Maritime Plaza, Suite 1325, San Francisco, California 94111.

+                    Certain share numbers are rounded up (if the fraction of a share is 0.5 or greater) or down (if the fraction of a share is less than 0.5). These partial share numbers result from partial shares owned in such employees’ 401(k) account.

*                    Less than 1%.

(1)          Includes 2,790 shares of our common stock held in trust for Mr. Bedford’s grandchildren, 139,109 restricted shares of our common stock that are subject to a right of repurchase in our favor, 16,723.17 shares of our common stock held in Mr. Bedford’s 401(k) account and 5,000 shares of our common stock subject to options which are currently exercisable or will become exercisable within 60 days of February 10, 2006.

(2)          These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser, with power to direct investments and/or sole power to vote the securities; the total number of shares listed here includes the 1,000,000 shares listed separately for T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of, and number of shares of our common stock held by, Price Associates is based on the Schedule 13G/A filed by Price Associates with the SEC on February 14, 2006.

(3)          These securities are owned by various individuals and institutional investors for which T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”) serves as investment adviser, with power to direct investments and/or sole power to vote the securities; the shares listed here are included in the total number of shares listed under Price Associates in the table above. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Small-Cap is deemed to be a beneficial owner of such securities; however, Price Small-Cap expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of, and number of shares of our common stock held by, Price Small-Cap is based on the Schedule 13G/A filed by Price Small-Cap with the SEC on February 14, 2006.

(4)          Neuberger Berman, LLC (“Neuberger”) is deemed to be a beneficial owner for purposes of Rule 13d of the Securities Exchange Act of 1934, since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. The address of, and number of shares of our common stock held by, Neuberger is based on the Schedule 13F filed by Neuberger with the SEC on February 17, 2006.

(5)          Farallon Partners, L.L.C. is the general partner (the “Farallon General Partner”) of several investment funds (the “Farallon Funds”) which directly own shares of our common stock. The Farallon General Partner may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds; the Farallon General Partner, however, expressly disclaims beneficial ownership of such shares other than for reporting purposes under the Securities Exchange Act of 1934. The address of, and number of shares of our common stock held by, the Farallon General Partner is based on the Schedule 13G the Farallon General Partner with the SEC on January 26, 2006.

(6)          Includes 3,400 restricted shares of our common stock that are subject to a right of repurchase in our favor.

(7)          Includes 3,400 restricted shares of our common stock that are subject to a right of repurchase in our favor.

(8)          Includes 7,235 restricted shares of our common stock that are subject to a right of repurchase in our favor.

(9)          Includes 4,045 restricted shares of our common stock that are subject to a right of repurchase in our favor.

(10)   Includes 39,784 restricted shares of our common stock that are subject to a right of repurchase in our favor, 5,319.32 shares of our common stock held in Mr. Silla’s 401(k) account and 3,750 shares of our common stock subject to options which are currently exercisable or will become exercisable within 60 days of February 10, 2006.

(11)   Includes 200 shares of our common stock held in trust for Mr. Klimmek’s children, 35,117 restricted shares of our common stock that are subject to a right of repurchase in our favor, 5,579.162 shares of our common stock held in Mr. Klimmek’s 401(k) account and 3,750 shares of our common stock subject to options which are currently exercisable or will become exercisable within 60 days of February 10, 2006.

(12)   Includes 33,880 restricted shares of our common stock that are subject to a right of repurchase in our favor, 5,959.143 shares of our common stock held in Ms. Kihara’s 401(k) account and 3,750 shares of our common stock subject to options which are currently exercisable or will become exercisable within 60 days of February 10, 2006.

(13)   Includes 361,095 restricted shares of our common stock that are subject to a right of repurchase in our favor, 72,089 shares of our common stock held in Company employees’ 401(k) accounts and 21,250 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of February 10, 2006.

OTHER INFORMATION

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not hold a 2006 annual meeting of our stockholders. However, if the merger is not completed and the merger agreement is terminated, we expect to hold a 2006 annual meeting of our stockholders as promptly as is practicable after the date of the termination of the merger agreement. Under Rule 14a-8 of the Securities Exchange Act, as amended, our stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2006 annual meeting by submitting proposals to us a reasonable period of time before we begin to print and mail our proxy materials and must otherwise comply with Rule 14a-8.

In addition, if a stockholder wishes to bring business (including director nominations) before the annual meeting of the stockholders to be held in 2006 that is not the subject of a proposal timely submitted for inclusion in our proxy statement, our bylaws currently require that written notice of such business must be received by our secretary not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must set forth:

•       as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with the solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•       as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•       as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the number of shares of each class of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

For more information you may contact Hanh Kihara at the address listed in the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We will provide you with copies of this information, without charge, excluding all annexes, upon written or oral request. In order for you to receive timely delivery of the documents in advance of the special meeting, we should receive your request no later than [•], 2006 which is five business days before the date of the special meeting.

Requests for additional information should be directed to Hanh Kihara, Chief Financial Officer, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, California 94549.

By Order of the Board of Directors

DENNIS KLIMMEK Secretary

Annex A

AGREEMENT AND PLAN OF MERGER

Among

LBA REALTY FUND II—WBP LLC,

LBA REALTY FUND II—WBP I LLC and

BEDFORD PROPERTY INVESTORS, INC.

Dated as of February 10, 2006

Exhibit A—Form of Guarantee
Exhibit B—Form of Opinion
Schedule 1—Forms of Resignation and Release

AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2006, among LBA Realty Fund II—WBP LLC, a Delaware limited liability company and a wholly-owned subsidiary of LBA Realty Fund II, L.P. (“Acquiror”), LBA Realty Fund II—WBP I LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Bedford Property Investors, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this “Agreement”);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby and (ii) has recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement certain stockholders of the Company have each executed a voting agreement, dated as of the date of this Agreement, whereby such stockholder agrees, among other things, to vote the shares of Company Common Stock beneficially owned by such stockholder in favor of this Agreement and the Merger; and

WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger.   At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “Delaware Act”), Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a direct wholly-owned subsidiary of Acquiror, and the separate corporate existence of Merger Sub shall cease.

SECTION 1.2. Effective Time.   On the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger or other appropriate documents (in any such case, the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL, with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”), by filing a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Act, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and shall make all other filings or recordings required under the MGCL and the Delaware Act. The Merger shall become effective at such time as both the Articles of Merger are accepted for record by the Maryland Department and the Certificate of Merger is accepted for record by the Delaware Secretary of State, or at such later time (but not later than 30 days after the acceptance of the Articles of Merger for record) as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

SECTION 1.3. Closing of the Merger.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time on a date to be specified by the parties (the “Closing Date”), which Closing Date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California 94304, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.4. Effect of the Merger.   The Merger shall have the effects set forth in the MGCL and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5. Charter and Bylaws.   The charter of the Company (the “Charter”) in effect at the Effective Time shall be the charter of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 1.6. Directors.   The parties shall cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.7. Officers.   The parties shall cause the officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1. Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(a)   All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.02 per par value share, of the Surviving Corporation;

(b)   each share of common stock, $0.02 par value per share, of the Company (“Company Common Stock”) owned by Acquiror, Merger Sub or any direct or indirect wholly owned Subsidiary of Acquiror or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)   each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be cancelled and shall be converted automatically into the right to receive an amount in cash (the “Merger Consideration”) equal to $27.00;

(d)   each share of 8.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(e)   each share of 7.625% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

SECTION 2.2. Exchange of Certificates.

(a)   Payment Agent.   Prior to the Effective Time, Acquiror shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Acquiror shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Acquiror; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b)   Exchange Procedures.   As promptly as practicable after the Effective Time, Acquiror shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.1(c):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of (A) a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and (B) such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, after giving effect to any withholding tax pursuant to Section 2.2(f), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such shares of Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)   No Further Rights.   From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for, and Acquiror shall remain liable for, payment of their claim for the Merger Consideration (subject to applicable abandoned property, escheat and other similar Laws).

(e)   No Liability.   None of the Paying Agent, Merger Sub, Acquiror or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Company Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)    Withholding Rights.   Each of the Paying Agent, the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Acquiror, as the case may be.

(g)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.1(c).

SECTION 2.3. Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement. On or after the Effective Time, any Certificates presented to the Paying Agent or Acquiror for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

SECTION 2.4. Stock Options.   As of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation, the Company shall pay to each holder thereof (and, if requested by the Company, Acquiror shall provide cash to the Company for such Payment) at the Effective Time in cash, net of withholding, an amount per share of Company Common Stock subject to such cancelled Company Stock Option equal to the excess, if any, of (i) the Merger Consideration, over (ii) the per share exercise price for such Company Stock Option (the “Option Consideration”). The Company shall take all actions necessary to terminate the Company Equity Plans as of the Effective Time.

SECTION 2.5. Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 2.6. Restricted Shares.   The Company shall take such actions as are necessary so that as of the Effective Time, each share of restricted Company Common Stock which as of the Closing Date is issued and outstanding but not vested, shall fully vest. At the Effective Time, each issued and outstanding share of restricted Company Common Stock shall be converted into the right to receive the Merger Consideration as provided in Section 2.1(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the separate disclosure schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

SECTION 3.1. Incorporation.

(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Maryland. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Required Company Stockholder Approval”), to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company has made available to Acquiror or its advisors complete and correct copies of the Charter and its bylaws, in each case as amended to the date of this Agreement. The Charter and bylaws of the Company are in full force and effect and the Company is not in violation of any provision of such documents.

(b)   Section 3.1 of the Company Disclosure Schedule lists each Subsidiary of the Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. The Company has made available to Acquiror or its advisors complete and correct copies of the Charter and Bylaws (or other comparable charter or organizational documents) of the Company Subsidiaries, in each case as amended to the date of this Agreement and each such document is in full force and affect. No Company Subsidiary is in material violation of its organizational documents. All the outstanding shares of capital stock of or other equity interests in each Company Subsidiary are owned solely by the Company or solely by a wholly owned Company Subsidiary, free and clear of any security interest, pledge, mortgage, deed of trust, lien, charge or encumbrance (each, an “Encumbrance”), and are duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive rights in respect thereof.

(c)   Each of the Company and the Company Subsidiaries has all necessary power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of any Company Subsidiary where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(d)   Except for interests in the Company Subsidiaries and except as otherwise set forth in Section 3.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person.

SECTION 3.2. Capitalization.

(a)   The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which shares of Company Preferred Stock, 805,000 shares have been classified and designated as Series A Preferred Stock and 2,400,000 shares have been classified and designated as Series B Preferred Stock. As of the date hereof (i) 16,105,045 shares of Company Common Stock, 805,000 shares of Company Series A Preferred Stock and 2,400,000 shares of Company Series B Preferred Stock were issued and outstanding and (ii) (A) 53,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options and (B) 1,159,821 shares of Company Common Stock were reserved for future issuance pursuant to awards under the Company’s 2003 Employee Stock Option Plan and the Company’s Amended and Restated 2002 Directors’ Stock Option Plan (the “Company Equity Plans”). As of the date hereof, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company convertible or exchangeable into voting securities of the Company are issued or outstanding and, except as set forth above, (i) no shares of stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding and (iii) there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the stock of the Company or the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of stock, or other equity interest in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, except with respect to the terms of the Company Series A Preferred Stock and the Company Series B Preferred Stock, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of stock of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, as of February 6, 2006 the outstanding shares of Company Preferred Stock are “Held of Record” (as defined in Rule 12g5-1 of the Securities Exchange Act of 1934, as amended) by a total of 53 persons.

(b)   The minute book and stockholder, partner, member and ownership records of the Company and each of the Company Subsidiaries have been provided by Company to the Acquiror and are true, correct and complete as of the date hereof in all material respects.

(c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of the Company Stock Options outstanding as of the date of this Agreement, including the name of the person to whom such Company Stock Options have been granted, the number of shares subject to each Company Stock Option, the per share exercise price for each Company Stock Option and whether the Company Stock Option is qualified. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available to the Acquiror.

(d)   Section 3.2(d) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of the unvested restricted share awards granted under the Company Equity Plans as of the date of this Agreement, including the name of the Person to whom such Company restricted shares have been granted for each such award. True and complete copies of all instruments referred to in this Section 3.2(d) have been furnished or made available to the Acquiror. As of the date hereof, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(e)   There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of beneficial interest of the Company or which restrict the transfer of any such shares, nor does the Company have Knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f)    Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended (the “Securities Act”)

SECTION 3.3. Authority.   The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Required Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.4. No Conflict.   Assuming that all filings, notifications, consents, approvals, authorizations and other actions described in Section 3.5 of this Agreement or Section 3.5 of the Company Disclosure Schedule have been obtained or made, and except as may result from any facts or circumstances relating solely to Acquiror or Merger Sub, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with the Charter or bylaws of the Company or the comparable organizational documents of any Company Subsidiary, as amended or supplemented, (b) except as would not reasonably be expected to have a Company Material Adverse Effect, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, or (c) except as would not reasonably be expected to have a Company Material Adverse Effect, result in any breach of, or constitute a default (with or without due notice, lapse of time or both) under, or give to others any rights of termination, acceleration or amendment, or result in the creation of any Encumbrance on any of the Company Properties pursuant to any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise, Company Material Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound.

SECTION 3.5. Required Filings; Consents.   The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not require it to obtain any material consent, approval, authorization of, or other action by, or filing with or notification to, any Governmental Authority, except (i) the filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K relating to the entry into this Agreement by the Company and a proxy statement relating to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (ii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland Department and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (v) such as may be required by any applicable state securities or “blue sky” laws, and (vi) as may be necessary as a result of any facts or circumstances relating solely to Acquiror or Merger Sub.

SECTION 3.6. Company SEC Documents; Financial Statements.

(a)   The Company has filed all required reports, proxy statements, forms, and other documents required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) were prepared in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)   The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has established and maintains disclosure controls and procedures and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act. The Company has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company.

(c)   Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries at December 31, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in Section 3.6 of the Company Disclosure Schedule (the “Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP as applied in preparing such balance sheet on the Balance Sheet Date, except for liabilities and obligations incurred (i) in connection with the transactions contemplated by this Agreement, or (ii) in the ordinary course of business and in a manner consistent with past practice since the Balance Sheet Date that would not reasonably be expected to have a Company Material Adverse Effect.

(d)   The Company has previously provided or made available to the Acquiror a complete and correct copy of any amendments or modifications effected prior to the date of this Agreement which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company SEC Documents pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder and are currently in effect.

SECTION 3.7. Information Supplied.   None of the information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or (ii) at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made (or omitted to be made) or incorporated by reference therein based on information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference therein. If, at any time prior to the Company Stockholders’ Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 3.8. Absence of Certain Changes or Events.   Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any occurrence or circumstance that with the passage of time is reasonably likely to result in a Company Material Adverse Effect, and, except as specifically contemplated by this Agreement, since the Balance Sheet Date and through the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (i) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law, (ii) any acquisition or sale by the Company or any Company Subsidiary of any real property, (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any Company Property or asset of the Company or any Company Subsidiary and having a Company Material Adverse Effect, (iii) any material commitment, contractual obligation (including any management agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business, except for expenses of attorneys, accountants, investment bankers and other advisors incurred in connection with the consideration of the Merger or any other potential restructuring, liquidation, sale or other strategic transaction with regard to the Company, the Company Subsidiaries or their properties or (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any stock of the Company or any redemption, purchase or other acquisition of any of its securities other than a regular quarterly dividend on the Company Common Stock for the fiscal quarter ended December 31, 2005 not in excess of $0.51 per share, the Company Series A Preferred Stock not in excess of $1.09375 per share, the Company Series B Preferred Stock not in excess of $0.47656 per share and a special dividend on the Company Common Stock of $1.64 per share declared on December 21, 2005 and paid on January 17, 2006 to holders of record of Company Common Stock on December 30, 2005.

SECTION 3.9. Litigation.   As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Authority that would have a Company Material Adverse Effect or that seeks to or would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or the performance of the Company’s obligations hereunder. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award that would have a Company Material Adverse Effect. As of the date hereof, none of the Company or any Company Subsidiary has entered into any agreement to settle or compromise any suit, action or proceeding that is or was pending or threatened against it which has involved any obligation, other than the payment of money that has been paid or for which the Company or any Company Subsidiary has any continuing material obligation after the date hereof.

SECTION 3.10. Compliance with Laws.   To the Knowledge of the Company, since January 1, 2004, the Company and the Company Subsidiaries have complied in all respects with all Laws applicable to its business or operations, except for violations and failures to comply that would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have all permits, licenses and franchises from Governmental Authorities (“Permits”) required to conduct their businesses as now being conducted, except for such Permits the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11. Company Properties; Assets.

(a)   The Company or a Company Subsidiary, as the case may be, holds fee title to each of the properties listed as owned properties on Section 3.11 of the Company Disclosure Schedule (the “Company Properties”) free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)   Valid policies of title insurance have been issued to either the Company or the Company Subsidiaries insuring the Company’s or any of the Company Subsidiaries’ fee simple title to the Company Properties owned in fee in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or Permitted Encumbrances, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy.

(c)   Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which the Company has rights to, to and from any of the Company Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. The Company is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a Company Material Adverse Effect.

(d)   To the Knowledge of the Company, (A) there are no material structural defects relating to the Company Properties, (B) there are no Company Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Company Property in excess of $500,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, (D) there is no current renovation or restoration to any Company Property is underway or for which contracts have been entered into the cost of which exceeds $500,000 and (E) there are no leasing commissions or tenant improvement allowances in excess of $100,000 which will become due and payable after the Closing Date with respect to any Company Properties except as set forth in the Company Material Contracts.

(e)   To the Knowledge of the Company, it has not received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by the Company or the Company Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties as currently maintained, used or operated by the Company or the Company Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by the Company or the Company Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant Company Property.

(f)    The Company and each Company Subsidiary has good and sufficient title to all the personal and non-real properties and assets reflected in their respective books and records as being owned by them free and clear of all Encumbrances, except for (i) Permitted Encumbrances or (ii) such deficiencies of title as would not result in a Company Material Adverse Effect.

SECTION 3.12. Taxes.

(a)   Each of the Company and the Company Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account extensions properly granted by a Governmental Authority having authority to do so) and all such Tax Returns were accurate and complete in all material respects and (ii) paid all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, on or before the date hereof. The Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries as of the Balance Sheet Date. Accurate and complete copies of all federal and state income Tax Returns for the Company and the Company Subsidiaries with respect to the taxable years commencing on or after January 2002 have been delivered or made available to representatives of Acquiror. Neither the Company nor any of the Company Subsidiaries has executed or filed with the Internal Revenue Service (“IRS”) or any other taxing authority any material agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of the Company Subsidiaries.

(b)   All material deficiencies asserted or assessments made with respect to the Company or any of the Company Subsidiaries as a result of any examinations by the IRS or any other taxing authority of the material Tax Returns of, or covering, or including the Company or any of the Company Subsidiaries have been fully paid to the extent relating to the Company or any of the Company Subsidiaries, and there are no other material audits, examinations or other proceedings relating to any Taxes of the Company or any of the Company Subsidiaries by any taxing authority in progress. Neither the Company nor any of the Company Subsidiaries has received any notice from any taxing authority that it intends to conduct such a material audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any of the Company Subsidiaries is a party to any material litigation or material pending litigation or material administrative proceeding relating to Taxes.

(c)   Neither the Company nor any of the Company Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes.

(d)   There are no material liens for Taxes upon the assets of the Company or any of the Company Subsidiaries or the Company Properties, except liens for Taxes not yet due and payable.

(e)   The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1985 through December 31, 2005 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT, (iii) intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT. No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code. Since the date of its initial qualification as a REIT, neither the Company nor any Company Subsidiary has owned any debt or equity securities of any issuer that would violate the provisions of Section 856(c)(4) of the Code.

(f)    Each Company Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(g)   Section 3.12(g) of the Company Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code and the amount of built-in gain (within the meaning of Section 1374(d) of the Code) on each such asset.

(h)   During the two year period ending as of the Closing Date, neither the Company nor any of the Company Subsidiaries has engaged in a transaction that was intended to qualify as a “like kind exchange” under Section 1031 of the Code with a related person that would be subject to the provisions of Section 1031(f) of the Code.

(i)    Since the beginning of its taxable year that ended December 31, 1985, the Company has not incurred any liability for excise taxes under sections 857(b), 860(c) or 4981 of the Code. Neither the Company nor any of the Company Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(j)    The Company and the Company Subsidiaries have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(k)   No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(l)    Neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which has not yet been filed.

(m)  Neither the Company nor any of the Company Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(n)   Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated, unitary, combined or consolidated group or (ii) has any liability for the material Taxes of another person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(o)   As of the date hereof, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p)   The Company and the Company Subsidiaries have disclosed to the IRS all positions taken on its U.S. federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 or Section 6662A of the Code.

(q)   None of the direct or indirect assets of the Company or any of the Company Subsidiaries consist of property described in Section 1221(a)(1) of the Code.

(r)    There are no material Tax Protection Agreements currently in force.

(s)    The Company is not a “personal holding company” within the meaning of Section 542 of the Code.

(t)    Neither the Company nor any Company Subsidiary has a direct or indirect equity interest in any entity that is treated as a partnership for U.S. federal income tax purposes.

(w)  The aggregate tax basis of the Company in its assets as determined for U.S. federal income tax purposes is in excess of the Company’s aggregate liabilities, including in each case the Company’s allocable share of tax basis and liabilities of any entities in which it owns an equity interest where that entity is treated as other than a corporation for federal income tax purposes, as such allocable shares are determined for U.S. federal income tax purposes.

SECTION 3.13. Environmental, Health and Safety Matters.   Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company or a Company Subsidiary, as applicable, holds all the environmental, health and safety Permits necessary for the use, occupancy or operation of each Company Property, (b) the Company and the Company Subsidiaries are in material compliance with all Laws relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials (“Environmental Laws”) and all of their environmental, health and safety Permits with respect to the Company Properties, (c) neither the Company nor a Company Subsidiary has released any Hazardous Materials on any of the Company Properties, (d) to the Knowledge of the Company, there are no underground storage tanks located on any Company Property not disclosed in the Company’s Phase I Reports on such Company Properties that have been delivered to the Acquiror prior to the date hereof and (e) no Company Property is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on the Comprehensive Environmental Response, Compensation and Liability Information System list maintained by the United States Environmental Protection Agency or any similar state list of sites requiring investigation or cleanup.

SECTION 3.14. Insurance.   The Company has delivered to the Acquiror prior to the date hereof a list that is true and complete in all material respects of all insurance policies in force as of the date hereof naming the Company, any Company Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. As of the date hereof, there is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer and (b) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies (or renewals or replacements thereof) are in full force and effect, all premiums due and payable thereon have been paid. No written notice of cancellation or termination has been received by the Company with respect to any such policy which has to the Knowledge of the Company will not be renewed or replaced prior to the date of such cancellation.

SECTION 3.15. Company Material Contracts

(a)   Section 3.15 of the Company Disclosure Schedule lists each of the following contracts and agreements of the Company and the Company Subsidiaries as of the date hereof (each such contract and agreement, being a “Company Material Contract”):

(i)    other than contracts for ordinary repair and maintenance, all agreements for the provision of services for, or the management, maintenance, replacement or repair of, all or portion of any Company Properties, which agreements (A) have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days and (B) are reasonably likely to result in expenses to the Company in excess of $150,000 in any fiscal year;

(ii)   all partnership, limited liability company or joint venture agreements;

(iii)  any agreement (other than among consolidated Subsidiaries) under which indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to an Encumbrance (other than a Permitted Encumbrance), or any agreement restricting the incurrence of indebtedness or the incurrence of Encumbrances or restricting the payment of dividends or the transfer of any Company Properties;

(iv)  all leases of real property on the Company Properties other than among Company Subsidiaries equal to or greater than 15,000 rentable square feet;

(v)    any agreement that purports to limit in any material respect the right of the Company or any Company Subsidiary (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(vi)  any agreements for the pending sale, acquisition, option to sell, right of first refusal, right of first offer or any other contractual right to dispose of or acquire any real property;

(vii) any employment agreements, severance, change in control or termination agreements with officers of the Company or any Company Subsidiary, or labor or collective bargaining agreements;

(viii)     any indemnification agreements with officers or directors of the Company or any Company Subsidiary;

(ix)  each contract entered into by the Company or any Company Subsidiary that provides by its terms for future total payments by or obligations of the Company or a Company Subsidiary in excess of $200,000 in any fiscal year (other than employment, severance, change in control or termination agreements); and

(x)    any other agreement required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (ii) to the Knowledge of the Company, none of the Company or any of the Company Subsidiaries have received any claim of default under any such agreement, and (iii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Acquiror true and complete copies of all Company Material Contracts, including any amendments thereto.

SECTION 3.16. Employment Matters.

(a)   Section 3.16 of the Company Disclosure Schedule sets forth each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each benefit program, practice or contract providing for bonuses, incentive compensation, vacation pay, benefits upon a change in control, severance pay, employee insurance, stock options, restricted stock, restricted stock units, employee discounts, company cars, tuition reimbursement, and employee loans other than any programs, practices or contracts providing immaterial perquisites or benefits, presently maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any ERISA Affiliate could incur liability under Section 4069, 4204 or 4212(c) of ERISA (collectively, the “Company Benefit Plans”). Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS. With respect to each of the Company Benefit Plans, the Company has made available to Acquiror a true and correct copy of (i) the plan document, or if none, any written contract or agreement setting forth the material terms of such program, arrangement or contract (and, if applicable, related trust or funding agreements or insurance policies), (ii) if applicable, the annual reports (Form 5500) filed with the IRS for the last three plan years, (iii) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (iv) the most recent summary plan description for such Company Benefit Plan (or other official written descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) all material correspondence with the Department of Labor or the IRS.

(b)   Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Company Benefit Plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, is a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Company Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code.

(c)   Each Company Benefit Plan has been administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)   With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any ERISA Affiliate could be subject to any liability under the terms of such the Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Company Material Adverse Effect.

(e)   Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Company Benefit Plans to have paid as contributions to such Company Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(f)    Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that is reasonably expected to result in the imposition of a penalty or pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(g)   No material liability, claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than for benefits payable in the ordinary course of business).

(h)   Neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any Company Subsidiary. Section 3.16(h) of the Company Disclosure Schedule lists the amounts required to be paid or payable to or with respect to any employee or other service provider of the Company or any Company Subsidiary who, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will or could reasonably be expected to be payments that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to pay or otherwise reimburse any Person for any tax imposed under Section 4999 of the Code.

(i)    Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date hereof, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, none of the Company or any Company Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Company Material Adverse Effect.

(j)    The Company has made available to Acquiror or its advisors (i) copies of all employment agreements with officers of the Company and the Company Subsidiaries, (ii) copies of all severance agreements, programs and policies of the Company with or relating to its employees and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions, all of which are set forth in Section 3.16 of the Company Disclosure Schedule.

SECTION 3.17. Voting Requirements; Antitakeover Statutes.

(a)   The Required Company Stockholder Approval is the only vote of the holders of any class of the Company’s capital stock necessary to approve this Agreement and the Merger and other transactions contemplated by this Agreement.

(b)   The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any takeover Laws of any state, including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Charter and bylaws of the Company. The provisions of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act do not apply to the Merger.

SECTION 3.18. Opinion of the Company Financial Advisor.   The Company has received an opinion from Banc of America Securities LLC (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

SECTION 3.19. Brokers.   Except for the Company Financial Advisor and as set forth in Section 3.19 of the Company Disclosure Schedule, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company is solely responsible for the fees and expenses of the Company Financial Advisor.

SECTION 3.20. Employee Loans.   There are no outstanding loans made by the Company or any Company Subsidiary to any of its respective employees, officers or directors.

SECTION 3.21. Shareholders’ Rights Agreement.   Except as provided in the Company’s Charter, neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of beneficial interest or any other equity or debt securities of the Company or any Company Subsidiary.

SECTION 3.22. Transactions with Affiliates.   Other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries, no director, officer or other Affiliate of the Company or any Company Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or associate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons), has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Company Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Incorporation.

(a)   Each of Acquiror and Merger Sub is a duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware. Each of Acquiror and Merger Sub has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)   Each of Acquiror and Merger Sub has all necessary power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 4.2. Authority.   The execution and delivery of this Agreement by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its obligations hereunder and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes the legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.3. No Conflict.   Assuming that all filings, notifications, consents, approvals, authorizations and other actions described in Section 4.4 of this Agreement have been obtained or made, and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with the articles of incorporation or by-laws (or other comparable charter or organizational documents) of Acquiror or Merger Sub, (b) except as would not reasonably be expected to have an Acquiror Material Adverse Effect, conflict with or violate any Law applicable to Acquiror, Merger Sub or any of their respective properties or assets or (c) except as would not reasonably be expected to have an Acquiror Material Adverse Effect result in any breach of, or constitute a default (with or without due notice, lapse of time or both) under, or give to others any rights of termination, acceleration or amendment, or result in the creation of any material Encumbrance on any of the properties or assets of Acquiror or Merger Sub pursuant to any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise, or other instrument or obligation to which the Acquiror or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound.

SECTION 4.4. Required Filings; Consents.   The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) as set forth in clauses (i) through (v) of Section 3.5 and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Company.

SECTION 4.5. Information Supplied.   None of the information supplied or to be supplied by Acquiror or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or (ii) at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Acquiror or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

SECTION 4.6. Litigation.   As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Acquiror, threatened against Acquiror or Merger Sub before any Governmental Authority that would have an Acquiror Material Adverse Effect or that seeks to or would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or the performance of the Acquiror’s and the Merger Sub’s obligations hereunder. To the Knowledge of Acquiror, neither Acquiror nor Merger Sub is subject to any order, writ, judgment, injunction, decree, determination or award that would have an Acquiror Material Adverse Effect on Acquiror.

SECTION 4.7. Financing

(a)   At the Effective Time, Acquiror will have immediately available funds sufficient to pay the Merger Consideration, the Option Consideration, all related fees and expenses and any other amounts necessary to consummate the transactions contemplated by this Agreement.

(b)   Acquiror has delivered to the Company complete and correct copies of (i) a fully executed equity commitment letter (the “Equity Commitment Letter”) from LBA Realty Fund II, L.P. (the “Guarantor”), pursuant to which the Guarantor has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to Acquiror and Merger Sub in the amount set forth therein in connection with the transactions contemplated by this Agreement and (ii) a fully executed debt commitment letter dated as of February 2, 2006 (the “Debt Commitment Letter”) from AIG Global Investment Group (the “Lender”), pursuant to which such Lender has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Acquiror and Merger Sub in an amount (together with the amounts to be funded by Guarantor pursuant to the Equity Commitment Letter) sufficient to enable Acquiror to satisfy its obligations under this Agreement. As of February 10, 2006, each of the Equity Commitment Letter and the Debt Commitment Letter is in full force and effect and all commitment fees due and payable thereunder have been paid in full.

SECTION 4.8. Ownership of Merger Sub; No Prior Activities.   Acquiror owns all of the outstanding stock of Merger Sub. Merger Sub was formed by Acquiror solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activity of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.9. Required Vote.   No vote of holders of any shares of any class or series of the capital stock of Acquiror is necessary to approve this Agreement or the Merger.

SECTION 4.10. Brokers.   Except for Merrill Lynch & Co. (the “Acquiror Financial Advisor”), no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror is solely responsible for the fees and expenses of the Acquiror Financial Advisor.

SECTION 4.11. Guarantee.   Concurrently with the execution of this Agreement, Acquiror shall have delivered to the Company the duly executed guarantee of the Guarantor in the form attached as Exhibit A to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1. Conduct of Business of the Company Pending the Merger.   Prior to the Effective Time, the Company agrees (except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, or to the extent that Acquiror shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, as follows:

(a)   Ordinary Course.   The Company and the Company Subsidiaries shall (i) carry on their respective businesses (including leasing activities and related capital expenditures) in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and the Company Subsidiaries and (ii) comply in all material respects with all applicable Laws wherever their respective businesses are conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

(b)   Dividends; Changes in Stock.   Subject to Section 6.14, the Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its stock other than (A) the regular quarterly dividend for the quarter ended March 31, 2006 not to exceed $0.21 per share on Company Common Stock, and (B) the regular quarterly dividend not to exceed $1.09375 per share on the Company Series A Preferred Stock and $0.47656 per share on the Company Series B Preferred Stock, (ii) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its stock or (iii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any shares of stock of the Company or any Company Subsidiary, except for repurchases of Company Common Stock pursuant to the terms of any Company Equity Plan to satisfy any tax withholding payment obligation at the time of vesting.

(c)   Issuance of Securities; Amendments.   The Company shall not, and it shall not permit any Company Subsidiary to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement and (ii) issuances by a wholly owned Subsidiary of the Company of its stock to the Company. The Company shall not and it shall not permit any Company Subsidiary to, amend any term of any outstanding security of the Company or any Company Subsidiary.

(d)   Governing Documents.   The Company shall not amend or propose to amend the Charter or its bylaws or permit any Company Subsidiary to amend its articles of incorporation or bylaws (or other comparable charter or organizational documents).

(e)   No Acquisitions.   The Company shall not, and it shall not permit any Company Subsidiary to, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any business or any corporation, partnership, association or other business organization or division thereof or any property or assets, other than (i) acquisitions of assets (other than real property) in the ordinary course of business consistent with past practice and (ii) pending acquisitions of real property pursuant to definitive agreements executed prior to the date hereof and identified in Section 5.1 of the Company Disclosure Schedule.

(f)    No Dispositions; No Leasing.   The Company shall not, and it shall not permit any Company Subsidiary to, sell or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its assets other than (i) sales of assets (other than real property) in the ordinary course of business consistent with past practice and (ii) pending sales of real property pursuant to definitive agreements executed prior to the date hereof and identified in Section 5.1 of the Company Disclosure Schedule. The Company shall not, and it shall not permit any Company Subsidiary to, lease any real property or amend, modify, terminate or renew any lease or waive, release or assign any rights or claims under any lease, other than (i) amendments, modifications, terminations or renewals of existing leases for premises not exceeding 5,000 square feet that are made in the ordinary course of business consistent with past practice, (ii) leases entered into with third parties in the ordinary course of business consistent with past practice for premises not exceeding 5,000 square feet or (iii) any amendments, modifications, terminations or renewals of existing leases that are required by the terms of such leases.

(g)   Capital Expenditures.   The Company shall not, and shall not permit any Company Subsidiary to, authorize or make any capital expenditures other than capital expenditures (i) described in the summary of approved capital expenditures set forth in Section 5.1 of the Company Disclosure Schedule or (ii) incurred in the ordinary course of the business of the Company and the Company Subsidiaries as currently conducted (including capital expenditures required as a result of ordinary maintenance, repair and leasing activities and development cost) that in the aggregate do not exceed $50,000.

(h)   Indebtedness.   The Company shall not, and it shall not permit any Company Subsidiary to, incur, repurchase or repay any indebtedness for borrowed money or guarantee, assume, endorse or otherwise become responsible for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of others, other than (i) borrowings under the Company’s existing credit agreements and overnight borrowing in the ordinary course of business consistent with past practice (which outstanding borrowings shall not exceed $115 million at any time), (ii) the refinancing of the mortgage loans set forth in Section 5.1 of the Company Disclosure Schedule and (iii) debt payments in the ordinary course of business pursuant to the existing terms of outstanding loans or notes. Except as set forth in the preceding sentence, the Company shall not, and shall not permit any Company Subsidiary to, mortgage or pledge any Company assets. Notwithstanding anything in this Section 5.1(h) to the contrary, the Company shall cause the entire indebtedness evidenced or secured by the documents identified in paragraphs 22 though 26, inclusive, of Section 3.15(a)(iii) of the Company Disclosure Schedule to be paid, on or prior to the maturity date thereof, using, to the extent possible, the credit facility created pursuant to and evidenced by the documents identified in paragraphs 1 through 9, inclusive, of Section 3.15(a)(iii) of the Company Disclosure Schedule.

(i)    Tax Matters.   The Company shall not (A) make or rescind any express or deemed election relating to Taxes (unless such election or rescission is required by law or necessary (1) to preserve the status of the Company as a REIT under the Code or (2) to qualify or preserve the status of any Company Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary pursuant to the applicable provisions of Section 856 of the Code, as the case may be, provided that in such events the Company shall notify Acquiror of such election and shall not fail to make such election in a timely manner); (B) file an amendment to any material tax return; (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; (D) take any action that might (1) cause the Company to no longer qualify as a REIT or (2) prevent the Surviving Corporation from continuing to qualify as a REIT after the Closing; (E) fail to take any action necessary to ensure that (1) the Company maintains its status as a REIT, and (2) the Surviving Corporation continues to qualify as a REIT after the Closing; or (F) enter into, amend or modify any material Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any material Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Company Subsidiary with respect thereto.

(j)    Accounting Matters.   Except as may be required as a result of a change in Law or in GAAP, in which case the Company shall notify the Acquiror, the Company shall not change any of the accounting principles or practices used by it (whether for financial accounting or Tax purposes).

(k)   Company Material Contracts.   Neither the Company nor any Company Subsidiary shall (i) modify, amend or terminate any Company Material Contract to which the Company or such Company Subsidiary is a party or waive, release or assign any material rights or claims thereunder or (ii) enter into any Company Material Contract except to the extent specifically permitted by this Agreement or the Company Disclosure Schedules.

(l)    Employee Benefits.   The Company shall not, and shall not permit any Company Subsidiary to, (i) grant any increase in the compensation or benefits of any of its directors, officers or employees except in the ordinary course consistent with past practice or as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) except as may be required to comply with applicable Law or as previously promised to employees or directors as set forth in this Agreement or the Company Disclosure Schedules, either (A) become obligated under any Company Benefit Plan which was not in existence on the date hereof or (B) amend or terminate any such plan in existence on the date hereof to materially enhance the benefits thereunder or (iii) grant to any officer, director or employee of the Company or any Company Subsidiary the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or termination benefits or enter into or otherwise amend or alter any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than (x) the grant of compensation and benefits as previously promised to current employees and directors but which is not yet documented as set forth in Section 5.1 of the Company Disclosure Schedule and (y) the grant of compensation and benefits to any employee (other than an officer) hired after the date of this Agreement.

(m)  Claims.   The Company shall not, and shall not permit any Company Subsidiary to, waive, release, assign, settle or compromise any pending or threatened action or claim in excess of $100,000 individually or $250,000 in the aggregate; provided, that the Company shall not waive, settle or compromise any pending or threatened action or claim relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement without the prior written consent of the Acquiror.

(n)   Extraordinary Transactions.   The Company shall not, and it shall not permit any Company Subsidiary to, (i) merge or consolidate with any other Person; (ii) form or commence the operations of any corporation, partnership, joint venture, business association or other business organization or division thereof; or (iii) adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger).

(o)   Contrary Agreements.   Neither the Company nor any Company Subsidiary shall enter into any agreement or otherwise make a commitment, to do any of the matters set forth in clauses (b) through (n) of this Section 5.1.

In connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of the Acquiror designated to the Company regarding operational matters and the general status of ongoing operations and will notify the Acquiror promptly if the Company determines in good faith that a Company Material Adverse Effect has occurred or is reasonably expected to occur. The Company acknowledges that the Acquiror does not and will not waive any rights it may have under this Agreement as a result of such consultations.

SECTION 5.2. No Solicitation.

(a)   Immediately after the execution of this Agreement, the Company will, and will direct its representatives to, terminate and cease any discussions or negotiations with any parties relating to an Acquisition Proposal. The Company shall promptly request that each Person (other than the Acquiror) who has executed a confidentiality agreement with the Company prior to date hereof in connection with that Person’s consideration of an Acquisition Proposal within the past twelve months return or destroy all non-public information furnished to that Person by or on behalf of the Company in accordance with the terms of the applicable confidentiality agreement. The Company shall take reasonable steps to promptly inform its representatives of the Company’s obligations under this Section 5.2(a) and to instruct its representatives to notify the Company as promptly as practicable following the receipt of an Acquisition Proposal.

(b)   The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the approval and adoption of this Agreement and the Merger by the Company stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that (A) prior to taking such action the Board of Directors (or such committee) determines in good faith, after consultation with its outside counsel, that the directors are required to do so in order to comply with their duties to the Company and its stockholders under applicable Law, and (B) the Company has (1) caused such person to enter into a confidentiality agreement with the Company containing terms and conditions regarding the non-disclosure and non-use of confidential information that are substantially the same as those contained in the Confidentiality Agreement and (2) concurrently discloses the same such non-public information to the Acquiror if not previously disclosed.

(c)   The Company shall notify the Acquiror in writing promptly (but in any event within 48 hours) upon receipt by the Company of (i) an Acquisition Proposal or an indication by any Person that it intends to make an Acquisition Proposal or (ii) any request for nonpublic information relating to the Company or any Company Subsidiary that would reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide the Acquiror promptly (and in any event within 48 hours) in writing with the identity of such person and a copy of such Acquisition Proposal, indication, inquiry or request, including any modifications thereto (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request). The Company shall keep the Acquiror reasonably informed on a prompt basis of the status of any Acquisition Proposal, indication, inquiry or request, and any related communications to or by the Company or its representatives (the Company agreeing that it shall not, and it shall cause the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to the Acquiror). The Company shall not, and shall not cause any Company Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of any such agreement.

(d)   Except as set forth in this Section 5.2, neither the Board or Directors of the Company nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Acquiror or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby by the Board of Directors; (ii) approve or recommend any Acquisition Proposal; or (iii) approve or enter into any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2(b)). Notwithstanding the foregoing, prior to the approval and adoption of this Agreement and the Merger by the Company stockholders at the Company Stockholders Meeting and subject to the Company’s compliance with this Section 5.2, in response to the receipt of an unsolicited Acquisition Proposal, the Board of Directors may withdraw or modify the approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby (such event, a “Change in Board Recommendation”) if (A) the Board of Directors of the Company has determined in good faith, after consulting with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and has determined in good faith, after consultation with its outside legal counsel, that such actions are necessary to comply with the directors’ duties to the Company and its stockholders of the Company under applicable Laws; (B) the Company has notified the Acquiror in writing that it intends to effect a Change in Board Recommendation, attaching to such notice the terms and conditions of such unsolicited Acquisition Proposal, the identity of the Person or group making the Acquisition Proposal and copies of any agreements and documents relating to such Acquisition Proposal that have been received by the Company, including, any definitive agreement relating to such Acquisition Proposal, if available; and (C) during the three business day period following the Acquiror’s receipt of such notice, (1) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), the Acquiror in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the transactions contemplated by this Agreement, (2) the Acquiror shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”), and (3) if the Acquiror delivers a Counterproposal pursuant to the preceding clause (2), then the Company’s Board of Directors shall have determined in good faith, after the end of such three business day period, and consultation with its financial advisors, that the Acquisition Proposal is more favorable to the Company’s stockholders than the Counterproposal (taking into account all financial and strategic conditions, including the conditions, prospects and timing for completion of the proposals). For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal subject to the procedures in this Section 5.2(d) shall be treated as a new Acquisition Proposal for the purposes of this Section 5.2(d) (for example, a new written notice by the Company and a new three business day period is required).

(e)   Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company stockholders if the Board of Directors (or any committee thereof) of the Company determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor its Board of Directors shall (i) recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (ii) withdraw, modify or amend the recommendation of the Merger and this Agreement, unless in each case, the requirements of Section 5.2(d) have been satisfied.

(f)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person other than Acquiror or Merger Sub relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (B) sale, lease (other than in the ordinary course of business consistent with past practice) or other disposition of assets of the Company or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, (C) issuance, sale or other disposition of securities representing 15% or more of the voting power of the capital stock of the Company, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power of the capital stock of the Company or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, and in each case, including any series of related transactions. The events described in any of clauses (A) through (E) are referred to herein as an “Acquisition”.

(ii)   “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.2(b) that (i) relates to more than 50% of the outstanding shares of Company Common Stock or more than 50% of the assets of the Company and the Company Subsidiaries taken as a whole and (ii) is on terms that the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by the Company in response thereto).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1. Proxy Statement.   As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC under the Exchange Act the preliminary Proxy Statement. Each of the Company and Acquiror shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all written comments received from the SEC with respect to the Proxy Statement. The Company shall give Acquiror and its counsel the opportunity to review and approve (such approval not to be unreasonably withheld) the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review and approve (such approval not to be unreasonably withheld) all amendments and supplements to the Proxy Statement prior to their being filed with the SEC. Each of the Company, Acquiror and Merger Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting at the earliest practicable time. If, at any time prior to receipt of the Required Company Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the parties shall notify each other promptly of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement, and, as required by law, shall disseminate the information contained in such amendment or supplement to the Company’s stockholders.

SECTION 6.2. Company Stockholders’ Meeting.

(a)   Unless this Agreement is terminated by its terms, the Company shall call, give notice of and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of obtaining the Required Company Stockholder Approval. Unless this Agreement is terminated by its terms, (i) subject to Section 5.2, the Board of Directors of the Company shall recommend to the holders of shares of Company Common Stock that they approve and adopt this Agreement and approve the Merger, (ii) such recommendation shall be included in the Proxy Statement and (iii) the Company shall use its reasonable best efforts to obtain the Required Company Stockholder Approval.

(b)   The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the withdrawal, modification, qualification or amendment by the Company’s Board of Directors, or any committee thereof, of its recommendation of this Agreement and the transactions contemplated hereby, so long as this Agreement has not been terminated by its terms.

SECTION 6.3. Access to Information; Confidentiality.

(a)   Except as otherwise prevented by Law or the terms of any contract entered into prior to the date hereof or as would be reasonably expected to violate any attorney-client privilege, after the date hereof, the Company shall afford to Acquiror, and to Acquiror’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, upon advance notice and at Acquiror’s expense, during the period prior to the Effective Time to all the properties, books, contracts, commitments, records, employees, officers and agents of the Company and the Company Subsidiaries, and during such period, the Company shall furnish promptly to Acquiror (a) at Acquiror’s request, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Without limiting the foregoing, the Acquiror shall have the right to conduct reasonable appraisal and environmental and engineering inspections and surveys of each of the Company’s Properties; provided, however, that neither the Acquiror nor its representatives nor its agents shall have the right to take or analyze any sample of any environmental medium (including soil, groundwater, surface water, air or sediment) or any building material or to otherwise perform any invasive or destructive testing procedure on any building.

(b)   Until the Effective Time, the Guarantor will be bound by the terms of the confidentiality agreement entered into with the Company (the “Confidentiality Agreement”) and all information provided to Acquiror pursuant to Section 6.3(a) shall be kept confidential pursuant to the terms thereof.

SECTION 6.4. Approvals and Consents; Cooperation; Filings.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from other third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In the event that any of the Company or any of the Company Subsidiaries shall fail to obtain any third party consent described above, the Company or such Company Subsidiary, as applicable, shall use its reasonable best efforts and shall take such actions as are reasonably requested by the Acquiror, to minimize the adverse effect upon the Company, the Company Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent; provided that in each case the obligations of the Company and the Company Subsidiaries shall be limited to such efforts and actions as shall have no material adverse effect on the Company, the Company Subsidiaries or their respective businesses prior to the Effective Time.

(b)   Each party shall notify the other promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto) or (iii) any material legal actions threatened or commenced against or otherwise affecting any of the parties that are related to the transactions contemplated by this Agreement.

(c)   As soon as practicable following the date of this Agreement, the Company and the Acquiror each shall promptly prepare and file any filings (in addition to those described in Section 6.1) required under the Exchange Act or any other federal, state or foreign Law relating to the Merger (collectively, the “Other Filings”). The Company and the Acquiror shall cooperate and consult with each other in connection with the making of all such Other Filings, including by providing copies of all relevant documents to the non-filing party and its advisors prior to the filing. Neither the Company nor the Acquiror shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Each of the Company and the Acquiror shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Company and the Acquiror shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company and the Acquiror each shall promptly obtain and furnish the other (i) the information which may be reasonably required in order to make such Other Filings and (ii) any additional information which may be requested by a Governmental Authority and which the parties reasonably deem appropriate.

(d)   As soon as practicable following the date of this Agreement, the Company shall request an estoppel certificate and subordination and nondisturbance agreements, in the form provided by Acquiror, from those tenants under any lease in excess of 5,000 square feet with respect to a Company Property identified by Acquiror. The Company shall use commercially reasonable efforts to obtain such estoppel certificates prior to the Effective Time.

SECTION 6.5. Company Benefit Plans.

(a)   Acquiror hereby agrees to the following provisions:

(i)    Prior to the Effective Time, the Company will terminate the employment of each of the employees of the Company identified by Acquiror (unless such employee’s employment has previously been terminated for any reason).

(ii)   At the Effective Time, Acquiror shall offer employment with the Surviving Corporation or an Affiliate of Acquiror to all employees of the Company and the Company Subsidiaries (other than those terminated pursuant to clause (i) above). Any offer of employment shall be subject to Acquiror’s or such Affiliate’s policies and procedures on background checks and confirmation of immigration status of each such employee. Such employment shall be on an at-will basis.

(iii)  Acquiror shall, and shall cause the Surviving Corporation and each applicable Affiliate of Acquiror who employs the employees of the Company and the Company Subsidiaries to, assume all liabilities under the Company Benefit Plans, and under all policies, agreements, programs and plans described in Section 6.5(c) below.

(iv)  For a period of at least two years after the Effective Time, Acquiror shall, or shall cause an Affiliate of the Acquiror to, provide to all individuals who are employees of the Company and the Company Subsidiaries as of immediately prior to the Effective Time and their eligible beneficiaries (the “Covered Persons”) with medical, dental and vision benefits (the “Covered Benefits”) on terms that are no less favorable in any respect to the medical, dental and vision benefits provided to such Covered Persons by the Company immediately prior to the Effective Time. The Covered Benefits shall be provided to the Covered Persons at Acquiror’s sole expense, and shall continue to be provided pursuant to this Section 6.5(a)(iv) regardless of whether such Covered Persons subsequently become eligible for medical, dental or vision insurance from another employer. Notwithstanding any provision of this Section 6.5(a)(iv) to the contrary, any Covered Person who becomes actively employed by the Acquiror or any Affiliate of the Acquiror (other than the Company) following the Effective Time (a “Transferred Employee”) shall no longer be entitled to the Covered Benefits as described in the preceding two sentences, but shall be entitled to participate in the medical, dental and vision plans, programs and arrangements (if any) of the Acquiror or any Affiliate of the Acquiror (other than the Company) (the “Acquiror Plans”) that actively employs such Transferred Employee pursuant to the terms of such Acquiror Plans.

(b)   All service credited to each employee by the Company through the Effective Time shall be recognized by Acquiror, the Surviving Corporation and the applicable Affiliate of Acquiror for all purposes, including for purposes of eligibility, vesting, benefit accruals (but excluding benefit accrual under any defined benefit plan) and level of benefits under any employee benefit plan provided by Acquiror or each applicable Affiliate of Acquiror for the benefit of such employees. With respect to any welfare benefit plan established or maintained by Acquiror or its Affiliates or Subsidiaries for the benefit of employees of the Company or the Company Subsidiaries and their eligible dependents, Acquiror shall, or shall cause the relevant Affiliate or Subsidiary to, waive any pre-existing condition exclusions, eligibility waiting periods, and evidence of insurability requirements (to the same extent such limitations, waiting periods, or evidence of insurability requirements would not have applied under the relevant Company Benefit Plan) and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, offset, coinsurance and maximum out-of-pocket provisions (or similar payments or limitations) after the Effective Time in respect of such current plan year.

(c)   Acquiror hereby agrees, and agrees to cause the Surviving Corporation and each applicable Affiliate of Acquiror, to honor (without modification) and assume the severance policies, employment agreements, and retention agreements listed in Section 3.16 of the Company Disclosure Schedule.

SECTION 6.6. Indemnification and Insurance.

(a)   Acquiror and the Surviving Corporation agree that the indemnification obligations and limitations of liability set forth in Article VI, Section 5 and Article IX of the Charter, and Article XII of the Company’s bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any of the Company Subsidiaries.

(b)   The Company shall, to the fullest extent permitted under applicable Law indemnify and hold harmless, and, after the Effective Time, Acquiror and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and of each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative (each a “Legal Action”), arising out of or pertaining to any action or omission in their capacity as a director or officer, in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Acquiror and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Acquiror and the Surviving Corporation and consistent with any applicable directors and officers insurance policy, as the case may be, promptly after statements therefor are received and (ii) the Company and Acquiror and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Acquiror or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that none of the Acquiror or the Surviving Corporation shall be obligated under this Section 6.6(b) to pay the fees and expenses of more than one counsel (chosen by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single or consolidated Legal Action or Legal Actions except to the extent that an Indemnified Party shall have interests in the outcome of such action that conflict with the interests of other Indemnified Parties in the outcome of such action in which case such Indemnified Party shall be entitled to separate counsel; and provided, further, that the Acquiror and the Surviving Corporation shall have no obligation hereunder to advance fees or expenses to any Indemnified Party unless the Acquiror and the Surviving Corporation receive an undertaking by or on behalf of such Indemnified Party to repay any advanced fees and expenses if it is ultimately determined under applicable Law that such Indemnified Party was not entitled to be indemnified. Any Indemnified Party wishing to claim indemnification under this Section 6.6(b) in respect of a Legal Action, shall notify the Company or the Acquiror and the Surviving Corporation, as applicable, in writing thereof upon learning of the Legal Action; provided, however, that the failure to so notify shall not affect the obligations under this Section 6.6(b) of the Company or the Acquiror and the Surviving Corporation, as applicable, except to the extent such failure to notify materially prejudices such party.

(c)   Prior to the Effective Time, the Company shall purchase a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time, in amount and scope at least as favorable as the Company’s existing policies; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policies exceed 300% of the last annual premium paid by the Company for such insurance (such 300% amount being the “Maximum Premium”). The Company agrees to consult with the Acquiror in connection with purchasing such insurance coverage. If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 6.6(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. The Company represents that such current annual premium amount with respect to directors’ and officers’ liability insurance is set forth in Section 6.6(c) of the Company Disclosure Schedule.

(d)   In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the indemnification obligations set forth in this Section 6.6.

(e)   The obligations of the Company, the Surviving Corporation, and Acquiror under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.6 applies without the consent of such affected director or officer persons (it being expressly agreed that each such director or officer to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6).

SECTION 6.7. Obligations of Merger Sub.   Acquiror shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.8. Public Announcements.   Acquiror and the Company shall each consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which written consent shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with any applicable stock exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

SECTION 6.9. Transfer and Gains Taxes.   Acquiror and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer and Gains Taxes”). From and after the Effective Time, the Surviving Corporation will pay or cause to be paid, all Transfer and Gains Taxes.

SECTION 6.10. REIT Status.   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or Acquiror from taking, and the Company and Acquiror hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of the Board of Directors of the Company or Board of Directors of Acquiror, as the case may be, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to stockholders of the Company; provided that (a) the Company is not presently aware of any action that is currently legally necessary to be taken for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) that would constitute, or would be reasonably likely to constitute, a breach of this Agreement and (b) prior notice is given to the Acquiror of any actions that will otherwise constitute a breach of this Agreement. Following the Merger, Acquiror shall use its best efforts to take any such actions as may be necessary to maintain the Company’s status as a REIT for any period or portion thereof ending on or prior to the Effective Time (including the mailing of stockholder demand letters as required by Treasury Regulations Section 1.857-8).

SECTION 6.11. Company Common Stock Ownership Limitations.   The Company shall take all action necessary to ensure that the transactions contemplated by this Agreement will not result in any violation of the Company Common Stock ownership limitations set forth in Article VII of the Charter.

SECTION 6.12. Resignations.   Prior to or contemporaneously with the Effective Time, the Company shall use its reasonable best efforts to cause each of its directors and officers, and each of the directors, officers and managers of the Company Subsidiaries (and shall use its commercially reasonable efforts to cause any director of any of the Company’s special purpose entities), to submit his or her resignation from such position(s) and execute and deliver a release in the form of the applicable release set forth on Schedule 1 hereto, effective as of the Effective Time; provided, however, that by resigning such officers and directors will not lose the benefit of any “change of control” provisions of any employment agreement or other instruments to which they would otherwise be entitled.

SECTION 6.13. Use of “Bedford” Name.   Each of the Company, the Acquiror and the Merger Sub, agrees on behalf of itself and its Affiliates (excluding Peter Bedford in the case of the Company), not to use the “Bedford” name for any purposes (including the conduct of the business in the ordinary course) after the Closing. The parties agree and acknowledge that Peter Bedford is a third-party beneficiary of this Section 6.13.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1. Conditions to the Obligations of Each Party.   The obligations of the Company, Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Company Stockholder Approval.   The Company shall have obtained the Required Company Stockholder Approval.

(b)   No Injunction or Restraint.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

SECTION 7.2. Conditions to the Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Acquiror on or prior to the Closing Date of the following further conditions:

(a)   Company Representations and Warranties.   The representations and warranties of the Company contained in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The representations and warranties of the Company contained in this Agreement that are not qualified as to “Company Material Adverse Effect” shall be true and correct on the date hereof and on the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date, including the representations and warranties in Section 4.7(b)), except, in each case or in the aggregate, as would not reasonably be expected to constitute a Company Material Adverse Effect at the Closing Date. Notwithstanding the preceding two sentences, the representations and warranties of the Company contained in Sections 3.2(a), 3.2(c) and 3.2(d) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all material respects and the representations and warranties contained in Section 3.11(a) shall be true and correct, in each case on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). Acquiror shall have received a certificate of an executive officer of the Company to effect described in this Section 7.2(a) dated the Closing Date.

(b)   Company Agreements and Covenants.   The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Acquiror shall have received a certificate of an executive officer of the Company to that effect dated the Closing Date.

(c)   Tax Opinion.   Acquiror shall have received an opinion dated as of the Closing Date of Simpson Thacher & Bartlett LLP in the form attached hereto as Exhibit B based and conditioned upon customary representations substantially similar to the representations contained in the certificate furnished to Acquiror in connection with execution of this Agreement.

(d)   Absence of Material Adverse Change.   On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

SECTION 7.3. Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a)   Acquiror Representations and Warranties.   The representations and warranties of each of Acquiror and Merger Sub contained in this Agreement that are qualified as to “Acquiror Material Adverse Effect” shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The representations and warranties of each of Acquiror and Merger Sub contained in this Agreement that are not qualified as to “Acquiror Material Adverse Effect” shall be true and correct on the date hereof and on the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as would not reasonably be expected to constitute an Acquiror Material Adverse Effect at the Closing Date. The Company shall have received a certificate of an executive officer of each of Acquiror and Merger Sub to the effect described in the preceding two sentences dated the Closing Date.

(b)   Acquiror Agreements and Covenants.   Each of Acquiror and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of an executive officer of each of Acquiror and Merger Sub to that effect dated the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination.   This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by stockholders of the Company or Acquiror, as follows:

(a)   by mutual written consent of Acquiror and the Company;

(b)   by either Acquiror or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time, on September 30, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(c)   by the Company, upon a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b), as the case may be, would be incapable of being satisfied by July 31, 2006 or, in the case of any breach or failure to perform that first occurs after July 31, 2006, by the earlier of (i) thirty (30) days after such breach or failure to perform and (ii) the End Date;

(d)   by Acquiror, upon a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b), as the case may be, would be incapable of being satisfied by July 31, 2006 or, in the case of any breach or failure to perform that first occurs after July 31, 2006, by the earlier of (i) thirty (30) days after such breach or failure to perform and (ii) the End Date;

(e)   by either Acquiror or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.1(e) shall have used its reasonable best efforts to remove such injunction, order or decree;

(f)    by Acquiror at any time prior to the adoption of this Agreement and approval of the Merger by the Required Company Stockholder Approval if (i) the Company shall (A) fail to include a recommendation of this Agreement and the transactions contemplated hereby in the Proxy Statement, (B) effect a Change of Board Recommendation, or (C) approve or recommend any Acquisition Proposal; (ii) the Company enters into a contract with respect to an Acquisition Proposal (other than a confidentiality agreement entered into compliance with Section 5.2(b)) or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Required Company Stockholder Approval with respect to the Merger and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend acceptance of such tender offer or exchange offer) within ten business days after commencement;

(g)   by the Company at any time prior to the adoption of this Agreement and approval of the Merger by the Required Company Stockholder Approval if: (i) the Board of Directors shall have effected a Change of Board Recommendation in accordance with Section 5.2(d) of this Agreement, including clauses (A) through (C) thereof; (ii) the Company intends to enter into a definitive agreement relating to the Acquisition Proposal described in Section 5.2(d) of this Agreement; (iii) the Company and each Company Subsidiary is in compliance with its obligations under Section 5.2 in all material respects and (iv) the Company pays to Acquiror the Company Termination Fee simultaneously with such termination (any purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company shall have made such payment); or

(h)   by Acquiror or the Company if the Required Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof upon a vote taken to approve the Merger by the stockholders of the Company at such meeting; provided, however, that this right to terminate this Agreement under this Section 8.1(h) shall not be available to the Company if the Company is in breach in any material respect of its obligations under Sections 6.1 or 6.2 in a manner that could reasonably be expected to adversely affect the results of the Company Stockholders’ Meeting.

SECTION 8.2. Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror, Merger Sub or the Company or their Affiliates or the respective directors, officers, employees, partners or stockholders of any of the foregoing, and all rights and obligations of any party hereto shall cease, other than the provisions of Section 6.3(b), 6.8, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination, and except to the extent that such termination results from any fraud or the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.3. Fees and Expenses.

(a)   Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any of such other transactions is consummated. “Expenses” shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts, appraisal firms and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated hereby.

(b)   The Company agrees that if this Agreement shall be terminated (i) (A) by Acquiror or the Company pursuant to Section 8.1(b) or 8.1(h) or by Acquiror pursuant to Section 8.1(f)(i) or 8.1(f)(iii) and

(B) an Acquisition Proposal has been publicly announced prior to such termination and within 12 months following such termination an Acquisition of the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition of the Company, then the Company shall pay Acquiror an amount equal to $16 million, plus the reasonable documented Expenses of the Acquiror up to an aggregate maximum amount of such Expenses of $3.5 million (the “Company Termination Fee”) promptly (but in no event later than two (2) business days) after the consummation of such Acquisition or the entry into such definitive agreement; (ii) by Acquiror pursuant to Section 8.1(f)(ii), then the Company shall pay Acquiror the Company Termination Fee promptly (but in no event later than two (2) business days) after such termination or (iii) by the Company pursuant to Section 8.1(g), then the Company shall pay Acquiror the Company Termination Fee before or concurrently with such termination and such payment shall be a condition precedent to the effectiveness of such termination.

(c)   The Company agrees that if this Agreement shall be terminated by the Acquiror pursuant to Section 8.1(d), then (provided that the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) the Company shall pay the Acquiror the reasonable documented Expenses of the Acquiror, up to an aggregate maximum amount of $3.5 million, promptly (but in no event later than two (2) business days) after such termination; provided, however, that in no event shall the Company be required to pay any such Expenses to the Acquiror in the event that it is required to pay the Company Termination Fee pursuant to Section 8.3(b).

(d)   The Acquiror agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.1(c), then (provided that the Acquiror was not entitled to terminate this Agreement pursuant to Section 8.1(d) at the time of such termination) the Acquiror shall pay the Company the reasonable documented Expenses of the Company, up to an aggregate maximum amount of $3.5 million, promptly (but in no event later than two (2) business days) after such termination.

(e)   In the event that the Company is obligated to pay the Company Termination Fee set forth in Section 8.3(b) or the Expenses set forth in Section 8.3(c) (the “Termination Payment”), the Company shall pay to Acquiror from the Termination Payment deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Payment or (ii) the sum of (1) the maximum amount that can be paid to Acquiror without causing Acquiror to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by Acquiror’s independent certified public accountants, plus (2) in the event Acquiror receives either (A) a letter from Acquiror’s counsel indicating that Acquiror has received a ruling from the IRS described in Section 8.3(f) or (B) an opinion from Acquiror’s outside counsel as described in Section 8.3(f), an amount equal to the Termination Payment less the amount payable under clause (1) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by Acquiror and on such terms (subject to Section 8.3(f)) as shall be mutually agreed upon by the Company, Acquiror and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(e) shall be made at the time the Company is obligated to pay Acquiror such amount pursuant to Section 8.3(b) and/or Section 8.3(c), as applicable, by wire transfer or bank check.

(f)    The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to Acquiror unless the escrow agent receives any one or combination of the following: (i) a letter from Acquiror’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Acquiror without causing Acquiror to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Acquiror’s accountants revising that amount, in which case the escrow agent shall release such amount to Acquiror, or (ii) a letter from Acquiror’s counsel indicating that Acquiror received a ruling from the IRS holding that the receipt by Acquiror of the

Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Acquiror’s outside counsel has rendered a legal opinion to the effect that the receipt by Acquiror of the Termination Payment would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Acquiror as a REIT), in which case the escrow agent shall release the remainder of the Termination Payment to Acquiror. The Company agrees to amend this Section 8.3 at the request of Acquiror in order to (A) maximize the portion of the Termination Payment that may be distributed to Acquiror hereunder without causing Acquiror to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Acquiror’s chances of securing a favorable ruling described in this Section 8.3(f) or (C) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(f); provided that in each case the obligations of the Company shall be limited to such amendments as shall not be adverse in any manner to the Company and its stockholders. For the avoidance of doubt, the Company agrees that maximizing distributions to Acquiror under clause (A) or improving Acquiror’s chances of securing a favorable ruling under clause (B) shall not, in and of themselves, be treated as adverse to the Company or its stockholders for purposes of the proviso in the preceding sentence.

(g)   Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if any party fails to pay to another party hereto any amounts due under this Section 8.3, the failing party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

SECTION 8.4. Amendment.   This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.5. Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1. Non-Survival of Representations.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Article II, Section 6.5 and Section 6.6.

SECTION 9.2. Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

(a)   if to Acquiror or Merger Sub, to:

LBA Realty LLC
17901 Von Karman Avenue
Suite 950
Irvine, CA
Attention: Phil Belling
Facsimile No.: (949) 955-9325

with a copy (which copy shall not be deemed to be notice to Acquiror or Merger Sub) to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Gilbert G. Menna
Facsimile No.: (617) 523-1231

(b)   if to the Company, to:

Bedford Property Investors, Inc.
270 Lafayette Circle
Lafayette, CA 94549
Attention: Dennis Klimmek
Facsimile No.: (925) 283-8480

with a copy (which copy shall not be deemed to be notice to the Company) to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94034
and
2550 Hanover Street
Palo Alto, CA 94304
Attention: Kevin Kennedy
Facsimile No.: (650) 251-5002

Each such communication shall be effective (i) if delivered personally, when such delivery is made at the address specified in this Section 9.2, or (ii) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 9.2.

SECTION 9.3. Interpretation.   When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” An exception or disclosure made in the Company Disclosure Schedule with regard to a representation of the Company shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent.

SECTION 9.4. Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 9.5. Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Article II and Sections 6.6 and 6.13, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

SECTION 9.6. Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any attempted assignment in violation of the foregoing shall be null and void; provided, however, that Acquiror and Merger Sub may assign all or any of their respective rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Guarantor, provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform its obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.7. Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements entered into and performed entirely within such State, except to the extent that the MGCL and the Delaware Act are held to govern the terms of the Merger.

SECTION 9.8. Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or any Company Subsidiary in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and/or any Company Subsidiary and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California state court, this being in addition to any other remedy to which it is entitled at law or in equity. The parties acknowledge that the Company and the Company Subsidiaries shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the sole and exclusive remedy with respect to any such breach shall be for damages as set forth in the following sentence and the Guarantee; provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Acquiror of Section 6.3(b), 6.8 or 6.13. The Company agrees that to the extent it or the Company Subsidiaries have incurred losses or damages in connection with this Agreement the maximum aggregate liability of Acquiror, Merger Sub and Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall the Company or the Company Subsidiaries seek to recover any money damages in excess of such amount from Acquiror, Merger Sub or Guarantor or their respective representatives and Affiliates in connection therewith. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of California.

SECTION 9.9. Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.9.

SECTION 9.10. Disclaimer of Other Representations and Warranties.   Acquiror, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated hereby, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.11. Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.12. Definitions.   (a) For purposes of this Agreement:

(i)    “Acquiror Material Adverse Effect” means any change in, or effect on, Acquiror or Merger Sub that (individually or in the aggregate with any other changes therein or effects thereof) could reasonably be expected to materially impair the ability of the Acquiror and the Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement;

(ii)   an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(iii)    “Company Material Adverse Effect” means any change in, or effect on, the Company or the Company Subsidiaries that is (individually or in the aggregate with any other changes therein or effects thereof) materially adverse to the Company and the Company Subsidiaries, taken as a whole, other than any such changes or effects resulting from the following to the extent they occur after the date hereof (A) changes in general (national, regional or local) economic, regulatory, financial or securities market or political conditions or changes that generally affect the business or industry in which the Company and the Company Subsidiaries operate (including owners or managers of office or industrial properties in general) and do not disproportionately impact the Company or the Company Subsidiaries relative to the other participants in such business or industry, (B) any change in Law or GAAP or interpretation thereof, (C) any outbreak or escalation of war or any acts of terrorism, (D) earthquakes or other natural disasters, or (E) this Agreement or the transactions contemplated hereby or the announcement or performance thereof;

(iv)     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(v)      “Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency, commission or any court, tribunal or judicial or arbitral body;

(vi)     “Hazardous Materials” means (A) any petroleum or petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;

(vii)   “Knowledge” means, with respect to the matter in question, if any of the executive officers of the Company, any of the persons set forth on Section 9.12(a) of the Company Disclosure Schedule or any executive officers of the Acquiror, as the case may be, has knowledge of such matter after due inquiry;

(viii)  “Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment or decree, and any judicial or administrative interpretation thereof, and any other requirement or rule of law;

(ix)     “Permitted Encumbrances” means (A) mortgages, deeds of trust, liens, security interests, claims and other charges and encumbrances in favor of any lender set forth on the Company Disclosure Schedule or included in the Company’s electronic data room (the “Data Room”) and given in connection with indebtedness that is assumed by Acquiror hereunder or to which Acquiror takes subject; (B) inchoate mechanic, construction and materialmen liens for completed construction or construction in progress; (C) (1) reciprocal easement agreements of record that do not have a Company Material Adverse Effect and (2) all leases and subleases pertaining to premises in excess of 15,000 rentable square feet, as disclosed on the Company Disclosure Schedules or in the Data Room, and all other leases and subleases; (D) building restrictions and zoning and other regulations, resolutions and ordinances and any amendments thereto now or hereafter adopted; (E) any state of facts, easements or other encumbrances shown on a survey delivered by the Company to Acquiror; (F) consents previously granted by the Company or any former owner of the property for the erection of any structure or structures on, under or above any street or streets on which the Company Property may abut; (G) easements or rights of use of record in favor of any utility company for construction, use, maintenance or repair of utility lines, wires, terminal boxes, mains, pipes, cables, conduits, poles and other equipment and facilities on, under and across the Company Property; (H) non-delinquent liens for any unpaid real estate Tax, water charge, sewer rent and assessment; (I) standard printed exclusions from coverage contained in the form of title insurance policy then issued by the title company providing title insurance for Acquiror; (J) liens or encumbrances encumbering the property as to which the Company shall deliver to Acquiror, or to the title company providing title insurance for Acquiror, if any, at or prior to the Closing, proper instruments, in recordable form, either canceling such liens or encumbrances, together with any other instruments necessary thereto and the cost of recording and canceling the same or causing the title insurance company to insure over such lien or encumbrance; (K) the revocable nature of the right, if any, to maintain street and sidewalk vaults and other vault spaces, coal chutes, excavations, canopies, marquees and signs; (L) any matter that is the responsibility of any tenant (other than the Company or a Company Subsidiary, as the case may be); (M) any other non-monetary liens or encumbrances which would not materially interfere with the use and enjoyment of any Company Property as currently utilized by the Company or which are covered by any existing title insurance policy delivered by the Company to Acquiror; and (N) any other monetary liens or encumbrances that, with respect to all Company Properties, do not exceed $1 million in the aggregate or which are covered by any existing title insurance policy delivered by the Company to Acquiror.

(x)      “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(xi)     “REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

(xii)   a “Subsidiary” of any person means (a) another person with respect to which the first person is either the general partner, managing member or has a similar interest or (b) another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(xiii)  “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, (including dividend withholding and withholding pursuant to sections 1445 and 1446 of the Code), ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges;

(xiv)   “Tax Protection Agreement” shall mean any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which (A) any liability to any person relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (B) in connection with the deferral of income Taxes of any person, the Company or the Company Subsidiaries have agreed to (1) maintain a minimum level of debt, continue a particular debt or allow a person to bear the risk of loss with respect to any indebtedness, (2) retain or not dispose of assets for a period of time that has not since expired, (3) make or refrain from making Tax elections, (4) operate (or refrain from operating) in a particular manner, and/or (5) only dispose of assets in a particular manner; and

(xv)    “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

(b)              Other Defined Terms.   The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
Acquiror	Preamble
Acquiror Financial Advisor	4.10
Acquiror Plans	6.5(a)(iv)
Acquisition	5.2(f)(i)
Acquisition Proposal	5.2(f)(i)
Agreement	Recitals
Articles of Merger	1.2
Balance Sheet Date	3.6(c)
CERCLA	3.13
Certificate of Merger	1.2
Certificates	2.2(b)
Change in Board Recommendation	5.2(d)
Charter	1.5
Closing	1.3
Closing Date	1.3
Code	3.12(e)
Company	Preamble
Company Benefit Plans	3.16(a)
Company Common Stock	2.1(b)
Company Disclosure Schedule	Article III
Company Equity Plans	3.2
Company Financial Advisor	3.18
Company Material Contract	3.15(a)
Company Stock Option	2.4
Company Preferred Stock	3.2
Company Properties	3.11(a)
Company SEC Documents	3.6(a)
Company Series A Preferred Stock	2.1(d)
Company Series B Preferred Stock	2.1(e)
Company Stockholders’ Meeting	6.2(a)
Company Subsidiary	3.1(b)
Company Subsidiaries	3.1(b)
Company Termination Fee	8.3(b)
Confidentiality Agreement	6.3(b)
Counterproposal	5.2(d)
Covered Benefits	6.5(a)(iv)
Covered Persons	6.5(a)(iv)
Debt Commitment Letter	4.7(b)
Delaware Act	1.1
Effective Time	1.2
Encumbrance	3.1(b)
End Date	8.1(b)
Environmental Laws	3.13
Equity Commitment Letter	4.7(b)
ERISA	3.16(a)
Exchange Act	3.6(a)

Exchange Fund	2.2(a)
Expenses	8.3(a)
GAAP	3.6(b)
Guarantee	4.11
Guarantor	4.7(b)
Indemnified Parties	6.6(b)
IRS	3.12(a)
Legal Action	6.6(b)
Lender	4.7(b)
Maryland Department	1.2
Maximum Premium	6.6(c)
MGCL	1.1
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
NYSE	3.5
Option Consideration	2.4
Other Filings	6.4(c)
Paying Agent	2.2(a)
Permits	3.10
Proxy Statement	3.5
Qualifying Income	8.3(e)
REIT	9.12(a)(xi)
Required Company Stockholder Approval	3.1(a)
SEC	3.5
Securities Act	3.2(f)
Superior Proposal	5.2(f)(ii)
Surviving Corporation	1.1
Tax Return	9.12(a)(xv)
Termination Payment	8.3(e)
Transfer and Gains Taxes	6.9
Transferred Employee	6.5(a)(iv)

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LBA REALTY FUND II—WBP LLC
By	/s/ Phil Belling
	Name:	Phil A. Belling
	Title:	Authorized Signatory
LBA REALTY FUND II—WBP I LLC
By	/s/ Phil Belling
	Name:	Phil A. Belling
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

BEDFORD PROPERTY INVESTORS, INC.
By	/s/ Peter B. Bedford
	Name:	Peter B. Bedford
	Title:	Chief Executive Officer and Chairman of the Board

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

[BANC OF AMERICA SECURITIES LETTERHEAD]

Banc of America Securities LLC 600 Montgomery Street San Francisco, CA 94111 Tel 415.627.2000

February 10, 2006

Board of Directors
Bedford Property Investors, Inc.
270 Lafayette Circle
Lafayette, California 94549

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Bedford Common Stock (as defined below) of the consideration proposed to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 10, 2006 (the “Agreement”), among LBA Realty Fund II—WBP, LLC (“LBA”), LBA Realty Fund II—WBP I, LLC, a wholly owned subsidiary of LBA (“Merger Sub”), and Bedford Property Investors, Inc. (“Bedford”). As more fully described in the Agreement, Merger Sub will be merged with and into Bedford (the “Merger”), with Bedford continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $0.02 per share, of Bedford (the “Bedford Common Stock”), other than shares held by LBA or any affiliate of LBA, will be converted into the right to receive $27.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)        reviewed certain publicly available financial statements and other business and financial information of Bedford;

(ii)               reviewed certain internal financial statements and other financial and operating data concerning Bedford;

(iii)           reviewed certain financial forecasts relating to Bedford prepared by the management of Bedford (the “Bedford Forecasts”) and a plan of liquidation with respect to Bedford’s properties prepared by the management of Bedford (the “Liquidation Plan”);

(iv)             discussed the past and current operations, financial condition and prospects of Bedford with senior executives of Bedford;

(v)                 reviewed the reported prices and trading activity for the Bedford Common Stock;

(vi)             compared the financial performance and equity market capitalization of Bedford and the prices and trading activity of the Bedford Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)         compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)     participated in discussions and negotiations among representatives of Bedford, LBA and their respective advisors;

(ix)             reviewed the Agreement;

(x)                 considered our efforts to solicit, at your direction, indications of interest, proposals and offers from third parties with respect to a possible acquisition of Bedford; and

(xi)             performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the Bedford Forecasts and the Liquidation Plan, we have assumed, at the direction of Bedford, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Bedford as to, with respect to the Bedford Forecasts, the future financial performance of Bedford and, with respect to the Liquidation Plan, the timing and prices of property sales and other matters covered thereby. We have not made any independent appraisal or valuations of the assets or liabilities of Bedford, nor have we been furnished with any such appraisals or valuations (other than the Liquidation Plan). We have assumed, with your consent, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the transactions contemplated by the Agreement other than the Merger Consideration to the extent expressly specified herein (including, without limitation, the form or structure of the Merger or the consideration payable to any security holders of Bedford other than the Merger Consideration payable to the holders of Bedford Common Stock). In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Bedford or in which Bedford might engage or as to whether any transaction (including, without limitation, a liquidation of Bedford’s properties) might be more favorable to Bedford as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Bedford to proceed with or effect the Merger.

We have acted as financial advisor to the Board of Directors of Bedford in connection with the Merger, for which services we have received and will receive fees, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates have provided, and in the future may provide, financial advisory and financing services to Bedford, LBA and certain affiliates of LBA and have received or in the future may receive fees for the rendering of these services, including acting as (i) co-manager for Bedford’s preferred stock offering, (ii) lead arranger, book manager, agent bank and lender for Bedford’s senior secured credit facility and (iii) lead arranger, book manager, agent bank and/or lender for certain credit facilities and other lines of credit for LBA and certain affiliates of LBA, including an equity line of credit which is secured by unfunded subscriptions of certain of LBA’s investors that LBA may utilize on an interim basis to finance a portion of the Merger Consideration payable in the Merger. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade or hold the securities of Bedford or loans of Bedford, LBA and certain affiliates of LBA for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Bedford in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the holders of the Bedford Common Stock should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by holders of Bedford Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

Annex C

Execution Version

GUARANTY

GUARANTY  made as of February 10, 2006, by LBA Realty Fund II, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Bedford Property Investors, Inc., a Maryland corporation (the “Company”).

For value received, and to induce the Company to enter into the Agreement and Plan of Merger, dated as of the date hereof, together with any subsequent amendment or amendments thereto (the “Merger Agreement”), by and among the Company, LBA Realty Fund II—WBP LLC, a Delaware limited liability company (“Acquiror”), and LBA Realty Fund II—WBP I LLC, a Delaware limited liability company (“Merger Sub”), the Guarantor hereby unconditionally guarantees the prompt and complete payment when due of the payment obligations and the timely performance when required of all other obligations of Acquiror and Merger Sub (if any), or any of their respective successors or assigns, to the Company that arise under the Merger Agreement (collectively, the “Obligations”), in an amount, in the aggregate, not to exceed $200,000,000 (the “Maximum Amount”).

This Guaranty is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of the Obligations up to the Maximum Amount, and is in no way conditioned upon any requirement that the Company first attempt to collect the Obligations from Acquiror or Merger Sub or resort to any security or other means of collecting payment. Should Acquiror or Merger Sub default in the payment or performance of the Obligations, the Guarantor’s obligations hereunder up to the Maximum Amount shall become immediately due and payable to the Company. Claims hereunder may be made on one or more occasions.

The Guarantor hereby waives notice of acceptance of this Guaranty and notice of the Obligations, waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, notice of acceleration or intent to accelerate the Obligations, and any other notice of such Guarantor of Acquiror or Merger Sub, and waives suretyship defenses generally, and the Company is not obligated to file any suit or take any action, or provide any notice to, Acquiror, Merger Sub, the Guarantor, or others, except as expressly provided in the Merger Agreement or in this Guaranty. Without limiting the generality of the foregoing, the Guarantor agrees that the obligation of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:  (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Acquiror or Merger Sub with respect to the Obligations, (ii) any extensions or renewals of the Obligations; (iii) any rescissions, waivers, amendments or modifications of the Merger Agreement; (iv) the adequacy of any means available to the Company to claim payment or performance of the Obligations; (v) except as otherwise provided herein, the addition or release of any person or entities primarily or secondarily liable for the Obligations or (vi) any other act or omission that might in any means or to any extent vary the risk of the Guarantor or otherwise operate as a release or exchange of the Guarantor, all of which may be done without notice to the Guarantor.  However, the Guarantor reserves the right to assert defenses that Acquiror or Merger Sub may have to payment or performance of the Obligations, other than defenses arising from the bankruptcy, insolvency or similar rights of Acquiror or Merger Sub, or defenses related to Acquiror’s or Merger Sub’s capacity to enter into the Merger Agreement.

If Acquiror or Merger Sub defaults in the payment or performance of the Obligations, the Guarantor shall (subject to the last sentence of the preceding paragraph), make such payment or performance or otherwise cause such payment or performance, up to the Maximum Amount, to be made within ten (10) business days after the receipt by the Guarantor of written notice from the Company of such default under the Merger Agreement. A payment demand shall be in writing and shall reasonably specify what amount Acquiror or Merger Sub has failed to pay, and an explanation of why such payment is due, with a specific statement that the Company is calling upon the Guarantor to pay under this Guaranty.

The obligation of the Guarantor hereunder is limited to its guarantee of the payment obligations and the timely performance when required of all other obligations of Acquiror and Merger Sub (if any) to the Company under the Merger Agreement and shall in no way require the payment by the Guarantor of an amount in excess of the Maximum Amount, as provided above in the second paragraph of this Guaranty. All sums payable by the Guarantor hereunder shall be made in immediately available funds. Upon payment or performance of the Obligations owing to the Company, the Guarantor shall be subrogated to the rights of the Company against Acquiror and Merger Sub, and the Company agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation. However, the Guarantor may not exercise any right of subrogation as to Acquiror and Merger Sub until the Obligations are paid and performed in full.

This Guaranty shall terminate and be of no further force and effect and no party may attempt to enforce any rights hereunder upon and after the earliest to occur of (1) the Effective Time (as such term is defined in the Merger Agreement); (2) termination of the Merger Agreement by mutual written consent pursuant to Section 8.1(a) thereof; or (3) termination of the Merger Agreement on or after September 30, 2006 pursuant to Section 8.1(b) of the Merger Agreement.

This Guaranty shall apply in all respects to successors of the Guarantor and permitted assigns and inure to the Company and its permitted assigns. No party may assign its rights and obligations hereunder (directly or indirectly) without the prior written consent of the other party hereto.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

No amendment or waiver of any provision of this Guaranty shall be effective unless the same shall be in writing and signed by the Company and the Guarantor. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

This Guaranty contains the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.

This Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LBA REALTY FUND II, L.P.

			By:	LBA Management Company II, LLC, its general partner

By: LBA Realty LLC, its Manager

By: LBA, Inc., its Manager

				By:	/s/ Phil Belling
					Name:	Phil A. Belling
					Title:	Authorized Signatory

Accepted and Agreed to:

BEDFORD PROPERTY INVESTORS, INC.

By:	/s/ Peter B. Bedford
	Name:	Peter B. Bedford
	Title:	Chief Executive Officer and Chairman of the Board

Annex D

[FORM OF BEDFORD PROPERTY INVESTORS, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT]

This Change in Control Severance Agreement (the “Agreement”) is entered into this               day of                          , 200   between [FULLNAME] (“Employee”) and Bedford Property Investors, Inc., a Maryland corporation (the “Company”). This Agreement is intended to provide Employee with the compensation and benefits described herein upon the occurrence of specific events following a change in control of the ownership of the Company (as defined below, “Change in Control”).

RECITALS

A.   As is the case with most, if not all, publicly traded businesses, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company, a sale of its assets to multiple parties, or other change in control of the ownership of the Company. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Employee and can cause the Employee to consider alternative employment opportunities or to be influenced by the impact of a possible change in control of the ownership of the Company or its assets on Employee’s personal circumstances in evaluating such possibilities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.

B.   The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

C.   The Board believes that it is important to provide Employee with certain benefits upon Employee’s termination of employment in certain instances upon or following a Change in Control that provide Employee with enhanced financial security and incentive and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change in Control.

D.   At the same time, the Board expects the Company to receive certain benefits in exchange for providing Employee with this measure of financial security and incentive under the Agreement. Therefore, the Board believes that the Employee should provide various specific commitments which are intended to assure the Company that Employee will not direct Employee’s skills, experience and knowledge to the detriment of the Company for a period not to exceed the period during which payments are being made to Employee under this Agreement.

E.   Certain capitalized terms used in this Agreement are defined in Article VII.

The Company and Employee hereby agree as follows:

ARTICLE I.

EMPLOYMENT BY THE COMPANY

1.1   Employee is currently employed as [TITLE] of the Company.

1.2   This Agreement shall be in full force and effect commencing on the Effective Date (as defined in Section 7.13).

1.3   The Company and Employee each agree and acknowledge that Employee is employed by the Company as an “at-will” employee and that either Employee or the Company has the right at any time to terminate Employee’s employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Employee wish to set forth the compensation and benefits which Employee shall be entitled to receive in the event that Employee’s employment with the Company terminates under the circumstances described in Article II of this Agreement.

1.4   The duties and obligations of the Company to Employee under this Agreement shall be in consideration for Employee’s past services to the Company, Employee’s continued employment with the Company, Employee’s compliance with the obligations described in Section 4.2, and Employee’s execution of the general waiver and release described in Section 4.3. The Company and Employee agree that Employee’s compliance with the obligations described in Section 4.2 and Employee’s execution of the general waiver and release described in Section 4.3 are preconditions to Employee’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment. The Company hereby declares that it has relied upon Employee’s commitments under this Agreement to comply with the requirements of Article IV, and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

ARTICLE II.

TERMINATION EVENTS

2.1   In the event that Employee’s employment with the Company and its subsidiaries is terminated as a result of an Involuntary Termination Without Cause during the Change in Control Period, then the Company shall pay Employee the compensation described in Article III.

2.2   In the event that Employee’s employment with the Company and its subsidiaries is terminated in connection with any other termination that is not an Involuntary Termination Without Cause, including but not limited to a termination (i) by the Company with Cause at any time, (ii) by the Company by reason of Employee’s death or Disability at any time, (iii) by the Company without Cause at any time other than during the Change in Control Period, (iv) by Employee at any time other than during the Change in Control Period, or (v) by Employee during the Change in Control Period other than for Good Reason, then Employee will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Employee as of Employee’s Date of Termination.

ARTICLE III.

COMPENSATION AND BENEFITS PAYABLE

3.1 Right to Benefits.   If an Involuntary Termination Without Cause occurs during the Change in Control Period, Employee shall be entitled to receive the benefits described in this Agreement so long as Employee complies with the restrictions and limitations set forth in Article IV. If an Involuntary Termination Without Cause does not occur during the Change in Control Period, Employee shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

3.2 Severance Payment.   Upon the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, Employee shall receive an amount (the “Severance Payment”) equal to the sum of (a) the product of (i) his or her Annual Compensation and (ii) his or her Severance Factor and (b) a pro-rata bonus of $[BONUS] (pro-rated based on days served in the year in which the Date of Termination occurs). The Severance Payment shall be paid in one lump sum cash payment, on the Date of Termination (subject to the effectiveness of the Employee’s general waiver and release described in Section 4.3), less any applicable withholding of federal, state or local taxes.

3.3 Health Insurance Coverage.   Following the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, the Company (or any successor entity thereto) shall provide Employee and Employee’s eligible beneficiaries (the “Covered Persons”) for a period of at least two years after the Date of Termination with medical, dental and vision insurance coverage and benefits (the “Covered Benefits”) on terms that are no less favorable in any respect to the medical, dental and vision insurance coverage and benefits provided to such Covered Persons by the Company immediately prior to the consummation of the Change in Control. The Covered Benefits shall be provided to the Covered Persons at the sole expense of the Company (or the successor thereto), and shall continue to be provided pursuant to this Section 3.3 regardless of whether such Covered Persons subsequently become eligible for medical, dental or vision insurance from another employer.

3.4 Mitigation.   Except as otherwise specifically provided herein, Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer or by retirement benefits after the date of the Involuntary Termination Without Cause, or otherwise.

3.5 Compliance with Section 409A.   Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Company notifies Employee that, based on the advice of counsel, the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination employment is necessary in order to comply with Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). In addition, if any provision of this Agreement would cause Employee to incur any accelerated or additional tax under Section 409A of the Code, the Company may reform such provision to maintain to the extent practicable the original intent of the applicable provision without resulting in the accelerated or additional tax. The provisions of this Section 3.5 shall only apply to the extent required to avoid Employee’s incurrence of any accelerated or additional tax under Section 409A of the Code.

ARTICLE IV.

LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

4.1 Reduction in Payments and Benefits; Withholding Taxes.   The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of an Involuntary Termination Without Cause. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Employee because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Agreement shall either be reduced or eliminated. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Employee’s involuntary termination of employment for the foregoing reasons, and the Company shall so construe and implement the terms of this Agreement. The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

4.2 Obligations of the Employee.

(a)    For two years following the Involuntary Termination Without Cause, Employee agrees not to personally solicit any of the then-current employees either of the Company or of any entity in which the Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50%

of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company that Employee has reason to believe will solicit such employees.

(b)   Following the occurrence of an Involuntary Termination Without Cause, Employee agrees to continue to satisfy his obligations to the Company with respect to the treatment of the Company’s confidential and proprietary information. Employee’s obligations under this Section 4.2(b) shall not be limited to the term of this Agreement.

(c)    It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)   Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 4.2(a) or Section 4.2(b) would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, with respect to a breach or threatened breach of Section 4.2(a) or Section 4.2(b) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

4.3 Employee Release Prior to Receipt of Benefits.   Upon the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, and prior to the receipt of any benefits under this Agreement on account of the occurrence of an Involuntary Termination Without Cause, Employee shall, as of the Date of Termination, execute an employee release substantially in the form attached hereto as Exhibit A as shall be determined by the Company. Such employee release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company, but shall not include (i) Employee’s rights under this Agreement; (ii) Employee’s rights under any employee benefit plan (other than a severance benefit plan) sponsored by the Company; or (iii) Employee’s rights to indemnification under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between Employee and the Company. It is understood that Employee has forty-five (45) days to consider whether to execute such employee release and Employee may revoke such employee release within seven (7) business days after execution of such employee release. In the event Employee does not execute such employee release within the forty-five (45) day period, or if Employee revokes such employee release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void. Nothing in this Agreement shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

4.4 Certain Reductions in Payments.

(a)    If any payment or benefit Employee would receive in connection with a change in ownership or effective control of the Company from the Company or otherwise (“Payment”) (as determined without regard to any additional payments required under this Section 4.4) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, local or foreign excise tax (such excise tax, together with any interest and penalties, is hereinafter referred to as the “Excise Tax”), then, subject to the provisions of subsection (b) hereof, such Payment shall be either (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered as to such lesser extent which would result in no portion of such severance payments and other benefits being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Employee, on an after-tax basis, of the greatest amount of severance payments and benefits provided for hereunder, notwithstanding that all or some portion of such severance payments and benefits may be subject to the Excise Tax. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4.4 shall be made by Deloitte Touche Tohmatsu (the “Independent Tax Consultant), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required under this Section 4.4, Independent Tax Consultant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to Independent Tax Consultant such information and documents as Independent Tax Consultant may reasonably request in order to make a determination under this Section 4.4. The Company shall bear all costs that Independent Tax Consultant may reasonably incur in connection with any calculations contemplated by this Section 4.4. In the event that Section 4.4(a)(ii)(B) above applies, then based on the information provided to Employee and the Company by Independent Tax Consultant, Employee may, in the Employee’s sole discretion and within 30 days of the date which Employee is provided with the information prepared by Independent Tax Consultant, determine which and how much of the Payments to be otherwise received by Employee shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Consultant in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Employee hereunder equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then subsection (b) hereof shall apply, and the enforcement of subsection (b) shall be the exclusive remedy to the Company.

(b)   If, notwithstanding any reduction described in subsection (a) hereof (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of one or more Payments, then Employee shall be obligated to pay back to the Company, within 30 days after a final IRS determination, an amount of such Payments equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments. If the Excise Tax is not eliminated pursuant to this subsection (b), Employee shall pay the Excise Tax.

4.5 Amendment or Termination of This Agreement.   This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an authorized officer of the Company, after such change or termination has been approved by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

ARTICLE V.

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1 Nonexclusivity.   Nothing in the Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with the Company; provided, however, that in accordance with Section 4.1, any benefits provided hereunder shall be in lieu of any other severance benefits to which Employee may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of an Involuntary Termination Without Cause shall be payable in accordance with such plan, policy, practice or program.

5.2 Employment Status.   This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

ARTICLE VI.

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VII.

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

7.1 “Affiliate” means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company.

7.2 “Agreement” means this Change in Control Severance Agreement.

7.3 “Annual Compensation”   shall mean the sum of Employee’s Reference Salary and Reference Bonus.

7.4 “Cause”   shall mean shall mean Employee’s (a) conviction or entering a plea of guilty or no contest to a felony, (b) willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries, (c ) participated in any fraud against the Company, (d) willful and material breach of a Company policy, or (e) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from Disability or any such actual or anticipated failure resulting from his or her resignation for Good Reason) after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his or her duties, and which performance is not substantially corrected within ten days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on the part of Employee shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above in clause (b), (c), (d) or (e) of the first sentence of this section and specifying the particulars thereof in detail.

7.5 “Change in Control”   shall mean the occurrence of any of the following:

(a)   during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (¾) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(b)   there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such reorganization, merger, consolidation or other corporate transaction; provided that any person who (i) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction, and (ii) is a beneficial owner of more than twenty percent (20%) of the securities of the Company immediately after such reorganization, merger, consolidation or other corporate transaction, shall be excluded from the list of “stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction for purposes of the preceding calculation);

(c)    the direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) percent of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided that “person or group of related persons” shall not include the Company, a Subsidiary, or an employee benefit plan sponsored by the Company or a Subsidiary (including any trustee of such plan acting as trustee); notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; or

(d)   the date on which the Company’s stockholders approve a plan providing for a transaction or series of transactions, the consummation of which would result in a sale, liquidation or distribution of all or substantially all of the assets of the Company.

7.6 “Change in Control Date”   shall mean the date on which a Change in Control occurs.

7.7 “Change in Control Period”   shall mean, in the case of a Change of Control as defined under Sections 7.5(a)-(c), the two-year period commencing on the Change in Control Date, and in the case of a Change of Control as defined under Section 7.5(d), an endless period commencing on the Change in Control Date.

7.8 “Code”   shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

7.9 “Company”   means Bedford Property Investors, Inc.

7.10 “Date of Termination”   means the date of termination of Employee’s employment with the Company and its subsidiaries, determined as follows: (a) if employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of his or her duties during such 30-day period), (b) if employment is terminated by the Company in an Involuntary Termination Without Cause, five days after the date the Notice of Termination is received by Employee, (c) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by Employee, (d) if employment is terminated by Employee for Good Reason, the Date of Termination shall be the  effective date of Employee’s resignation as set forth in the Notice of Termination (provided, that the events or circumstances cited by Employee as constituting Good Reason are not cured by the Company in accordance with the terms hereof) and (e) if employment is terminated by Employee other than for Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, which shall be no earlier than ten days after the date such notice is received by the Company.

7.11 “Disability”   shall mean Employee’s incapacity due to physical or mental illness which causes Employee to be absent from the full-time performance of his or her duties with the Company as determined by the Company in its sole discretion.

7.12 “Exchange Act”   shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

7.13 “Effective Date”   means the date on which the Board of Directors of the Company approves and authorizes the execution of this Agreement.

7.14 “Good Reason”   means that the Employee voluntarily terminates employment with the Company and its subsidiaries during the Change in Control Period upon or within 60 days after the occurrence of any of the following:

(a)    A meaningful and detrimental alteration in the Employee’s position, or nature or status of responsibilities from those in effect immediately prior to the Change in Control Date;

(b)   A reduction by the Company in the Employee’s annual base salary by ten percent (10%) or more as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter;

(c)    The relocation of the office of the Company where the Employee is employed immediately prior to the Change in Control Date (the “CIC Location”) to a location which is more than 25 miles away from the CIC Location or the Company’s requiring the Employee to be based more than 25 miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with his or her customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

(d)   The failure by the Company to continue to provide the Employee with benefits at least as favorable in the aggregate to those enjoyed by the Employee under the Company’s savings, life insurance, medical, health and accident, disability, and fringe benefit plans and arrangements in which he or she was participating immediately prior to the Change in Control Date; the failure by the Company to provide the Employee with the number of paid vacation days to which he or she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control; or the failure of the Company to obtain an agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 8.7 hereof; provided, however, that no event described above shall constitute Good Reason unless it is communicated by the Employee to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to the Employee (including full retroactive correction with respect to any monetary matter) within ten days of the Company’s receipt of such written notice from the Employee; or

(e)    The consummation of a Change in Control as defined in Sections 7.5(a)-(c).

7.15 “Involuntary Termination Without Cause”   means Employee’s (a)  involuntary termination of employment by the Company and its subsidiaries during the Change in Control Period other than for Cause or (b)  resignation of employment with the Company and its subsidiaries during the Change in Control Period for Good Reason.

7.16 “Notice of Termination”   shall mean a written notice provided to Employee indicating the reason for his or her termination and the Date of Termination.

7.17 “Reference Bonus”   shall mean $[REFBONUS].

7.18 “Reference Salary”   shall mean $[REFSALARY].

7.19 “Severance Factor”   shall mean $[SEVFACTOR].

7.20 “Subsidiary” means any corporation that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Notices.   Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at such address as listed in the Company’s payroll records.

8.2 Severability.   It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver.   If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement.   This Agreement, including Exhibit A, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes and replaces any prior understandings, whether oral or written, on the subject matter set forth herein, including but not limited to any change of control retention agreement previously entered into between Employee and the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

8.5 Counterparts.   This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings.   The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns.   This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not delegate any of Employee’s duties hereunder and may not assign any of Employee’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

8.8 Attorney Fees.   If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

8.9 Arbitration.   In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Employee and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall submitted to JAMS for non-binding mediation. If complete agreement cannot be reached within 60 days after the date of submission to mediation, any remaining issues will be submitted to JAMS to be resolved by final and binding arbitration under the JAMS Arbitration Rules and Procedures for Employment Disputes. The reference to JAMS shall refer to any successor to JAMS, if applicable. BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EMPLOYEE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

8.10               Choice of Law.   All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

8.11               Construction.   In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF,   the parties have executed this Agreement on the day and year written above.

BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation	EMPLOYEE
By:
Name:	Signature
Title:

BEDFORD PROPERTY INVESTORS, INC

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person signing on the reverse appoints DENNIS KLIMMEK and HANH KIHARA, and either of them (with full power to designate substitutes in each of them), as proxies to represent, vote and act with respect to all common shares of Bedford Property Investors, Inc. ("Bedford") held of record by the undersigned at the close of business on [ • ], 2006 at Bedford's special meeting of shareholders to be held at         , on [ • ], 2006, at          a.m., local time, and at any adjournments or postponements thereof. The proxies may cast all votes that the undersigned is entitled to cast at such meeting and act upon the matters designated below and upon such other matters as may properly come before the meeting, and otherwise represent the undersigned at the meeting with all powers the undersigned would possess if personally present. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and of the accompanying proxy statement and revokes any proxies heretofore given with respect to such special meeting.

1.             MANAGEMENT PROPOSAL: Approval of the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Bedford Property Investors, Inc., LBA Realty Fund II—WBP LLC and LBA Realty Fund II—WBP I LLC, and approval of the merger of LBA Realty Fund II—WBP I LLC with and into Bedford Property Investors, Inc. pursuant to the merger agreement.

2.             MANAGEMENT PROPOSAL: Adjournment of the special meeting if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the merger agreement.

YOUR ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU EXECUTE THIS PROXY BUT YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT AND FOR THE ADJOURNMENT, IF NECESSARY, OF THE SPECIAL MEETING, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

SEE REVERSE SIDE

Telephone and Internet Voting Instructions

You can authorize your proxy by telephone OR Internet! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone within U.S. and Canada	To vote using the Internet

• Call toll free 1 800-852-VOTE (8683) in the United States or Canada any time on	• Go to the following web site:
a touch tone telephone. There is NO CHARGE to you for the call.	WWW.COMPUTERSHARE.COM/USPROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your
computer screen and follow the simple
instructions.

If you authorize your proxy by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by [ • ], [ • ] Time, On [ • ], 2006.

THANK YOU FOR VOTING

BEDFORD PROPERTY INVESTORS, INC.

☐	Mark this box with an X if you have made
changes to your name or address to the above.

Special Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INSTRUCTIONS FOR AUTHORIZING A PROXY BY TELEPHONE AND INTERNET.

A             Issues

The Board of Directors recommends a vote FOR ITEM 1.
	For	Against	Abstain
1. Approval of the Agreement and Plan of Merger, dated as of	☐	☐	☐

February 10, 2006, by and among Bedford Property Investors, Inc., LBA Realty Fund II – WBP LLC and LBA Realty Fund II – WBP I LLC, and approval of the merger of LBA Realty Fund II –WBP I LLC with and into Bedford Property Investors, Inc. pursuant to the merger agreement.

The Board of Directors recommends a vote FOR Item 2.
	For	Against	Abstain
2. Adjournment of the special meeting, if necessary, to permit	☐	☐	☐
further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger and and the merger agreement.

B             Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as your name appears on the records of Bedford to date, and return it promptly in the enclosed addressed envelope. If shares are held jointly, each party should sign. When signing as an attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title as such under the signatures. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)